                                                                   EXHIBIT 10(y)


--------------------------------------------------------------------------------


                             MASTER LEASE AGREEMENT

                                     BETWEEN


                     WILLIAMS HEADQUARTERS BUILDING COMPANY,


                        WILLIAMS TECHNOLOGY CENTER, LLC,


                          WILLIAMS COMMUNICATIONS, LLC,

                                       AND

                       WILLIAMS COMMUNICATIONS GROUP, INC.



                              DATED EFFECTIVE AS OF
                               SEPTEMBER 13, 2001

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                     ARTICLE I
                                                 LEASEHOLD ESTATE

1.1      LEASE .......................................................................................    1
1.2      INDIVISIBILITY ..............................................................................    1
1.3      TERMS .......................................................................................    2

                                                    ARTICLE II
                                                    DEFINITIONS

2.1      DEFINITIONS .................................................................................    2

                                                    ARTICLE III
                                                       RENT

3.1      BASE RENT; MONTHLY INSTALLMENTS .............................................................   17
3.2      ADDITIONAL CHARGES ..........................................................................   17
3.3      LATE CHARGE; INTEREST .......................................................................   17
3.4      NET LEASE ...................................................................................   17
         3.4.1      Absolute Obligation ..............................................................   18
         3.4.2      No Counterclaim or Cross Complaint ...............................................   18

                                                    ARTICLE IV
                                                    IMPOSITIONS

4.1      PAYMENT OF IMPOSITIONS ......................................................................   18
4.2      ADJUSTMENT OF IMPOSITIONS ...................................................................   18
4.3      UTILITY CHARGES .............................................................................   18
4.4      INSURANCE PREMIUMS ..........................................................................   18
4.5      TAX RETURNS AND REFUNDS .....................................................................   18

                                                     ARTICLE V
                                             NO TERMINATION AND WAIVER

5.1      NO TERMINATION, ABATEMENT, ETC. .............................................................   19

                                                    ARTICLE VI
                                              LEASE CHARACTERIZATION

6.1      STATUS OF OWNERSHIP OF THE LEASED PROPERTIES ................................................   19
6.2      LEASED PERSONAL PROPERTY ....................................................................   20
6.3      LESSEE'S PERSONAL PROPERTY ..................................................................   20

                                                    ARTICLE VII
                                     CONDITION, USE AND ENVIRONMENTAL MATTERS

7.1      CONDITION OF THE LEASED PROPERTIES ..........................................................   21
7.2      USE OF THE LEASED PROPERTIES ................................................................   21
7.3      CERTAIN ENVIRONMENTAL MATTERS  ..............................................................   21
         7.3.1      Prohibition Against Use of Hazardous Substances ..................................   21
         7.3.2      Notice of Environmental Claims, Actions or Contaminations ........................   22
         7.3.3      Costs of Remedial Actions with Respect to Environmental Matters ..................   22
         7.3.4      Delivery of Environmental Documents ..............................................   22
         7.3.5      Environmental Audit ..............................................................   22
         7.3.6      Entry onto Leased Properties for Environmental Matters ...........................   23
         7.3.7      Environmental Matters Upon Termination of the Lease or Expiration of Term ........   23
         7.3.8      Compliance with Environmental Laws ...............................................   23
         7.3.9      Environmental Related Remedies ...................................................   24
         7.3.10     Environmental Indemnification ....................................................   25
         7.3.11     Rights Cumulative and Survival ...................................................   26

                                                   ARTICLE VIII
                                         LEGAL AND INSURANCE REQUIREMENTS

8.1      COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS ............................................   26
8.2      CERTAIN COVENANTS ...........................................................................   26
         8.2.1      Existence; Conduct of Business ...................................................   26
         8.2.2      Payment of Obligations ...........................................................   27
         8.2.3      Maintenance of Properties ........................................................   27
         8.2.4      Insurance ........................................................................   27
         8.2.5      Casualty and Condemnation ........................................................   27
         8.2.6      Books and Records; Inspection and Audit Rights ...................................   27
         8.2.7      Compliance with Laws .............................................................   27
         8.2.8      Further Assurances ...............................................................   28
8.3      CERTAIN NEGATIVE COVENANTS ..................................................................   28
         8.3.1      No Other Debt ....................................................................   28
         8.3.2      Limitation of Distributions ......................................................   28
         8.3.3      Pledge or Encumber Assets ........................................................   28
         8.3.4      Guarantees Prohibited ............................................................   28
         8.3.5      Encumbrances .....................................................................   28
         8.3.6      Fundamental Changes ..............................................................   28
         8.3.7      Other Material Agreements ........................................................   29
8.4      ADDITIONAL FINANCIAL COVENANTS ..............................................................   29

         8.4.1      Certain Definitions ..............................................................   29
         8.4.2      Total Net Debt to Contributed Capital Ratio ......................................   29
         8.4.3      Minimum EBITDA ...................................................................   29
         8.4.4      Total Leverage Ratio .............................................................   29
         8.4.5      Senior Leverage Ratio ............................................................   30
         8.4.6      Interest Coverage Ratio ..........................................................   30

                                                    ARTICLE IX
                                                    MAINTENANCE

9.1      MAINTENANCE AND REPAIR ......................................................................   30
         9.1.1      Status and Quality ...............................................................   30
         9.1.2      No Liability of Lessor ...........................................................   31
         9.1.3      Contracting with Third Parties ...................................................   31
         9.1.4      Replacements .....................................................................   31
         9.1.5      Vacation and Surrender ...........................................................   31
9.2      ENCROACHMENTS; RESTRICTIONS. ETC. ...........................................................   32

                                                     ARTICLE X
                                             ALTERATIONS AND ADDITIONS

10.1     Construction of Alterations and Additions to the Leased Properties ..........................   32
         10.1.1      Lessor's Approval Not Required ..................................................   32
         10.1.2      Quality of Work .................................................................   33
         10.1.3      No Claim Against Lessor .........................................................   33
         10.1.4      Asbestos - Containing Material ..................................................   33

                                                    ARTICLE XI
                                                       LIENS

11.1     LIENS .......................................................................................   33

                                                    ARTICLE XII
                                          PERMITTED CONTESTS AND DEPOSITS

12.1     PERMITTED CONTESTS ..........................................................................   33

                                                   ARTICLE XIII
                                                     INSURANCE

13.1     GENERAL INSURANCE REQUIREMENTS ..............................................................   34
         13.1.1      Worker's Compensation Insurance .................................................   34
         13.1.2      Commercial General Liability Insurance ..........................................   34
         13.1.3      Automobile Liability ............................................................   35
         13.1.4      Excess Liability Insurance ......................................................   35

         13.1.5      Property Insurance ..............................................................   35
         13.1.6      Status of Insurance Company .....................................................   35
         13.1.7      Waiver of Subrogation ...........................................................   35
         13.1.8      Additional Insureds .............................................................   35
         13.1.9      Non-Renewal .....................................................................   36
         13.1.10     Original or Certified Copies ....................................................   36
13.2     PREMIUM DEPOSITS ............................................................................   36
13.3     INCREASE IN LIMITS ..........................................................................   36
13.4     BLANKET POLICY ..............................................................................   36
13.5     COPIES OF POLICIES; CERTIFICATES ............................................................   36

                                                    ARTICLE XIV
                                        DISBURSEMENT OF INSURANCE PROCEEDS

14.1     INSURANCE PROCEEDS ..........................................................................   36
         14.1.1      Proceeds of All-Risk Property Insurance .........................................   36
14.2     RESTORATION IN THE EVENT OF DAMAGE OR DESTRUCTION ...........................................   37
14.3     RESTORATION OF LESSEE'S PROPERTY ............................................................   37
14.4     NO ABATEMENT OF RENT ........................................................................   37
14.5     WAIVER ......................................................................................   37
14.6     DISBURSEMENT OF INSURANCE PROCEEDS EQUAL TO OR GREATER THAN THE APPROVAL THRESHOLD ..........   37
         14.6.1      Plans and Specifications ........................................................   37
         14.6.2      Construction Funds ..............................................................   38
         14.6.3      Lien Waivers ....................................................................   38
         14.6.4      Progress of Work  ...............................................................   38
         14.6.5      Inadequacy of Construction Funds ................................................   38
         14.6.6      Disbursement ....................................................................   38
         14.6.7      Lessee Default ..................................................................   38
         14.6.8      Lessor Reimbursement ............................................................   39
14.7     NET PROCEEDS PAID TO FACILITY MORTGAGEE .....................................................   39
14.8     TERMINATION OF LEASE ........................................................................   39

                                                    ARTICLE XV
                                                   CONDEMNATION

15.1     TOTAL TAKING OR OTHER TAKING WITH EITHER LEASED PROPERTY RENDERED UNSUITABLE FOR
         ITS PRIMARY INTENDED USE ....................................................................   39
15.2     ALLOCATION OF AWARD .........................................................................   39
15.3     PARTIAL TAKING ..............................................................................   40
15.4     TEMPORARY TAKING ............................................................................   40
15.5     AWARDS PAID TO FACILITY MORTGAGEE ...........................................................   40

                                                    ARTICLE XVI
                                        LESSOR'S RIGHTS ON EVENT OF DEFAULT

16.1     LESSOR'S RIGHTS UPON AN EVENT OF DEFAULT ....................................................   41
16.2     CERTAIN REMEDIES ............................................................................   41
16.3     DAMAGES .....................................................................................   41
16.4     LESSEE'S OBLIGATION TO PURCHASE..............................................................   42
16.5     WAIVER .....................................................................................    42
16.6     APPLICATION OF FUNDS ........................................................................   42
16.7     BANKRUPTCY ..................................................................................   42
         16.7.1      No Transfer .....................................................................   42
         16.7.2      Rights and Obligations Under the Bankruptcy Code ................................   42
16.8     LESSOR'S RIGHT TO CURE LESSEE'S DEFAULT .....................................................   43

                                                   ARTICLE XVII
                               ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1     ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS ........................................   43
         17.1.1      Organization; Powers ............................................................   43
         17.1.2      Authorization; Enforceability ...................................................   43
         17.1.3      Governmental Approvals; No Conflicts ............................................   44
         17.1.4      Financial Condition; No Material Adverse Change .................................   44
         17.1.5      Properties ......................................................................   45
         17.1.6      Litigation and Environmental Matters ............................................   45
         17.1.7      Compliance with Laws and Agreements .............................................   45
         17.1.8      Investment and Holding Company Status ...........................................   45
         17.1.9      Taxes ...........................................................................   46
         17.1.10     ERISA ...........................................................................   46
         17.1.11     Disclosure ......................................................................   46
         17.1.12     Insurance .......................................................................   46
         17.1.13     Labor Matters ...................................................................   46
         17.1.14     Solvency ........................................................................   47
         17.1.15     No Burdensome Restrictions ......................................................   47
         17.1.16     Representations True and Correct ................................................   47

                                                   ARTICLE XVIII
                                        OCCUPANCY AFTER EXPIRATION OF TERM

18.1     HOLDING OVER ................................................................................   47
18.2     INDEMNITY ...................................................................................   48

                                                    ARTICLE XIX
                                           SUBORDINATION AND ATTORNMENT

19.1     SUBORDINATION ...............................................................................   48
19.2     ATTORNMENT ..................................................................................   48
19.3     LESSEE'S CERTIFICATE ........................................................................   48

                                                    ARTICLE XX
                                                   RISK OF LOSS

20.1     RISK OF LOSS ................................................................................   49

                                                    ARTICLE XXI
                                                  INDEMNIFICATION

21.1     INDEMNIFICATION .............................................................................   49

                                                   ARTICLE XXII
                                             RESTRICTIONS ON TRANSFERS

22.1     GENERAL PROHIBITION AGAINST TRANSFERS .......................................................   50
22.2     CONSENT TO CERTAIN TRANSFERS ................................................................   50
22.3     SUBORDINATION AND ATTORNMENT ................................................................   50

                                                   ARTICLE XXIII
                                         LESSEE AND GUARANTORS INFORMATION

23.1     OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS .............................................   51
         23.1.1      Fiscal Year Information .........................................................   51
         23.1.2      Quarterly Information ...........................................................   51
         23.1.3      Officers Certificate ............................................................   52
         23.1.4      Accounting Firm Certificate .....................................................   52
         23.1.5      Budget ..........................................................................   52
         23.1.6      SEC Filings .....................................................................   52
         23.1.7      Other Information ...............................................................   52
         23.1.8      Credit Agreement Information ....................................................   53
23.2     PUBLIC OFFERING INFORMATION .................................................................   53
23.3     NOTICES OF MATERIAL EVENTS ..................................................................   53
         23.3.1      Event of Default ................................................................   53
         23.3.2      Action, Suit or Proceeding ......................................................   53
         23.3.3      ERISA Event .....................................................................   53
         23.3.4      Other Matters ...................................................................   53

                                                   ARTICLE XXIV
                                                    INSPECTION

24.1     LESSOR'S RIGHT TO INSPECT ...................................................................   53

                                                    ARTICLE XXV
                                                     NO WAIVER

25.1     NO WAIVER  ..................................................................................   54

                                                   ARTICLE XXVI
                                                REMEDIES CUMULATIVE

26.1     REMEDIES CUMULATIVE .........................................................................   54

                                                   ARTICLE XXVII
                                                     SURRENDER

27.1     ACCEPTANCE OF SURRENDER .....................................................................   54

                                                   ARTICLE XXIII
                                                   RELATIONSHIP

28.1     NO MERGER OF TITLE ..........................................................................   55
28.2     NO PARTNERSHIP ..............................................................................   55

                                                   ARTICLE XXIX
                                               CONVEYANCE BY LESSOR

29.1     CONVEYANCE BY LESSOR ........................................................................   55

                                                    ARTICLE XXX
                                                  QUIET ENJOYMENT

30.1     QUIET ENJOYMENT .............................................................................   55

                                                   ARTICLE XXXI
                                                      NOTICES

31.1     NOTICES .....................................................................................   56

                                                   ARTICLE XXXII
                                               INTENTIONALLY OMITTED


                                                  ARTICLE XXXIII
                                               INTENTIONALLY OMITTED

                                                   ARTICLE XXXIV
                                            LESSOR'S OPTION TO PURCHASE

34.1     LESSOR'S OPTION TO PURCHASE LESSEE'S PERSONAL PROPERTY ......................................   57
34.2     LEASED PROPERTIES TRADE NAME ................................................................   58
34.3     TRANSFER OF OPERATIONAL CONTROL OF THE FACILITIES ...........................................   58
         34.3.1      Employees .......................................................................   58
         34.3.2      Change in Control ...............................................................   58
         34.3.3      Business and Organization .......................................................   58
         34.3.4      Operations in Ordinary Course ...................................................   58
         34.3.5      Employee Benefits ...............................................................   59
         34.3.6      Third Party Consents ............................................................   59
         34.3.7      Lessor as Attorney-in-Fact ......................................................   59
34.4     INTANGIBLES AND PERSONAL PROPERTY ...........................................................   60

                                                   ARTICLE XXXV
                                               INTENTIONALLY OMITTED

                                                   ARTICLE XXXVI
                                                   MISCELLANEOUS

36.1     COMPLIANCE WITH FACILITY MORTGAGE ...........................................................   60
36.2     SURVIVAL, CHOICE OF LAW .....................................................................   60
36.3     LIMITATION ON RECOVERY ......................................................................   61
36.4     WAIVERS .....................................................................................   61
36.5     CONSENTS ....................................................................................   61
36.6     COUNTERPARTS ................................................................................   61
36.7     RIGHTS CUMULATIVE ...........................................................................   61
36.8     ENTIRE AGREEMENT ............................................................................   61
36.9     AMENDMENTS IN WRITING .......................................................................   61
36.10    SEVERABILITY ................................................................................   61
36.11    ESTOPPEL CERTIFICATE ........................................................................   61
36.12    TIME OF THE ESSENCE .........................................................................   62
36.13    LESSOR'S FEES AND EXPENSES ..................................................................   62

                                                  ARTICLE XXXVII
                                                      BROKERS

37.1     COMMISSIONS .................................................................................   62

                                                   ARTICLE XVIII
                                                MEMORANDUM OF LEASE

38.1     MEMORANDUM OR SHORT FORM OF LEASE ...........................................................   62

                                                   ARTICLE XXXIX
                                                RECHARACTERIZATION

39.1     RECHARACTERIZATION AS A SECURITY DOCUMENT ...................................................   62

                                                    ARTICLE XL
                                                   GRANT OF LIEN

40.1     GRANT OF LIEN AND SECURITY INTEREST; ASSIGNMENT OF RENTS ....................................   63
         40.1.1      Mortgage ........................................................................   63
         40.1.2      Security Interest ...............................................................   63
         40.1.3      Assignment of Leases and Rents ..................................................   63
40.2     REMEDIES ....................................................................................   64
         40.2.1      Power of Sale Foreclosure .......................................................   64
         40.2.2      Judicial Foreclosure ............................................................   64
         40.2.3      Appointment of Receiver .........................................................   64
         40.2.4      Waiver of Appraisement ..........................................................   65
         40.2.5      Additional Remedies .............................................................   65
         40.2.6      Cure by Purchase of Leased Properties ...........................................   65

                                                    ARTICLE XLI
                                            GRANT OF SECURITY INTEREST

41.1     GRANT OF SECURITY INTEREST ..................................................................   65
41.2     UCC REPRESENTATIONS AND WARRANTIES ..........................................................   65
         41.2.1      Authorization, Validity and Enforceability ......................................   65
         41.2.2      Conflicting Laws and Contracts ..................................................   66
         41.2.3      Type and Jurisdiction of Organization ...........................................   66
         41.2.4      Principal Location ..............................................................   66
         41.2.5      Property Locations ..............................................................   66
         41.2.6      No Other Names ..................................................................   66
         41.2.7      No Financing Statements .........................................................   66
         41.2.8      Federal Employer Identification Number ..........................................   66
41.3     UCC COVENANTS ...............................................................................   66
         41.3.1      Inspection ......................................................................   66
         41.3.2      Taxes ...........................................................................   67
         41.3.3      Records and Reports; Notification of Default ....................................   67
         41.3.4      Financing Statements and Other Actions; Defense of Title ........................   67
         41.3.5      Disposition of Collateral .......................................................   67
         41.3.6      Encumbrances ....................................................................   67
         41.3.7      Change of Name or Mailing Address ...............................................   67
         41.3.8      Other Financing Statements ......................................................   68
         41.3.9      Maintenance of Goods ............................................................   68
41.4     ACCELERATION AND REMEDIES ...................................................................   68
         41.4.1      UCC Remedies ....................................................................   68
         41.4.2      Disposal ........................................................................   68

         41.4.3      Compliance with Law .............................................................   68
41.5     OBLIGATIONS UPON DEFAULT ....................................................................   68
         41.5.1      Assembly of Collateral  .........................................................   68
         41.5.2      Lessor Access ...................................................................   68
41.6     ADDITIONAL UCC PROVISIONS....................................................................   68
         41.6.1      Notice of Disposition of Collateral; Condition of Collateral ....................   68
         41.6.2      Lessor Performance of Lessee Obligations  .......................................   69
         41.6.3      Authorization for Lessor to Take Certain Action .................................   69
         41.6.4      Dispositions Not Authorized .....................................................   69


                                                   ARTICLE XLII
                                                 PURCHASE OPTIONS

42.1     OPTION TO PURCHASE ..........................................................................   69
42.2.    PUT OPTION OF LESSOR ........................................................................   70
42.3.    TERMINATION OF LEASE ........................................................................   70

                                  MASTER LEASE

         THIS MASTER LEASE ("Lease") is executed and delivered effective as of this 13th day of September, 2001 (the "Effective Date"), and is entered into by and among WILLIAMS HEADQUARTERS BUILDING COMPANY, a Delaware corporation ("Lessor"), WILLIAMS TECHNOLOGY CENTER, LLC, a Delaware limited liability company ("Lessee"), and WILLIAMS COMMUNICATIONS, LLC, a Delaware limited liability company ("Guarantor").

                                    RECITALS

         The circumstances underlying the execution and delivery of this Lease are as follows:

         A. Capitalized terms used and not otherwise defined herein have the respective meanings given them in Article II, below.

         B. On even date herewith, Lessor has purchased from Lessee One Technology Center also known as Williams Technology Center, and other related assets all located in Tulsa, Oklahoma (all of which comprise the Leased Properties as defined hereinbelow).

         C. Lessor now wishes to lease the Leased Properties to Lessee, and Lessee wishes to lease the Leased Properties from Lessor, on the terms and conditions set forth in this Lease.

         D. As a material inducement to Lessor to enter into this Lease, Guarantor desires to unconditionally guaranty the performance of all of Lessee's duties and obligations hereunder.

         IN CONSIDERATION of the foregoing, the covenants and agreements contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Lessor, Lessee and Guarantor agree as follows:

                                    ARTICLE I

                                LEASEHOLD ESTATE

         1.1 LEASE. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Properties. Each Facility is leased subject to all covenants, conditions, restrictions, easements and other matters affecting such Facility, whether or not of record, including the Permitted Encumbrances and other matters which would be disclosed by an inspection of the Facility or by an accurate survey thereof.

         1.2 INDIVISIBILITY. This Lease constitutes one indivisible lease of the Leased Properties, and not separate leases governed by similar terms. The Leased Properties constitute one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all the Leased Properties as one unit. An Event of Default with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all the Leased Properties and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 of the Bankruptcy Code, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Properties covered hereby.

         1.3 TERMS. This Lease shall have the Category 1 FF&E Term for the Category 1 FF&E, the Category 2 FF&E Term for the Category 2 FF&E, and the Realty Term for the Land and Leased Improvements (collectively the "Term" or "Terms").

                                   ARTICLE II

                                   DEFINITIONS

         2.1 DEFINITIONS. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable, (iii) unless otherwise specifically designated, all references in this Lease to designated "Articles," Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

                  Additional Charges: All Impositions and other amounts, liabilities and obligations which Lessee assumes or agrees to pay under this Lease, including without limitation, any and all costs, expenses and charges relating to the upkeep and operation of the Leased Properties.

                  Affiliate: Any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

                  Approval Threshold: Five Hundred Thousand Dollars
($500,000.00).

                  Assessment: Any governmental assessment on the Leased Properties or any part thereof for public or private improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term.

                  Assumed Indebtedness: Any indebtedness or other obligations expressly assumed in writing by Lessor and secured by a mortgage, deed of trust or other security agreement to which Lessor's title to the Leased Properties is subject.

                  Award: All compensation, sums or anything of value awarded, paid or received in connection with a total or partial Taking.

                  Base Rent: Collectively the Category 1 FF&E Base Rent, the Category 2 FF&E Base Rent and the Realty Base Rent.

                  Business Day: Any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan (as defined in the Credit Agreement), the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  Capital Lease Obligations: With respect to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  Category 1 FF&E: All of the tangible personal property as set forth on EXHIBIT K.

                  Category 1 FF&E Base Rent: During the Category 1 FF&E Term, the Category 1 FF&E Base Rent shall be the sum computed as set forth on EXHIBIT L.

                  Category 1 FF&E Expiration Date: September 12, 2006.

                  Category 1 FF&E Term: Five (5) Lease Years commencing on the Commencement Date and ending on the Category 1 FF&E Expiration Date.

                  Category 2 FF&E: All of the tangible personal property as set forth on EXHIBIT M.

                  Category 2 FF&E Base Rent: During the Category 2 FF&E Term, the Category 2 FF&E Base Rent shall be the sum computed as set forth on EXHIBIT N.

                  Category 2 FF&E Expiration Date: September 12, 2004.

                  Category 2 FF&E Term: Three (3) Lease Years commencing on the Commencement Date and ending on the Category 2 FF&E Expiration Date.

                  Center: The multi-story office building located on the Center Parcel, commonly known as the One Technology Center and Williams Technology Center.

                  Center Parcel: The real property more particularly described on EXHIBIT A attached hereto and made a part hereof on which the Center is located.

                  Central Plant: As defined in the Construction Completion Agreement.

                  Change in Control: means

         (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Guarantor or WCG, of any ownership interest in the Lessee;

         (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than Guarantor, of interests representing more than thirty-five percent (35%) of either (i) the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Lessee, Guarantor or WCG, or (ii) the issued and outstanding ownership interests of Lessee, Guarantor or WCG;

         (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Lessee, Guarantor or WCG, by Persons who were neither
(i) nominated by the respective board of directors of Lessee, Guarantor, or WCG nor (ii) appointed by directors so nominated; or

         (d) the acquisition of direct or indirect Control of Lessee, Guarantor or WCG, by any Person or group.

                  Clean-Up: The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws.

                  Code: The Internal Revenue Code of 1986, as amended.

                  Collateral: Whether now in existence or hereinafter created and/or acquired, collectively all Leased Personal Property and Fixtures, and insurance proceeds and products thereof, together with all books and records, computer files, programs, printouts and other computer materials and records related thereto.

                  Commencement Date: The Effective Date.

                  Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

                  Construction Completion Agreement. The Agreement of Purchase and Sale and Construction Completion dated effective as of February 26, 2001, as amended, between Lessor as Seller, and Lessee as Purchaser, covering a portion of the Leased Properties.

                  Construction Funds: The Net Proceeds and such additional funds as may be deposited with Lessor by Lessee pursuant to Section 14.6 for restoration or repair work pursuant to this Lease.

                  Contamination: The presence, Release or threatened Release of any Hazardous Materials at the Leased Properties in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligations under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith, or any other environmental condition at, in, about, under or migrating from or to the Leased Properties.

                  Control: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

                  Credit Agreement: The Amended and Restated Credit Agreement dated as of September 8, 1999, among Guarantor, WCG, Bank of America, N.A., The Chase Manhattan Bank, and other parties, as may be amended or waived from time to time with respect to the financial covenants therein, a copy of which constituted as of the Effective Date is attached hereto as EXHIBIT C.

                  Date of Taking: The date on which the Condemnor has the right to possession of the Leased Property that is the subject of the Taking or Partial Taking.

                  Debt: This includes, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) payment obligations of such Person to the owner of assets used in a Telecommunications Business (as defined in the Credit Agreement) for the use thereof pursuant to a lease or other similar arrangement with respect to such assets or a portion thereof entered into in the ordinary course of business), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all guarantees by such Person of the Debt of others, (g) all Capital Lease Obligations of such Person (provided that Capital Lease Obligations in respect of fiber optic cable capacity arising in connection with exchanges of such capacity shall constitute Debt only to the extent of the amount of such Person's liability in respect thereof net (but not less than zero) of such Person's right to receive payments obtained in exchange therefor), (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

                  Encumbrance: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  Environmental Audit: A written certificate, in form and substance satisfactory to Lessor, from an environmental consulting or engineering firm acceptable to Lessor, which states that there is no Contamination on the Leased Properties and that the Leased Properties are otherwise in strict compliance with Environmental Laws.

                  Environmental Documents: Each and every (i) document received by Lessee or any Affiliate from, or submitted by Lessee or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Leased Properties, or Lessee's operations at the Leased Properties; and (ii) review, audit, report, or other analysis data pertaining to environmental conditions, including, but not limited to, the presence or absence of Contamination, at, in, or under or with respect to the Leased Properties that have been prepared by, for or on behalf of Lessee.

                  Environmental Laws: All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees relating to the introduction, emission, discharge or release of Hazardous Materials into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, (land or soil) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Materials; or the Clean-Up of Contamination, all as are now or may hereinafter be in effect.

                  Equipment: Collectively, all the items of machinery and equipment as defined in Article 9 of the UCC comprising part of the Leased Personal Property.

                  ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

                  ERISA Event: (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Lessee or Guarantor of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Lessee or Guarantor from the Pension Benefit Guaranty Corporation as defined in ERISA (and any successor entity) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;
(f) the incurrence by Lessee or Guarantor of any liability with respect to the withdrawal or partial withdrawal from any Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA); or (g) the receipt by Lessee or Guarantor of any notice, or the receipt by any multiemployer plan from Lessee or Guarantor of any notice, concerning the imposition of Withdrawal Liability or a determination that a multiemployer plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  Event of Default: The occurrence of any of the following:

                  (a) Lessee fails to pay or cause to be paid the Rent when due and payable;

                  (b) Any of Lessee, Guarantor or WCG, has a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee, Guarantor or WCG or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 U.S.C.
Section 101, et seq.) and to the provisions of Section 16.7;

                  (c) Lessee, Guarantor or WCG: (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 U.S.C. Section 101, et seq.) and to the provisions of Section 16.7;

                  (d) Lessee, Guarantor or WCG, is liquidated or dissolved, or begins a Proceeding toward liquidation or dissolution, or has filed against it a petition or other Proceeding to cause it to be liquidated or dissolved and the Proceeding is not dismissed within thirty (30) days thereafter, or Lessee or Guarantor in any manner permits the sale or divestiture of substantially all of its assets;

                  (e) The estate or interest of Lessee in the Leased Properties or any part thereof is levied upon or attached in any Proceeding and the same is not vacated or discharged within thirty (30) days thereafter (unless Lessee is in the process of contesting such lien or attachment in good faith in accordance with Article XII);

                  (f) Any representation or warranty made by Lessee or Guarantor in the Purchase Agreement or in the certificates delivered in connection therewith shall prove to be incorrect in any material respect when made or deemed made, Lessor is materially and adversely affected thereby and Lessee or Guarantor as the case may be, fails within twenty (20) days after Notice from Lessor thereof to cure such condition by terminating such adverse effect and making Lessor whole for any damage suffered therefrom, or, if with due diligence such cure cannot be effected within twenty (20) days, if Lessee has failed to commence to cure the same within the twenty (20) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure prior to the time that such condition causes a default in any Facility Mortgage or any other lease to which Lessee is subject and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, Guarantor or any Affiliates of any of such parties or the Leased Properties;

                  (g) Lessee defaults, or permits a default, under any Facility Mortgage, related documents or obligations thereunder which default is not cured within any applicable grace period provided for therein;

                  (h) A default occurs under the Guaranty;

                  (i) A Transfer occurs without the prior written consent of Lessor;

                  (j) Except as otherwise provided in subsection (o) below, a default occurs under any Material Debt when and as the same become due and payable (subject to any applicable grace period);

                  (k) Lessee fails to purchase the Leased Properties if and as required under this Lease;

                  (l) Lessee, Guarantor or WCG breaches any of the financial covenants set forth in Article VIII hereof and the breach is not cured within a period of thirty (30) days after the earlier to occur of (i) the Notice thereof from Lessor, or (ii) knowledge thereof by Lessee, Guarantor or WCG;

                  (m) Lessee or Guarantor fails to observe or perform any other term, covenant or condition of this Lease and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor;

                  (n) Lessee or Guarantor breaches any representation or warranty made by it in this Lease;

                  (o) An Event of Default (as defined in the Credit Agreement), occurs and an acceleration = = of any of the Loans as defined in the Credit Agreement results;

                  (p) One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Lessee, Guarantor or WCG, or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Lessee, Guarantor or WCG to enforce any such judgment;
(q) An ERISA Event shall have occurred that, in the opinion of the Lessor, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Lessee, Guarantor or WCG in an aggregate amount exceeding $25,000,000 for all periods; (r) The Guaranty shall cease for any reason (other than the merger out of existence of the Guarantor pursuant to a transaction permitted hereunder or pursuant to the express terms of the Guaranty) to be in full force and effect, or Guarantor shall so assert in writing; (s) A Change in Control shall occur;

                  (t) Lessee or Guarantor fails to observe or perform any provisions of Article XIII regarding insurance; or

                  (u) This Lease together with the Purchase Agreement are determined not to be a Qualifying Issuance as defined in the Credit Agreement.

                  Facility: Each of the Center and the Parking Structure.

                  Facility Mortgage: Any mortgage, deed of trust or other security agreement which with the express, prior, written consent of Lessor is a lien upon any or all of the Leased Properties, whether such lien secures an Assumed Indebtedness or another obligation or obligations.

                  Facility Mortgagee: The secured party to a Facility Mortgage.

                  Financial Statement: As to WCG, for any period, a statement of earnings and retained earnings and of changes in financial position and profit and loss for such period, and for the period from the beginning of the fiscal year to the end of such period, and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP, certified to be accurate and complete by the chief financial officer of WCG. WCG's fiscal year-end Financial Statement shall be an audited financial report prepared by Ernst & Young LLP or other independent certified public accountants of recognized national standing and otherwise reasonably satisfactory to Lessor, containing WCG's balance sheet as of the end of that year, its related profits and losses, a statement of shareholder's equity for that year, a statement of cash flows for that year, any management letter prepared by those certified public accountants and such comments and financial details as are customarily included in reports of like character and the unqualified opinion of the certified public accountants as to the fairness of the statements therein.

                  Fixtures: Collectively, all permanently affixed Equipment, machinery, and fixtures, all as defined in Article 9 of the UCC, and other items of real and/or personal property

(excluding Leased Personal Property and any portion of the Central Plant), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

                  GAAP: Generally accepted accounting principles in the United States of America, in effect at the time in question.

                  Governmental Authority: The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  Guaranty: The Guaranty of even date herewith in the form attached hereto as EXHIBIT H executed by Guarantor.

                  Hazardous Materials: All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, a pollutant or a contaminant.

                  Impositions: Collectively, all taxes (including, without limitation, all capital stock and franchise taxes of Lessor and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes to the extent the same are assessed against Lessor on the basis of its gross or net income from this Lease or the value of the Leased Properties), assessments (including Assessments), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Properties or the businesses conducted thereon by Lessee and/or the Rent (including all interest and penalties thereon), which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (i) Lessor or Lessor's interest in the Leased Properties, (ii) the Leased Properties or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Properties or the leasing or use of the Leased Properties or any part thereof or
(iv) the Rent; notwithstanding the foregoing, Imposition shall not include: (i) except as provided above, any tax imposed on Lessor's gross or net income generally and not specifically arising in connection with the Leased Properties (unless such a tax is levied, assessed or imposed in lieu of a portion or all of a tax which was included within the definition of "Imposition,") or (ii) any transfer or other tax imposed with respect to any subsequent sale, exchange or other disposition by Lessor of the Leased Properties or any part thereof or the proceeds thereof.

                  Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

                  Interest Rate: The rate as set forth on EXHIBIT I.

                  Inventory: Collectively, all of the inventory as defined in
Article 9 of the UCC comprising part of the Leased Personal Property.

                  Investigation: Soil and chemical tests or any other environmental investigations, examinations or analyses.

                  Judgment Date: The date on which a judgment is entered against Lessee which establishes, without the possibility of appeal, the amount of liquidated damages to which Lessor is entitled hereunder.

                  Land: The Center Parcel and the Parking Structure Parcel.

                  La Petite Lease. The term "La Petite Lease" shall mean that certain Ground Lease with Construction by Lessee between Williams Realty Corp. (now Williams Headquarters Building Company), as Landlord and La Petite Academy, Inc., as Lessee, dated July 22, 1987, as amended by that certain First Amendment to Lease Agreement dated February 28, 1989.

                  La Petite Parcel. The term "La Petite Parcel" shall mean the real property covered by the La Petite Lease.

                  Lease: As defined in the Preamble.

                  Lease Year: Each period of twelve (12) calendar months commencing with the Commencement Date, and any succeeding twelve (12) month period during the Term.

                  Leased Improvements: Collectively, all buildings, structures, Fixtures and other improvements of every kind on the Land including, but not limited to the Center, the Parking Structure and the Skywalk, and all alleyways, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures.

                  Leased Personal Property: The Category 1 FF&E, the Category 2 FF&E, and all Personal Property leased to Lessee on the Commencement Date, and all Personal Property that pursuant to the terms of the Lease becomes the property of Lessor during the Term.

                  Leased Property: The Land on which a Facility is located, the Leased Improvements on such portion of the Land, the Related Rights with respect to such portion of the Land.

                  Leased Properties: All Leased Property and Leased Personal Property, SPECIFICALLY EXCLUDING, however, the Central Plant.

                  Leased Properties Trade Name: The name under which the Leased Properties do business during the Term. The current Leased Properties Trade Name is both "One Technology Center" and "Williams Technology Center".

                  Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Properties or any portion thereof, Lessee's Personal Property or the construction, use or alteration thereof, including but not limited to the Americans with Disabilities Act, whether enacted and in force before, after or on the Commencement Date, and including any which may (i) require repairs, modifications, alterations or additions in or to any portion or all of the Facilities, or (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and Encumbrances contained in any instruments, either of record or known to Lessee (other than Encumbrances created by Lessor without the consent of Lessee), in force at any time during the Term.

                  Lessee's Certificate: A statement in writing in substantially the form of EXHIBIT D (with such changes thereto as may reasonably be requested by the person relying on such certificate).

                  Lessee's Personal Property: Personal Property owned or leased by Lessee that is not included within the definition of Leased Personal Property but is used by Lessee in the operation of the Facilities, including Personal Property provided by Lessee in compliance with Section 6.3.

                  Manager: The Person to which management of the operation of a Facility is delegated.

                  Material Adverse Change: Any event, development or circumstance that has had or could reasonably expect to have a Material Adverse Effect.

                  Material Adverse Effect: A material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Lessee, Guarantor, or WCG, taken as a whole, (b) the ability of Lessee, Guarantor, or WCG to perform any of its duties or obligations under this Lease or the Credit Agreement, or (c) the rights of or benefits available to the Lessor under this Lease.

                  Material Debt: Any Debt (other than the financial obligations under this Lease), of the Lessee, Guarantor, or WCG, in an aggregate principal amount exceeding $25,000,000.00.

                  Net Proceeds: All proceeds, net of any costs incurred by Lessor in obtaining such proceeds, payable under any policy of insurance required by Article XIII of this Lease (including any proceeds with respect to Lessee's Personal Property that Lessee is required or elects to restore or replace pursuant to Section 14.3) or paid by a Condemnor for the Taking of any of all or any portion of a Leased Property.

                  Notice: A notice given in accordance with Article XXXI.

                  Notice of Termination: A Notice from Lessor that it is terminating this Lease by reason of an Event of Default or otherwise as specifically set forth in this Lease.

                  Officer: The chairman of the board of directors, the president, any vice president and the secretary of any corporation, a general partner of any partnership, and a manager or managing member of any limited liability company.

                  Officer's Certificate: If for a corporation, a certificate signed by one or more officers of the corporation authorized to do so by the bylaws of such corporation or a resolution of the Board of Directors thereof; if for a partnership, limited liability company or any other kind of entity, a certificate signed by a Person having the authority to so act on behalf of such entity.

                  Overdue Rate: On any date, the interest rate per annum, that is equal to two percent (2%) (two hundred (200) basis points) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

                  Parking Structure. The multi-story parking facility located on the Parking Structure Parcel.

                  Parking Structure Parcel. The real property more particularly described on EXHIBIT B on which the Parking Structure is located, which includes without limitation, the La Petite Parcel.

                  Partial Taking: A taking of less than the entire fee of a Leased Property that either (i) does not render the Leased Property Unsuitable for its Primary Use, or (ii) renders a Leased Property Unsuitable for its Primary Intended Use, but neither Lessor nor Lessee elects pursuant to Section
15.1 hereof to terminate this Lease.

                  Payment Date: Any due date for the payment of the installments of Base Rent or for the payment of Additional Charges or any other amount required to be paid by Lessee hereunder.

                  Permitted Encumbrances: Encumbrances listed on attached EXHIBIT E.

                  Person: Any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.

                  Personal Property: All tangible and intangible personal property including but not limited to machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property (but excluding consumable inventory and supplies owned by Lessee) used in connection with the Leased Properties, together with all replacements, substitutions, and alterations thereof and additions thereto including all tangible personal property acquired hereafter used in connection with the Leased Properties, except items, if any,
(i) included within the definition of Fixtures or Leased Improvements, and (ii) any and all components of the Central Plant.

                  Plan: Any employee pension benefit plan (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Lessee or Guarantor is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  Primary Intended Use: Multi-use office and technology facility.

                  Prime Rate: On any date, an interest rate equal to the prime rate published by the Wall Street Journal, but in no event greater than the maximum rate then permitted under applicable law. If the Wall Street Journal ceases to be in existence, or for any reason no longer publishes such prime rate, the Prime Rate shall be the rate announced as its prime rate by Citibank, N.A., and if such bank no longer exists or does not announce a prime rate at such time, the Prime Rate shall be the rate of interest announced as its prime rate by Bank of America, N.A.

                  Proceeding: Any litigation, action, proposal or investigation by or against any agency or entity, including without limitation Lessee and Guarantor.

                  Purchase Agreement: The Purchase and Sale Agreement of even date herewith, among Lessor, as Purchaser, Lessee, as Seller, and Guarantor, covering the Leased Properties.

                  Rate: As defined on EXHIBIT I.

                  Realty: Collectively, the Land and Leased Improvements.

                  Realty Base Rent: During the Realty Term, the Realty Base Rent shall be the sum computed as set forth on EXHIBIT J.

                  Realty Base Rent Interest: As defined on EXHIBIT J.

                  Realty Base Rent Principal: As defined on EXHIBIT J.

                  Realty Expiration Date: September 1, 2011.

                  Realty Term: Ten (10) Lease Years commencing on the Commencement Date and ending on the Realty Expiration Date.

                  Regulatory Actions: Any claim, demand, notice, action or Proceeding brought, threatened or initiated by any governmental authority in connection with any Environmental Law, including, without limitation, any civil, criminal and administrative Proceeding whether or not the remedy sought is costs, damages, equitable remedies, penalties or expenses.

                  Related Rights: All easements, rights-of-way and appurtenances relating to the Land and the Leased Improvements.

                  Release: The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Materials.

                  Rent: Collectively, Base Rent and Additional Charges.

                  Replacement Cost: The actual replacement cost of a Leased Property. Replacement Cost shall be an amount sufficient that neither Lessor nor Lessee is deemed to be a co-insurer of the Leased Property in question. Lessor shall have the right from time to time, but no more frequently than once in any period of three (3) consecutive Lease Years, to have Replacement Cost reasonably redetermined by the all-risk property insurance company or another reputable appraisal service, which determination shall be final and binding on the parties hereto, and upon such determination Lessee shall forthwith increase, but not decrease, the amount of the insurance carried pursuant to Section 13.2.1 to the amount so determined, subject to the approval of any Facility Mortgagee. Lessee shall pay the fee, if any, of the insurer making such determination.

                  Repurchase Price: The total Base Rent remaining unpaid at the time of repurchase of the Realty (and the Leased Personal Property, if applicable), by the Lessee together with all accrued, unpaid Additional Charges.

                  SEC: Securities and Exchange Commission.

                  Skywalk: The elevated pedestrian bridge and support structure, connecting the Parking Structure to the Center over a portion of South Cincinnati Avenue and a portion of East First Street, Tulsa, Oklahoma, that is approximately twenty-seven (27) feet above the driving lanes of such streets, together with the air rights for the three (3) dimensional space within which it is suspended.

                  State: The State of Oklahoma.

                  Taken: Conveyed pursuant to a Taking.

                  Taking: A taking or voluntary conveyance during the Term of all or part of a Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain Proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

                  Terms: As defined in Section 1.3.

                  Termination Date: The date on which this Lease terminates pursuant to a Notice of Termination.

                  Third Party Claims: Any claim, action, demand or Proceeding (other than Regulatory Actions) howsoever based (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to Contamination, whether or not the remedy sought is costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.

                  Transfer: The (a) assignment, mortgaging or other encumbering of all or any part of Lessee's interest in this Lease or in the Leased Properties, (b) Change in Control of Lessee, Guarantor or WCG, or (c) sale, issuance or transfer, cumulatively or in one transaction, of any interest, or the termination of any interest, in Lessee, Guarantor or WCG, if Lessee, Guarantor or WCG is a joint venture, partnership, limited liability company or other association, which results in a Change of Control of such joint venture, partnership, limited liability company or other association.

                  Transferee: An assignee, subtenant or other occupant of a Leased Property pursuant to a Transfer.

                  TWC: The Williams Companies, Inc., a Delaware corporation.

                  UCC: The Uniform Commercial Code as in effect in the State.

                  Unsuitable for Its Primary Intended Use: A state or condition of a Facility such that by reason of a Partial Taking, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable square footage permitted by applicable law and regulation in the Facility after the Partial Taking, the square footage Taken and the estimated revenue impact of such Partial Taking.

                  WCG: Williams Communications Group, Inc., a Delaware corporation.

                  Withdrawal Liability: The liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                                   ARTICLE III

                                      RENT

         3.1 BASE RENT; MONTHLY INSTALLMENTS. In addition to all other payments to be made by Lessee under this Lease, Lessee shall pay Lessor the Base Rent in lawful money of the United States of America which is legal tender for the payment of public and private debts, in arrears, in monthly installments. The first installment of Base Rent shall be payable on October 1, 2001, provided however, with respect to levels two (2) and three (3) of the Center, no Realty Base Rent shall be payable (provided however, such Realty Base Rent shall accrue) until both such levels are completed and ready for occupancy, which prorated amount of Realty Base Rent (2/15ths of each monthly installment of Realty Base Rent) shall be deducted from the total Base Rent otherwise payable under this Lease. The Realty Base Rent Interest accruing up to and including the date upon which such levels are completed and ready for occupancy, shall be converted to Realty Base Rent Principal on a monthly basis. Thereafter, installments of Base Rent shall be payable on the first (1st) day of each calendar month. Base Rent shall be paid to Lessor, or to such other Person as Lessor from time to time may designate by Notice to Lessee, by check or wire transfer of immediately available federal funds to the bank account designated in writing by Lessor. If Lessor directs Lessee to pay any Base Rent or Additional Charges to any Person other than Lessor, Lessee shall send to Lessor simultaneously with such payment a copy of the transmittal letter or invoice and check whereby such payment is made, or such other evidence of such payment as Lessor may require.

         3.2 ADDITIONAL CHARGES. In addition to the Base Rent, Lessee will also pay as and when due, all Additional Charges.

         3.3 LATE CHARGE; INTEREST. If any Rent payable to Lessor is not paid when due, Lessee shall pay Lessor on demand, as an Additional Charge, (a) a late charge equal to the greater of (i) two percent (2%) of the amount not paid within five (5) days of the date when due and (ii) any and all charges, expenses, fees or penalties imposed on Lessor by a Facility Mortgagee for late payment, plus (b) if such Rent (including the late charge) is not paid within ten (10) days of the date due, interest thereon at the Overdue Rate from such tenth (10th) day until such Rent (including the late charge and interest) is paid in full.

         3.4 NET LEASE.

                  3.4.1 Absolute Obligation. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the Rent payable to Lessor hereunder throughout the Term, subject only to any provisions of the Lease which expressly provide for adjustment or abatement of Rent or other charges.

                  3.4.2 No Counterclaim or Cross Complaint. If Lessor commences any Proceeding for non-payment of Rent, Lessee will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such Proceeding unless Lessee would lose or waive such claim by the failure to assert it, but Lessee does not waive any rights to assert such claim in a separate action brought by Lessee. The covenants to pay Rent are independent covenants, and Lessee shall have no right to hold back, offset or fail to pay any Rent because of any alleged default by Lessor or for any other reason whatsoever.

                                   ARTICLE IV

                                   IMPOSITIONS

         4.1 PAYMENT OF IMPOSITIONS. Subject to Article XII relating to permitted contests, Lessee will pay all Impositions at least twenty (20) days before any fine, penalty, interest or cost is added for non-payment, and will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. If at the option of the taxpayer any Imposition may lawfully be paid in installments, Lessee may pay the same in the required installments provided it also pays any and all interest due thereon as and when due.

         4.2 ADJUSTMENT OF IMPOSITIONS. Impositions imposed in respect of the tax-fiscal period during which the Term ends shall be adjusted and prorated between Lessor and Lessee, whether or not imposed before or after the expiration of the Term or the earlier termination thereof, and Lessee's obligation to pay its prorated share thereof shall survive such expiration or earlier termination.

         4.3 UTILITY CHARGES. Lessee will pay or cause to be paid when due all charges for electricity, power, gas, oil, water and other utilities imposed upon the Leased Properties or upon Lessor or Lessee with respect to the Leased Properties.

         4.4 INSURANCE PREMIUMS. Lessee shall pay or cause to be paid when due all premiums for the insurance coverage required to be maintained pursuant to
Article XIII during the Term.

         4.5 TAX RETURNS AND REFUNDS Lessee shall prepare and file as and when required all tax returns and reports required by governmental authorities with respect to all Impositions. Lessor and Lessee shall each, upon request, provide the other with such data, including without limitation cost and depreciation records, as is maintained by the party to whom the request is made as is necessary to prepare any required returns and reports. If any provision of any Facility Mortgage requires deposits for payment of Impositions, Lessee shall either pay the required deposits to Lessor monthly and Lessor shall make the required deposits, or, if directed in writing to do so by Lessor, Lessee shall make such deposits directly. Lessee shall be entitled to receive and retain any refund from a taxing authority in respect of an Imposition paid by Lessee if at the time of the refund no Event of Default has occurred and is continuing, but if an Event of Default has occurred and is continuing at the time of the refund, Lessee shall not be entitled to receive or retain such refund and if and when received by Lessor such refund shall be applied as provided in Article XVI.

                                    ARTICLE V

                            NO TERMINATION AND WAIVER

         5.1 NO TERMINATION, ABATEMENT, ETC. Lessee shall not take any action without the consent of Lessor to modify, surrender or terminate this Lease, and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff against Rent. The respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to, or destruction of, the Leased Properties or any portion thereof from whatever cause or any Taking of the Leased Properties or any portion thereof, except as expressly set forth herein; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Properties, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other Proceeding affecting Lessor or any assignee or transferee of Lessor, or (v) any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (a) modify, surrender or terminate this Lease or quit or surrender the Leased Properties or any portion thereof, or (b) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder except as otherwise specifically provided in this Lease.

                                   ARTICLE VI

                             LEASE CHARACTERIZATION

         6.1 STATUS OF OWNERSHIP OF THE LEASED PROPERTIES. Lessor and Lessee agree that to the full extent permitted by applicable tax law and GAAP, for Lessee, this Lease shall be treated (i) as an operating lease for tax purposes, and (ii) as a capital lease for financial purposes. Notwithstanding anything contained in this Section 6.1 or anywhere else in this Lease to the contrary, Lessor, Lessee and Guarantor agree that it is their intention that this Lease be treated as a true lease for purposes of the UCC and other applicable laws of the State.

         6.2 LEASED PERSONAL PROPERTY. Lessee shall, during the Term, maintain all of the Leased Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and customary industry practice for the Primary Intended Use. If any of the Leased Personal Property requires replacement in order to comply with the foregoing, Lessee shall replace it with similar property of the same or better quality at Lessee's sole cost and expense, and when such replacement property is placed in service with respect to the Leased Properties it shall become Leased Personal Property. Lessee shall not permit or suffer Leased Personal Property to be subject to any lien, charge, Encumbrance, financing statement, contract of sale, equipment Lessor's interest or the like, except for any purchase money security interest or equipment Lessor's interest expressly approved in advance, in writing, by Lessor. Unless Lessee purchases the Leased Properties as provided in this Lease, upon the expiration or earlier termination of this Lease, all of Leased Personal Property shall be surrendered to Lessor with the Leased Properties at or before the time of the surrender of the Leased Properties in at least as good a condition as at the Commencement Date (or, as to replacements, in at least as good a condition as when placed in service at the Facilities) except for ordinary wear and tear.

         6.3 LESSEE'S PERSONAL PROPERTY. Lessee shall provide and maintain during the Term such Personal Property, in addition to the Leased Personal Property, as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Without the prior written consent of Lessor, Lessee shall not permit or suffer Lessee's Personal Property to be subject to any lien, charge, Encumbrance, financing statement or contract of sale or the like. Unless Lessee purchases the Leased Properties as provided in this Lease, upon the expiration of the Term or the earlier termination of this Lease, without the payment of any additional consideration by Lessor, Lessee shall be deemed to have sold, assigned, transferred and conveyed to Lessor all of Lessee's right, title and interest in and to any of Lessee's Personal Property that, in Lessor's reasonable judgment, is integral to the Primary Intended Use of the Facilities (or if some other use thereof has been approved by Lessor as required herein, such other use as is then being made by Lessee) and, as provided in Section 34.1, Lessor shall have the option to purchase any of Lessee's Personal Property that is not then integral to such use. Without Lessor's prior written consent, Lessee shall not remove Lessee's Personal Property that is in use at the expiration or earlier termination of the Term from the Leased Properties until such option to purchase has expired or been waived in writing by Lessor. Any of Lessee's Personal Property that is not integral to the use of the Facilities being made by Lessee and is not purchased by Lessor pursuant to Section 34.1 may be removed by Lessee upon the expiration or earlier termination of this Lease, and, if not removed within twenty (20) days following the expiration or earlier termination of this Lease, shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without giving notice thereof to Lessee and without any payment to Lessee or any obligation to account therefor. Lessee shall reimburse Lessor for any and all expense incurred by Lessor in disposing of any of Lessee's Personal Property that Lessee may remove but within such twenty (20) day period fails to remove, and shall either at its own expense restore the

Leased Properties to the condition required by Section 9.1.5, including repair of all damage to the Leased Properties caused by the removal of any of Lessee's Personal Property, or reimburse Lessor for any and all expense incurred by Lessor for such restoration and repair.

                                   ARTICLE VII

                    CONDITION, USE AND ENVIRONMENTAL MATTERS

         7.1 CONDITION OF THE LEASED PROPERTIES. Lessee acknowledges that it has inspected and otherwise has knowledge of the condition of the Leased Properties prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Lessee is leasing the Leased Properties "as is" in their condition on the Commencement Date. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Properties. LESSOR MAKES NO WARRANTY OR REPRESENTATION EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTIES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. Lessee further acknowledges that throughout the Term Lessee is solely responsible for the condition of the Leased Properties. Subject in all cases to the provisions of Section 3.4.2, nothing contained in this Agreement including without limitation, this Section 7, shall be deemed to inhibit, restrict or waive any independent rights Lessee may have under the Construction Completion Agreement.

         7.2 USE OF THE LEASED PROPERTIES. Throughout the Term, Lessee shall continuously use the Leased Properties for the Primary Intended Use and uses incidental thereto. Lessee shall not use the Leased Properties or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of, or allowed in, the Leased Properties, and no acts shall be done, which will cause the cancellation of, or be prohibited by, any insurance policy covering the Leased Properties or any part thereof, nor shall the Leased Properties or Lessee's Personal Property be used for any unlawful purpose. Lessee shall not commit or suffer to be committed any waste on the Leased Properties, or cause or permit any nuisance thereon, or suffer or permit the Leased Properties or any portion thereof, or Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Properties or any portion thereof.

         7.3 CERTAIN ENVIRONMENTAL MATTERS.

                  7.3.1 Prohibition Against Use of Hazardous Materials. Lessee shall not permit, conduct or allow on the Leased Properties, the generation, introduction, presence, maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Materials except for those types and quantities of Hazardous Materials necessary for and ordinarily associated with the conduct of Lessee's business which are used in full compliance with all Environmental Laws.

                  7.3.2 Notice of Environmental Claims, Actions or Contaminations. Lessee shall notify Lessor, in writing, immediately upon learning of any existing, pending or threatened: (a) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws, (b) Third Party Claims, (c) Regulatory Actions, and/or (d) Contamination of any portion of the Leased Properties.

                  7.3.3 Costs of Remedial Actions with Respect to Environmental Matters. If any investigation and/or Clean-Up of any Hazardous Materials or other environmental condition on, under, about or with respect to a Leased Property is required by any Environmental Law, Lessee shall complete, at its own expense, such investigation and/or Clean-Up or cause any other Person that may be legally responsible therefore to complete such investigation and/or Clean-Up.

                  7.3.4 Delivery of Environmental Documents. Lessee shall deliver to Lessor complete copies of any and all Environmental Documents that may now be in or at any time hereafter come into the possession of Lessee.

                  7.3.5 Environmental Audit. At Lessee's expense, Lessee shall deliver to Lessor, an Environmental Audit from time to time, upon and within thirty (30) days of Lessor's request therefor, but no more than once every two (2) calendar years, except in the event of (i) any construction or excavation of, or material alteration to any portion of the Leased Properties, or (ii) Lessor reasonably suspects that Contamination of any portion of the Leased Properties has occurred or been discovered, in either case Lessor may thereafter request an Environmental Audit. All tests and samplings shall be conducted using generally accepted and scientifically valid technology and methodologies. Lessee shall give the engineer or environmental consultant conducting the Environmental Audit reasonable and complete access to the Leased Properties and to all records in the possession of Lessee that may indicate the presence (whether current or past) of a Release or threatened Release of any Hazardous Materials on, in, under, about and adjacent to any Leased Property. Lessee shall also provide the engineer or environmental consultant full access to and the opportunity to interview such persons as may be employed in connection with the Leased Properties as the engineer or consultant deems appropriate. However, Lessor shall not be entitled to request an Environmental Audit from Lessee unless (a) after the Commencement Date there have been changes, modifications or additions to Environmental Laws as applied to or affecting any of the Leased Properties; (b) a significant change in the condition of any of the Leased Properties has occurred; (c) there are fewer than six (6) months remaining in the Term; or (d) Lessor has another good reason for requesting such certificate or certificates. If the Environmental Audit discloses the presence of Contamination or any noncompliance with Environmental Laws, Lessee shall immediately perform all of Lessee's obligations hereunder with respect to such Hazardous Materials or noncompliance.

                  7.3.6 Entry onto Leased Properties for Environmental Matters. If Lessee fails to provide an Environmental Audit as and when required by Section 7.3.5, in addition to Lessor's other remedies Lessee shall permit Lessor from time to time, by its employees, agents, contractors or representatives, to enter upon the Leased Properties for the purpose of conducting such Investigations as Lessor may desire, the expense of which shall promptly be paid or reimbursed by Lessee as an Additional Charge. Lessor, and its employees, agents, contractors, consultants and/or representatives, shall conduct any such Investigation in a manner which does not unreasonably interfere with Lessee's use of and operations on the Leased Properties (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted). Other than in an emergency, Lessor shall provide Lessee with prior notice before entering any of the Leased Properties to conduct such Investigation, and shall provide copies of any reports or results to Lessee, and Lessee shall cooperate fully in such Investigation.

                  7.3.7 Environmental Matters Upon Termination of the Lease or Expiration of Term. Upon the expiration or earlier termination of the Term of this Lease, Lessee shall cause the Leased Properties to be delivered free of any and all Regulatory Actions and Third Party Claims and otherwise in compliance with all Environmental Laws with respect thereto, and in a manner and condition that is reasonably required to ensure that the then present use, operation, leasing, development, construction, alteration, refinancing or sale of the Leased Property shall not be restricted by any environmental condition existing as of the date of such expiration or earlier termination of the Term.

                  7.3.8 Compliance with Environmental Laws. Lessee shall comply with, and cause its agents, servants and employees, to comply with, and shall use reasonable efforts to cause each occupant and user of any of the Leased Properties, and the agents, servants and employees of such occupants and users, to comply with each and every Environmental Law applicable to Lessee, the Leased Properties and each such occupant or user with respect to the Leased Properties. Specifically, but without limitation:

                           7.3.8.1 Maintenance of Licenses and Permits. Lessee
                  shall obtain and maintain (and Lessee shall use reasonable efforts to cause each tenant, occupant and user to obtain and maintain) all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Lessee, each and every part of the Leased Properties and/or the conduct of any business at a Facility or related thereto;

                           7.3.8.2 Contamination. Lessee shall not cause, suffer
                  or permit any Contamination;

                           7.3.8.3 Clean-Up. If a Contamination occurs, the
                  Lessee promptly shall Clean-Up and remove any Hazardous Materials or cause the Clean-Up and the removal of any Hazardous Materials and in any such case such Clean-Up and removal of the Hazardous Materials shall be effected to Lessor's reasonable satisfaction and in any event in strict compliance with and in accordance with the provisions of the applicable Environmental Laws;

                           7.3.8.4 Discharge of Lien. Within twenty (20) days of
                  the date any lien is imposed against the Leased Properties or any part thereof under any Environmental Law, Lessee shall cause such lien to be discharged (by payment, by bond or otherwise to Lessor's absolute satisfaction);

                           7.3.8.5 Notification of Lessor. Within five (5)
                  Business Days after receipt by Lessee of notice or discovery by Lessee of any fact or circumstance which might result in a breach or violation of any covenant or agreement, Lessee shall notify Lessor in writing of such fact or circumstance; and

                           7.3.8.6 Requests, Orders and Notices. Within five (5)
                  Business Days after receipt of any request, order or other notice relating to the Leased Properties under any Environmental Law, Lessee shall forward a copy thereof to Lessor.

                  7.3.9 Environmental Related Remedies. In the event of a breach by Lessee beyond any applicable notice and/or grace period of its covenants with respect to environmental matters, Lessor may, in its sole discretion, do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent exercise of any other right or remedy hereunder):

                           7.3.9.1 Cause a Clean-Up. Cause the Clean-Up of any
                  Hazardous Materials or other environmental condition on or under the Leased Properties, or both, at Lessee's cost and expense; or

                           7.3.9.2 Payment of Regulatory Damages. Pay on behalf
                  of Lessee any damages, costs, fines or penalties imposed on Lessee or Lessor as a result of any Regulatory Actions; or

                           7.3.9.3 Payments to Discharge Liens. On behalf of
                  Lessee, make any payment or perform any other act or cause any act to be performed which will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Leased Properties or which will cause the discharge of any lien then attached to the Leased Properties; or

                           7.3.9.4 Payment of Third Party Damages. Pay, on
                  behalf of Lessee, any damages, cost, fines or penalties imposed on Lessee as a result of any Third Party Claims; or

                           7.3.9.5 Demand of Payment. Demand that Lessee make
                  immediate payment of all of the costs of such Clean-Up and/or exercise of the remedies set forth in this Section 7.3 incurred by Lessor and not theretofore paid by Lessee as of the date of such demand.

                  7.3.10 Environmental Indemnification. Lessee and Guarantor shall and do hereby indemnify, and shall defend and hold harmless Lessor, its principals, Officers, directors, agents, employees, parents, and Affiliates from each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition settlement, levy, lien removal, litigation, judgment, Proceeding, disbursement, expense and/or cost (including without limitation the cost of each and every Clean-Up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent, incidental, consequential or otherwise (including, but not limited to, attorneys' fees, consultants' fees, experts' fees and related expenses, capital, operating and maintenance costs, incurred in connection with (i) any Investigation or monitoring of site conditions, (ii) any amounts paid or advanced by Lessor on behalf of Lessee as set forth in this Article 7, and (iii) any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Materials, Release, threatened Release or any Contamination on, in, under or about any of the Leased Properties) which may be asserted against, imposed on, suffered or incurred by, each and every indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter including, but not limited to, any one or more of the following:

                           7.3.10.1 Release Damage or Liability. The presence of
                  Contamination in, on, at, under, or near a Leased Property or migrating to a Leased Property from another location;

                           7.3.10.2 Injuries. All injuries to health or safety
                  (including wrongful death), or to the environment, by reason of environmental matters relating to the condition of or activities past or present on, at, in, under a Leased Property;

                           7.3.10.3 Violations of Law. All violations, and
                  alleged violations, of any Environmental Law relating to a Leased Property or any activity on, in, at, under or near a Leased Property;

                           7.3.10.4 Misrepresentation. All material
                  misrepresentations relating to environmental matters in any documents or materials furnished by Lessee to Lessor and/or its representatives in connection with the Lease;

                           7.3.10.5 Event of Default. Each and every Event of
                  Default relating to environmental matters;

                           7.3.10.6 Lawsuits. Any and all lawsuits brought or
                  threatened, settlements reached and governmental orders relating to any Hazardous Materials at, on, in, under or near a Leased Property, and all demands of governmental authorities, and all policies and requirements of Lessor's, based upon or in any way related to any Hazardous Materials at, on, in, under a Leased Property; and

                           7.3.10.7 Presence of Liens. All liens imposed upon
                  any of the Leased Properties in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Materials at, on, in, from, or under a Leased Property.

                  7.3.11 Rights Cumulative and Survival. The rights granted Lessor under this Section 7.3 are in addition to and not in limitation of any other rights or remedies available to Lessor hereunder or allowed at law or in equity or rights of indemnification provided to Lessor in any agreement pursuant to which Lessor purchased any of the Leased Properties. The payment and indemnification obligations set forth in this Section 7.3 shall survive the expiration or earlier termination of the Term of this Lease.


                                  ARTICLE VIII

             LEGAL AND INSURANCE REQUIREMENTS; ADDITIONAL COVENANTS

         8.1 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. In its use, maintenance, operation and any alteration of the Leased Properties, Lessee, at its expense, will promptly (i) comply with all Legal Requirements and Insurance Requirements, whether or not compliance therewith requires structural changes in any of the Leased Improvements (which structural changes shall be subject to Lessor's prior written approval, which approval shall not be unreasonably withheld or delayed) or interferes with or prevents the use and enjoyment of the Leased Properties, and (ii) procure, maintain and comply with all licenses, and other authorizations required for the use of the Leased Properties and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Properties or any part thereof. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or Proceeding against Lessee, whether or not Lessor is a party thereto, that Lessee has violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between Lessor and Lessee.

         8.2 CERTAIN COVENANTS.

                  8.2.1 Existence; Conduct of Business. Lessee, Guarantor, and WCG each will (i) continue to engage in business of the same general type as now conducted and (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

                  8.2.2 Payment of Obligations. Lessee, Guarantor and WCG each
         (i) will pay its Debt and other material obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate legal process, (b) has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Encumbrance securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (ii) shall not breach, in any material respect, or permit to exist any material default under, the terms of any material lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except where the failure to do the foregoing would not in the aggregate have a Material Adverse Effect.

                  8.2.3 Maintenance of Properties. Lessee, Guarantor, and WCG each will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  8.2.4 Insurance. Lessee, Guarantor, and WCG each will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                  8.2.5 Casualty and Condemnation. The Lessee will furnish to Lessor prompt written notice of any casualty or other insured damage to any portion of any of Guarantor's property or assets or the commencement of any action or Proceeding for the taking of any of Guarantor's property or assets or any part thereof or interest therein under power of eminent domain or by condemnation or similar Proceeding (in each case with a value in excess of $10,000,000).

                  8.2.6 Books and Records; Inspection and Audit Rights. Lessee, Guarantor, and WCG each will keep proper books of record and account in which materially full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Lessee, Guarantor, and WCG each will permit any representatives designated by the Lessor at the expense of Lessor, or, if an Event of Default shall have occurred and be continuing, at the expense of the Lessee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  8.2.7 Compliance with Laws. Lessee, Guarantor, and WCG each will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate action and such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  8.2.8 Further Assurances. At any time and from time to time, Lessee and Guarantor each will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Lessor may reasonably request, to effectuate the transactions contemplated by this Lease or to grant, preserve, protect or perfect the Encumbrances created or intended to be created in connection with this Lease or any of the other documents contemplated herein, required to be in effect or the validity or priority of any such Encumbrance, all at the expense of Lessee and Guarantor. Lessee and Guarantor also agree to provide to Lessor, from time to time upon request, evidence reasonably satisfactory to Lessor as to the perfection and priority of the Encumbrance created or intended to be created in connection with this Lease or any of the other documents contemplated herein.

         8.3 CERTAIN NEGATIVE COVENANTS.

                  8.3.1 No Other Debt. Lessee shall not, directly or indirectly, incur or otherwise become liable for any Debt or obligation to pay money to any Person other than to (i) Lessor pursuant to this Lease and
         (ii) lessors of leased equipment used in the operation of the Facilities.

                  8.3.2 Limitation of Distributions. In or with respect to any Lease Year, Lessee shall not pay or distribute to its shareholders or any Affiliate in the form of dividends, fees for any services or reimbursements for shareholder expenditures or overhead on behalf of Lessee or to its Affiliates.

                  8.3.3 Pledge or Encumber Assets. Lessee shall not pledge or otherwise encumber any of its assets, other than leased equipment used in the operation of the Facilities and liens on assets permitted under
         Section 11.1.

                  8.3.4 Guarantees Prohibited. Lessee shall not guarantee any indebtedness of any Person (other than the guarantee of the indebtedness under the Credit Agreement).

                  8.3.5 Encumbrances. Neither Lessee nor Guarantor will create, incur, assume or permit to exist any Encumbrance on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except for any Permitted Encumbrances or Encumbrances created in connection with or specifically contemplated by this Lease or permitted by the Credit Agreement.

                  8.3.6 Fundamental Changes. Neither Lessee, Guarantor nor WCG will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Lessee in a transaction in which the Lessee is the surviving entity, provided that any such merger involving a Person that is not wholly owned by either Guarantor or WCG immediately prior to such merger shall not be permitted, and (ii) any person may merge into the Guarantor or WCG in a transaction in which the Guarantor or WCG, respectively, is the surviving corporation.

                  8.3.7 Other Material Agreements. Lessee shall not (i) enter into any other material agreement relating to any portion of the Leased Properties, or (ii) if entered into with Lessor's consent, thereafter, amend, modify, renew, replace or otherwise change the terms of any such material agreement without the prior written consent of Lessor. For purposes of this Section 8.3.7, a "material agreement" shall mean any agreement or commitment which requires total payments by Lessee in excess of $1,500,000.00, or accumulated annual payments in excess of $500,000.00.

         8.4 ADDITIONAL FINANCIAL COVENANTS.

                  8.4.1 Certain Definitions. For purposes of this Section 8.4.1, capitalized terms not otherwise specifically defined in this Lease, shall have the meanings described for such capitalized terms as contained in the Credit Agreement (and capitalized terms contained within such definitions as set forth in the Credit Agreement shall similarly have the meanings described for such capitalized terms therein). Lessee shall provide copies of any amendments or restatements or waivers to the Credit Agreement to Lessor within five (5) days of execution thereof. Such amendments or restatements or waivers shall automatically become a part hereof.

                  8.4.2 Total Net Debt to Contributed Capital Ratio. The Total Net Debt to Contributed Capital ratio shall at no time prior to January 1, 2002 exceed .65 to 1.00.

                  8.4.3 Minimum EBITDA. The amount equal to (i) EBITDA for the period of four (4) fiscal quarters ending during any period set forth below plus (ii) ADP Interest Expense for such period minus (iii) gains for such period attributable to Dark Fiber and Capacity Dispositions plus (iv) Dark Fiber and Capacity Proceeds for such period shall not be less than the amount set forth below opposite such period:

PERIOD                                        AMOUNT
------                                        ------
January 1, 2001 - March 31, 2001          $200,000,000
April 1, 2001 - June 30, 2001             $300,000,000
July 1, 2001 - September 30, 2001         $350,000,000
October 1, 2001 - December 31, 2001       $350,000,000

                  8.4.4 Total Leverage Ratio. (a) The Total Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:


                                               TOTAL
PERIOD                                    LEVERAGE RATIO
------                                    --------------
March 31, 2002 - December 30, 2002          12.50:1.00
December 31, 2002 - December 30, 2003        9.50:1.00
December 31, 2003 and thereafter             4.00:1.00

                  8.4.5 Senior Leverage Ratio. The Senior Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:

                                              SENIOR
PERIOD                                    LEVERAGE RATIO
------                                    --------------
March 31, 2002 - December 30, 2002          5.25:1.00
December 31, 2002 - December 30, 2003       3.25:1.00
December 31, 2003 and thereafter            2.50:1.00

                  8.4.6 Interest Coverage Ratio. The Interest Coverage Ratio for any period of four (4) consecutive fiscal quarters ending during any period set forth below shall not be less than the ratio set forth below opposite such period:

                                             INTEREST
PERIOD                                    COVERAGE RATIO
------                                    --------------
June 30, 2002 - June 29, 2003                1.00:1.00
June 30, 2003 - December 30, 2003            1.50:1.00
December 31, 2003 and thereafter             2.00:1.00

                                   ARTICLE IX

                                   MAINTENANCE

         9.1 MAINTENANCE AND REPAIR.

                  9.1.1 Status and Quality. Lessee, at its expense, will keep or cause to be kept, the Leased Properties, and all landscaping, private roadways, sidewalks and curbs appurtenant thereto which are under Lessee's control and Lessee's Personal Property in good order and repair, whether or not the need for such repairs arises out of Lessee's use, any prior use, the elements or the age of the Leased Properties or any portion thereof, or any cause whatsoever except the act or negligence of Lessor, and with reasonable promptness shall make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). Lessee shall at all times maintain, operate and otherwise manage the Leased Properties on a basis and in a manner consistent with the higher of that (i) customarily applied to Class A commercial office buildings in the vicinity of the City of Tulsa, Oklahoma, or (ii) utilized by Lessor in the management of Lessor's facilities adjacent to the Center. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work or the property to be repaired shall be replaced. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Properties or any parts thereof for the Primary Intended Use.

                  9.1.2 No Liability of Lessor. Lessor shall not under any circumstances be required to maintain, build or rebuild any improvements on the Leased Properties (or any private roadways, sidewalks or curbs appurtenant thereto), or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Properties, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or upon any adjoining property, whether to provide lateral or other support or abate a nuisance, or otherwise, or to make any expenditure whatsoever with respect thereto, in connection with this Lease. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

                  9.1.3 Contracting with Third Parties. Nothing contained in this Lease shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other Encumbrance upon the estate of Lessor in the Leased Properties, or any portion thereof. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanics' and construction lien laws now or hereafter existing.

                  9.1.4 Replacements. Lessee (i) shall promptly replace any of the Leased Improvements or Leased Personal Property which become worn out, obsolete or unusable or unavailable for the purpose for which intended, and (ii) in Lessee's reasonable judgment, may acquire a substitute for any item or items of Leased Personal Property which is of higher or better quality, performance or function than the item for which it is substituted. All replacements shall have a value and utility at least equal to that of the items replaced and shall become part of the Leased Properties immediately upon their acquisition by Lessee. Upon Lessor's request, Lessee shall promptly execute and deliver to Lessor a bill of sale or other instrument establishing Lessor's lien-free ownership of such replacements. Lessee shall promptly repair all damage to the Leased Properties incurred in the course of such replacement.

                  9.1.5 Vacation and Surrender. Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Properties to Lessor in the condition in which they were originally received from Lessor, in good operating condition, ordinary wear and tear excepted, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

         9.2 ENCROACHMENTS; RESTRICTIONS. ETC. If, at any time, any of the Leased Improvements are alleged to encroach upon any property, street or right of way adjacent to a Leased Property, or to violate any restrictive covenant, or to impair the rights of others under any easement or right of way, Lessee shall promptly settle such allegations or take such other lawful action as may be necessary in order to be able to continue the use of a Leased Property for the Primary Intended Use substantially in the manner and to the extent such Leased Property was being used at the time of the assertion of such violation, impairment or encroachment, provided, however, that no such action shall violate any other provision of this Lease and any alteration of a Leased Property must be made in conformity with the applicable requirements of Article X. Lessee shall not have any claim against Lessor or offset against any of Lessee's obligations under this lease with respect to any such violation, impairment or encroachment.

                                    ARTICLE X

                            ALTERATIONS AND ADDITIONS

         10.1 Construction of Alterations and Additions to the Leased Properties. Lessee shall not (a) make or permit to be made any structural alterations, improvements or additions of or to the Leased Properties or any part thereof, or (b) materially alter the plumbing, HVAC or electrical systems thereon or (c) make any other alterations, improvements or additions the cost of which exceeds (i) Two Hundred Thousand Dollars ($200,000.00), per alteration, improvement or addition, or (ii) One Million Dollars ($1,000,000.00), in any Lease Year, unless and until Lessee has (d) caused complete plans and specifications therefor to have been prepared by a licensed architect and submitted to Lessor at least ninety (90) Business Days before the planned start of construction thereof, (e) obtained Lessor's written approval thereof and if required, the approval of any Facility Mortgagee, and (f) if required to do so by Lessor, provided Lessor with reasonable assurance of the payment of the cost of any such alterations, improvements or additions, in the form of a bond, letter of credit or cash deposit. If Lessor requires a deposit, Lessor shall retain and disburse the amount deposited in the same manner as is provided for insurance proceeds in Section 14.6. If the deposit is reasonably determined by Lessor at any time to be insufficient for the completion of the alteration, improvement or addition, Lessee shall immediately increase the deposit to the amount reasonably required by Lessor. Lessee shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Lessor, and shall promptly correct any failure with respect thereto.

                  10.1.1 Lessor's Approval Not Required. Alterations and improvements not falling within the categories described in Section
         10.1 may be made by Lessee without the prior approval of Lessor, (i) but only in the event any such alternatives or improvements do not result in a material reduction in Lessor's opinion, in the value of the Leased Properties, and (ii) Lessee shall give Lessor at least thirty
         (30) days prior written Notice of any such alterations and improvements in each and every case.

                  10.1.2 Quality of Work. All alterations, improvements and additions shall be constructed in a first class, workmanlike manner, in compliance with all Insurance Requirements and Legal Requirements, be in keeping with the character of the Leased Properties and the area in which the Leased Properties are located and be designed and constructed so that the value of the Leased Properties will not be diminished or and that the Primary Intended Use of the Leased Properties will not be changed. All improvements, alterations and additions shall immediately become a part of the Leased Properties.

                  10.1.3 No Claim Against Lessor. Lessee shall have no claim against Lessor at any time in respect of the cost or value of any such improvement, alteration or addition. There shall be no adjustment in the Rent by reason of any such improvement, alteration or addition. With Lessor's consent, expenditures made by Lessee pursuant to this
         Article X may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Lessee set forth in
         Section 8.2.

                  10.1.4 Asbestos - Containing Material. In connection with any alteration which involves the removal, demolition or disturbance of any asbestos-containing material, Lessee shall cause to be prepared at its expense a full asbestos assessment applicable to such alteration, and shall carry out such asbestos monitoring and maintenance program as shall reasonably be required thereafter in light of the results of such a assessment.

                                   ARTICLE XI

                                      LIENS

         11.1 LIENS. Without the consent of Lessor or as expressly permitted elsewhere herein, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, Encumbrance, attachment, title retention agreement or claim upon the Leased Properties, and any attachment, levy, claim or Encumbrance in respect of the Rent, except for
(i) Permitted Encumbrances, (ii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums not yet due, and (iii) liens created by the wrongful acts or negligence of Lessor.

                                   ARTICLE XII

                         PERMITTED CONTESTS AND DEPOSITS

         12.1 PERMITTED CONTESTS. Lessee, on its own or on Lessor's behalf (or in Lessor's name), but at Lessee's sole cost and expense, shall have the right to contest, by an appropriate legal Proceeding conducted in good faith and with due diligence, the amount or validity of any Imposition, Legal Requirement or Insurance Requirement or Claim, provided (a) prior Notice of such contest is given to Lessor, (b) the Leased Properties would not be in any danger of being sold, uninsured or underinsured, forfeited or attached as a result of such contest, and there is no risk to Lessor of a loss of or interruption in the payment of, Rent, (c) in the case of an unpaid Imposition or Claim, collection thereof is suspended during the pendency of such contest, (d) in the case of a contest of a Legal Requirement, compliance may legally be delayed pending such contest. Upon request of Lessor, Lessee shall deposit funds or assure Lessor in some other manner reasonably satisfactory to Lessor that a contested Imposition or Claim, together with interest and penalties, if any, thereon, and any and all costs for which Lessee is responsible will be paid if and when required upon the conclusion of such contest. Lessee shall defend, indemnify and save harmless Lessor from all costs or expenses arising out of or in connection with any such contest, including but not limited to attorneys' fees. If at any time Lessor reasonably determines that payment of any Imposition or Claim, or compliance with any Legal or Insurance Requirement being contested by Lessee is necessary in order to prevent loss of any of the Leased Properties or Rent or civil or criminal penalties or other damage, upon such prior Notice to Lessee as is reasonable in the circumstances Lessor may pay such amount, require Lessee to comply with such Legal or Insurance Requirement or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary, upon Lessee's written request Lessor, at Lessee's expense, shall cooperate with Lessee in a permitted contest, provided Lessee upon demand reimburses Lessor for Lessor's costs incurred in cooperating with Lessee in such contest.


                                  ARTICLE XIII

                                    INSURANCE

         13.1 GENERAL INSURANCE REQUIREMENTS. Lessee will carry or cause to be carried and maintained in force throughout the entire Term (except as specifically noted to the contrary) insurance as described in Sections 13.1.1 through 13.1.5, with insurance companies and deductibles/retentions reasonably acceptable to Lessor. The limits set forth below are minimum limits and will not be construed to limit Lessee's liability. All costs and deductible amounts will be for the sole account of the Lessee.

                  13.1.1 Worker's Compensation Insurance. Workers' compensation insurance complying with the laws of the State or States having jurisdiction over each employee, whether or not Lessee is required by such laws to maintain such insurance, and Employer's Liability with limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit, provided however, in lieu of such insurance, Lessee may become a qualified self insured for such coverage, in which event such coverage shall not be required unless Lessee loses its status as a qualified self insured.

                  13.1.2 Commercial General Liability Insurance. Commercial or Comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $1,000,000, for bodily injury and property damage, including coverage for premises-operations, blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, sudden and accidental pollution and explosion, collapse and underground.

                  13.1.3 Automobile Liability. Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles.

                  13.1.4 Excess Liability Insurance. Excess or Umbrella Liability insurance with a combined single limit of $25,000,000 each occurrence, and annual aggregates of $25,000,000, for bodily injury and property damage covering excess of Employer's Liability and the insurance described in 13.1.2 and 13.1.3 above.

                  13.1.5 Property Insurance. From and after the date upon which Lessor is no longer responsible to carry such coverage under the Construction Completion Agreement, All-Risk Property insurance providing for the full replacement cost of all property located in or on the Leased Properties, including Leased Personal Property and Lessee's Personal Property. This policy shall include coverage for earthquake, flood, and windstorm. The policy shall also include business interruption insurance, if due to a covered loss, covering the Base Rent due Lessor for a period of no less than twelve (12) months. Lessor will be the sole loss payee as required by Article XIV. So long as no Event of Default is then in existence, Lessor shall make available to Lessee, any proceeds of business interruption insurance remaining after the payment of all accrued Rent, within thirty (30) days of Lessor's actual receipt of such proceeds, in good funds.

                  13.1.6 Status of Insurance Company. Irrespective of the insurance requirements above, the insolvency, bankruptcy, or failure of any such insurance company providing insurance for Lessee, or the failure of any such insurance company to pay claims that occur will not be held to waive any of the provisions hereof.

                  13.1.7 Waiver of Subrogation. In each of the above described policies, Lessee agrees to waive and will require its insurers to waive any rights of subrogation or recovery they may have against Lessor, its parent, subsidiary or affiliated companies. Lessor will have no liability to Lessee for any damage or destruction of any portion of the Leased Properties or any of Lessee's Personal Property.

                  13.1.8 Additional Insureds. Under the insurance policies described hereinabove (except in Section 13.1.1), Lessor, its parent, subsidiary and Affiliates and will be named as additional insureds with respect to the policies listed in Section 13.1.2 through 13.1.4, and as sole loss payees with respect to the policy listed in Section 13.1.5 as their interests appear. This insurance will be primary over any other insurance maintained by Lessor, its parent, subsidiary or Affiliates. All policies shall provide a severability of interests clause.

                  13.1.9 Non-Renewal. Non-renewal or cancellation of policies described above, will be effective only after written notice is received by Lessor from the insurance company sixty (60) days in advance of any such non-renewal or cancellation. Prior to commencing the Lease hereunder, Lessee will deliver to Lessor certificates of insurance evidencing the existence of the insurance and endorsements required above.

                  13.1.10 Original or Certified Copies. In the event of a loss or claim arising out of or in connection with this contract, Lessee agrees, upon request of Lessor, to submit the original or a certified copy of its insurance policies for inspection by Lessor.

         13.2 PREMIUM DEPOSITS. If any provision of a Facility Mortgage requires deposits of premiums for insurance to be made with the Facility Mortgagee, Lessee shall pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to the Facility Mortgagee, unless, pursuant to written direction by Lessor, Lessee makes such deposits directly with the Facility Mortgagee.

         13.3 INCREASE IN LIMITS. If from time to time Lessor determines, in the exercise of its reasonable business judgment, that the limits of the personal injury or property damage - public liability insurance then being carried are insufficient, upon Notice from Lessor Lessee shall cause such limits to be increased to the level specified in such Notice until further increase pursuant to the provisions of this Section.

         13.4 BLANKET POLICY. Any insurance required by this Lease may be provided by so called blanket policies of insurance carried by Lessee, provided, however, that the coverage afforded Lessor thereby may not thereby be less than or materially different from that which would be provided by a separate policies meeting the requirements of this Lease, and provided further that such policies meet the requirements of all Facility Mortgages.

         13.5 COPIES OF POLICIES; CERTIFICATES. Copies of the policies of insurance required by this Lease and certificates thereof shall be delivered to Lessor not less than thirty (30) days prior to their effective date (and, with respect to any renewal policy, not less than twenty (20) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to carry the required insurance or pay the premiums therefor, or to deliver copies of policies or certificates to Lessor as required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor when due, which premiums shall be repayable to Lessor upon written demand therefor as Additional Charges.

                                   ARTICLE XIV

                       DISBURSEMENT OF INSURANCE PROCEEDS

         14.1 INSURANCE PROCEEDS. Net Proceeds shall be paid to Lessor and held, disbursed or retained by Lessor as provided herein.

                  14.1.1 Proceeds of All-Risk Property Insurance. If the Net Proceeds are less than the Approval Threshold, and no Event of Default has occurred and is continuing, Lessor shall pay the Net Proceeds to Lessee promptly upon Lessee's completion of the restoration of the damaged or destroyed Leased Property. If the Net Proceeds equal or exceed the Approval Threshold, and no Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair as provided in Section 14.6. Within fifteen (15) days of the receipt of the Net Proceeds of All-Risk Insurance, Lessor shall determine in its reasonable judgment, as to the portion thereof, if any, attributable to the Lessee's Personal Property that Lessee is not required and does not elect to restore or replace, and the portion so determined attributable to the Lessee's Personal Property that Lessee is not required and does not elect to restore or replace shall be paid to Lessee.

         14.2 RESTORATION IN THE EVENT OF DAMAGE OR DESTRUCTION. If all or any portion of the Leased Properties is damaged by fire or other casualty, Lessee shall (a) give Lessor Notice of such damage or destruction within five (5) Business Days of the occurrence thereof, (b) within thirty (30) Business Days of the occurrence commence the restoration of the Leased Properties and (c) thereafter diligently proceed to complete such restoration to substantially the same (or better) condition as the Leased Properties were in immediately prior to the damage or destruction as quickly as is reasonably possible, but in any event within one hundred eighty (180) days of the occurrence. Regardless of the anticipated cost thereof, if the restoration of a Leased Property requires any modification of structural elements, prior to commencing such modification Lessee shall obtain Lessor's written approval of the plans and specifications therefor.

         14.3 RESTORATION OF LESSEE'S PROPERTY. If Lessee is required to restore the Leased Properties, Lessee shall also concurrently restore any of Lessee's Personal Property that is integral to the Primary Intended Use of the Leased Properties at the time of the damage or destruction.

         14.4 NO ABATEMENT OF RENT. Absent termination of this Lease as provided herein, there shall be no abatement of Rent by reason of any damage to or the partial or total destruction of any portion of the Leased Properties.

         14.5 WAIVER. Except as provided elsewhere in this Lease, Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage to or destruction of the Leased Properties.

         14.6 DISBURSEMENT OF INSURANCE PROCEEDS EQUAL TO OR GREATER THAN THE APPROVAL THRESHOLD. If Lessee restores or repairs the Leased Properties pursuant to this Article XIV, and if the Net Proceeds equal or exceed the Approval Threshold, the restoration or repair and disbursement of funds to Lessee shall be in accordance with the following procedures:

                  14.6.1 Plans and Specifications. The restoration or repair work shall be done pursuant to plans and specifications approved by Lessor and a certified construction cost statement, to be obtained by Lessee from a contractor reasonably acceptable to Lessor, showing the total cost of the restoration or repair; to the extent the cost exceeds the Net

         Proceeds, Lessee shall deposit with Lessor the amount of the excess cost, and Lessor shall disburse the funds so deposited in payment of the costs of restoration or repair before any disbursement of Net Proceeds.

                  14.6.2 Construction Funds. Construction Funds shall be made available to Lessee upon request, no more frequently than monthly, as the restoration and repair work progresses, subject to a ten (10%) percent holdback, pursuant to certificates of an architect selected by Lessee that, in the judgment of Lessor, reasonably exercised, is highly qualified in the design and construction of the type of Facility being repaired and is otherwise reasonably acceptable to Lessor, which certificates must be in form and substance reasonably acceptable to Lessor.

                  14.6.3 Lien Waivers. After the first disbursement to Lessee, sworn statements and lien waivers in an amount at least equal to the amount of Construction Funds previously paid to Lessee shall be delivered to Lessor from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement.

                  14.6.4 Progress of Work. Lessee shall deliver to Lessor such other evidence as Lessor may reasonably request from time to time during the course of the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair, and showing that there are no liens against the Leased Properties arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Construction Funds then disbursed to Lessee hereunder.

                  14.6.5 Inadequacy of Construction Funds. If the Construction Funds are at any time determined by Lessor to be inadequate for payment in full of all labor and materials for the restoration and repair, Lessee shall immediately pay the amount of the deficiency to Lessor to be held and disbursed as Construction Funds prior to the disbursement of any other Construction Funds then held by Lessor.

                  14.6.6 Disbursement. The Construction Funds may be disbursed by Lessor to Lessee or to the persons entitled to receive payment thereof from Lessee, and such disbursement in either case may be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent, all as Lessor may determine in its sole discretion. Provided Lessee is not in default hereunder, any excess Construction Funds shall be paid to Lessee upon completion of the restoration or repair.

                  14.6.7 Lessee Default. If Lessee at any time fails to promptly and fully perform the conditions and covenants set out hereinabove in this Section 14.6, and the failure is not corrected within ten (10) days of written Notice thereof, or if during the restoration or repair an Event of Default occurs hereunder, Lessor may, at its option, immediately cease making any further payments to Lessee for the restoration and repair.

                  14.6.8 Lessor Reimbursement. Lessor may reimburse itself out of the Construction Funds for its reasonable expenses incurred in administering the Construction Funds and inspecting the restoration and repair work, including without limitation attorneys' and other professional fees and escrow fees and expenses.

         14.7 NET PROCEEDS PAID TO FACILITY MORTGAGEE. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Net Proceeds, or any portion thereof, under the terms of any Facility Mortgage, the Net Proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. Lessor shall make commercially reasonable efforts to cause the Net Proceeds to be applied to the restoration of the Leased Properties.

         14.8 TERMINATION OF LEASE. Notwithstanding anything herein to the contrary, in the event the amount of the Net Proceeds from any one (1) occurrence, (i) exceeds $80,000,000.00, or (ii) exceeds $20,000,000.00 during the final two (2) years of the Realty Term, Lessor may exercise its option to require Lessee to purchase the Leased Properties as set forth in Section 42.2.

                                   ARTICLE XV

                                  CONDEMNATION

         15.1 TOTAL TAKING OR OTHER TAKING WITH EITHER LEASED PROPERTY RENDERED UNSUITABLE FOR ITS PRIMARY INTENDED USE. If title to the fee of the whole of a Leased Property is Taken, this Lease shall cease and terminate as to the Leased Property Taken as of the Date of Taking by the Condemnor and Rent shall be apportioned as of the termination date, provided, however, that if the Award to Lessor is less than the Repurchase Price for such Leased Property at the time of such Award, it shall be a condition precedent to the termination of this Lease as to such Leased Property that Lessee pay the amount of the deficiency to Lessor. If title to the fee of less than the whole of a Leased Property is Taken, but such Leased Property is thereby rendered Unsuitable for Its Primary Intended Use, Lessee and Lessor shall each have the option by written Notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, the Condemnor, whichever first occurs, to terminate this Lease with respect to such Leased Property as of the date so determined, in which event this Lease shall thereupon so cease and terminate as of the earlier of the date specified in such Notice or the date on which possession is taken by the Condemnor. If this Lease is so terminated as to a Leased Property, Rent shall be apportioned as of the termination date, and Lessee shall be deemed to have elected to purchase such Leased Property for the Repurchase Price therefor. Lessee shall complete the purchase within forty-five (45) days of the Taking, and Lessee shall receive credit against such Repurchase Price for any portion of the Award received by Lessor.

         15.2 ALLOCATION OF AWARD. The total Award made with respect to all or any portion of a Leased Property or for loss of Rent, or for loss of business, shall be solely the property of and payable to Lessor. Nothing contained in this Lease will be deemed to create any


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


additional interest in Lessee, or entitle Lessee to any payment based on the value of the unexpired term or so-called "bonus value" to Lessee of this Lease. Any Award made for the taking of Lessee's Personal Property that is not integral to the Primary Intended Use of the Facilities, or for removal and relocation expenses of Lessee in any such Proceeding shall be payable to Lessee. Any Award made for the taking of Lessee's Personal Property that is integral to the Primary Intended Use of the Facilities shall be payable to Lessor. In any Proceeding with respect to an Award, Lessor and Lessee shall each seek its own Award in conformity herewith, at its own expense. Notwithstanding the foregoing, Lessee may pursue a claim for loss of its business, provided that under the laws of the State, such claim will not diminish the Award to Lessor.

         15.3 PARTIAL TAKING. In the event of a Partial Taking, and Lessee, at its own cost and expense, shall within sixty (60) days of the taking of possession by, or the date of vesting of title in, the Condemnor, whichever first occurs/date on which such Notice is given commence the restoration of the Leased Premises to a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Partial Taking, and complete such restoration with all reasonable dispatch, but in any event within one hundred eighty (180) days of the date on which such Notice is given. Lessor shall contribute to the cost of restoration only such portion of the Award as is made therefor. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount less than the Approval Threshold, Lessor shall pay the same to Lessee upon completion of such restoration. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount equal to or greater than the Approval Threshold, Lessor shall make such portion of the Award available to Lessee in the manner provided in Section 14.6 with respect to Net Proceeds in excess of the Approval Threshold.

         15.4 TEMPORARY TAKING. If there is a Taking of possession or the use of all or part of a Leased Property, but the fee of such Leased Property is not Taken in whole or in part, until such Taking of possession or use continues for more than six (6) months, all the provisions of this Lease shall remain in full force and effect and the entire amount of any Award made for such Taking shall be paid to Lessee provided there is then no Event of Default. Upon the termination of any such period of temporary use or occupancy, Lessee at its sole cost and expense shall restore the affected Leased Property, as nearly as may be reasonably possible, to the condition existing immediately prior to such Taking. If any temporary Taking continues for longer than six (6) months, and fifty percent (50%) or more of any Leased Property is thereby rendered Unsuitable for Its Primary Use, this Lease shall cease and terminate as to the affected Leased Property as of the last day of the sixth (6th) month, but if less than fifty percent (50%) of such Facility is thereby rendered Unsuitable for Its Primary Use, Lessee and Lessor shall each have the option by at least sixty (60) day's prior written Notice to the other, at any time prior to the end of the temporary taking, to terminate this Lease as to the affected Leased Property of the date set forth in such Notice, and Lessor shall be entitled to any Award made for the period of such temporary Taking prior to the date of termination of the Lease. In no event shall Rent or any Additional Charges abate during the period of any temporary Taking.

         15.5 AWARDS PAID TO FACILITY MORTGAGEE. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Award or any portion thereof,


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


under the terms of any Facility Mortgage such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. If the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage: (i) if the Award represents an Award for Partial Taking as described in Section 15.3 above, Lessee shall restore the affected Facility (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as that of the Facility existing immediately prior to such Taking; or (ii) if the Award represents an Award for a Total Taking as described in Section 15.1 above, Lessee shall pay to Lessor an amount equal to the Repurchase Price and Lessor shall transfer its portion of the award and its interest in the affected Leased Property to Lessee. In any such restoration or purchase, Lessee shall receive full credit for any portion of any award retained by Lessor and the Facility Mortgagee.

                                   ARTICLE XVI

                       LESSOR'S RIGHTS ON EVENT OF DEFAULT

         16.1 LESSOR'S RIGHTS UPON AN EVENT OF DEFAULT. If an Event of Default shall occur Lessor may terminate this Lease by giving Lessee a Notice of Termination, and in such event, the Term shall end and all rights of Lessee under this Lease shall cease on the Termination Date. The Notice of Termination shall be in lieu of and not in addition to any notice required by the laws of any State as a condition to bringing an action for possession of the Leased Premises or to recover damages under this Lease. In addition to Lessor's right to terminate this Lease, Lessor shall have all other rights set forth in this Lease and all remedies available at law and in equity. Lessee shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in any appeals and post judgment Proceeding) as a result of any default of Lessee hereunder.

         16.2 CERTAIN REMEDIES. If an Event of Default shall occur, whether or not this Lease has been terminated pursuant to Section 16.1, if required to do so by Lessor, Lessee shall immediately surrender to Lessor the Leased Properties to Lessor in the condition required by Section 9.1.5 and quit the same, and Lessor may enter upon and repossess the Leased Properties by reasonable force, any summary Proceeding, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal properties from the Leased Properties, subject to any Legal Requirements. In addition to all other remedies set forth or referred to in this Article XVI.

         16.3 DAMAGES. Neither (i) the termination of this Lease pursuant to
Section 16.1, (ii) the repossession of the Leased Properties, (iii) the failure of Lessor to relet the Leased Properties, (iv) the reletting of all or any portion thereof, nor (v) the failure of Lessor to collect or receive any rentals due upon such any reletting, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event this Lease is terminated by Lessor, Lessee shall forthwith pay to Lessor all accrued and future Rent due and payable with respect to the Leased Properties to and including the Realty

Expiration Date all of which shall become immediately due and payable, including without limitation all interest and late charges payable under Section 3.3 with respect to any late payment of such Rent, and all Additional Charges.

         16.4 LESSEE'S OBLIGATION TO PURCHASE. If an Event of Default occurs, Lessor may require Lessee to purchase the Leased Properties on the first Rent payment date occurring after the date of receipt of, or such later date as may be specified in, a Notice from Lessor requiring such purchase. The purchase price of the Leased Properties shall be an amount equal to the then Repurchase Price of the Leased Properties, plus all Rent then due and payable (excluding the installment of Base Rent due on the purchase date) as of the date of purchase. If Lessor exercises such right, Lessor shall convey the Leased Properties to Lessee on the date fixed therefor upon receipt of such purchase price and this Lease shall thereupon terminate. Any purchase by Lessee of the Leased Properties pursuant to this Section shall be credited against the damages specified in Section 16.3.

         16.5 WAIVER. If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (i) any right of reentry, repossession or redesignation, (ii) any right to a trial by jury in the event of any summary Proceeding to enforce the remedies set forth in this
Article XVI, and (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt. Acceptance of Rent at any time does not prejudice or remove any right of Lessor as to any right or remedy. No course of conduct shall be held to bar Lessor from literal enforcement of the terms of this Lease.

         16.6 APPLICATION OF FUNDS. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by law.

         16.7 BANKRUPTCY.

                  16.7.1 No Transfer. Neither Lessee's interest in this Lease, nor any estate hereby created in Lessee's interest nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Bankruptcy Code (11 U.S.C. Section 101 et. seq.), as the same may be amended from time to time.

                  16.7.2 Rights and Obligations Under the Bankruptcy Code.

                           Payment of Rent. Upon filing of a petition by or against Lessee under the Bankruptcy Code, Lessee, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Lessee, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Properties, an amount equal to all Rent due pursuant to this Lease.

                           Other Conditions and Obligations. Included within and in addition to any other conditions or obligations imposed upon Lessee or its successor in the event of the assumption and/or assignment of the Lease are the following: (i) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment;
                           (ii) the deposit of an additional amount equal to not less than three (3) months' Base Rent, which amount is agreed to be a necessary and appropriate deposit to secure the future performance under the Lease of Lessee or its assignee; (iii) the continued use of the Leased Properties for the Primary Intended Use; and (iv) the prior written consent of any Facility Mortgagee.

         16.8 LESSOR'S RIGHT TO CURE LESSEE'S DEFAULT. If Lessee fails to make any payment or perform any act required to be made or performed under this Lease, and fails to cure the same within any grace or cure period applicable thereto, upon such Notice as may be expressly required herein (or, if Lessor reasonably determines that the giving of such Notice would risk loss to the Leased Properties or cause damage to Lessor, upon such Notice as is practical under the circumstances), and without waiving or releasing any obligation of Lessee, Lessor may make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Properties for such purpose and take all such action thereon as, in Lessor's sole opinion, may be necessary or appropriate. No such entry shall be deemed an eviction of Lessee. All amounts so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred, together with the late charge and interest provided for in Section 3.3 thereon, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XVII

              ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         17.1 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Lessee, Guarantor, and WCG each jointly and severally represent, warrant and covenant that:

                  17.1.1 Organization; Powers. Both Lessee and Guarantor are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  17.1.2 Authorization; Enforceability. The execution of and performance under this Lease is within each of the Lessee's and Guarantor' entity powers and has been duly authorized by all necessary member, corporate and, if required, stockholder action as the case may be. This Lease has been duly executed and delivered by each of the Lessee and Guarantor and constitutes a legal, valid and binding obligation of the Lessee and

         Guarantor (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

                  17.1.3 Governmental Approvals; No Conflicts. The Lease or any of the other documents contemplated herein, (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Lessor's rights under this Lease, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Lessee or Guarantor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Lessee or Guarantor or any of their respective assets, or give rise to a right thereunder to require any payment to be made by Lessee or Guarantor, and (d) will not result in the creation or imposition of any Encumbrance on any asset of Lessee or Guarantor, except any Encumbrance created by or in accordance with the Lease.

                  17.1.4 Financial Condition; No Material Adverse Change. Guarantor has heretofore furnished to Lessor consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000, audited by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flow of Guarantor as of such dates and for such periods in accordance with GAAP.

                           17.1.4.1 Pro Formas. Guarantor has heretofore
                  furnished to the Lessor its pro forma consolidated balance sheet as of December 31, 2000 and projected pro forma statements of operations and cash flows for the fiscal year ended December 31, 2001. Such projected pro forma consolidated balance sheets and statements of operations and cash flows (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements (which assumptions are believed by Lessee and Guarantor to be reasonable), (ii) are based on the best information available to Lessee and Guarantor after due inquiry, (iii) present fairly, in all material respects, the pro forma financial position of Lessee and Guarantor as of such date and for such periods.

                           17.1.4.2 Material Contingent Liabilities. Except as
                  disclosed in the financial statements referred to above, neither the Lessee or Guarantor has, as of the Effective Date, any material contingent liabilities, unusual material long-term commitments or unrealized material losses.

                           17.1.4.3 Material Adverse Change. Since December 31,
                  2000, there has been no Material Adverse Change.

                  17.1.5 Properties. Lessee and Guarantor each has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Leased Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. None of the properties and assets of Lessee or Guarantor is subject to any Encumbrance other than Permitted Encumbrances, and Encumbrances created by or in connection with this Lease.

                           17.1.5.1 Intellectual Property. Lessee and Guarantor
                  each owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Lessee and Guarantor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  17.1.6 Litigation and Environmental Matters. There is no action, suit or Proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Lessee or Guarantor, threatened against or affecting Lessee or Guarantor (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Lease or any of the other documents contemplated herein.

                           17.1.6.1 Environmental Compliance. Except with
                  respect to other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Lessee nor Guarantor (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any liability with respect to any Environmental Law, (iii) has received written notice of any claim with respect to any Environmental Law or (iv) knows of any basis for any violations of any Environmental Law or any release, threatened release or exposure to any Hazardous Materials that is likely to form the basis of any liability under any Environmental Law.

                  17.1.7 Compliance with Laws and Agreements. Lessee and Guarantor each is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                  17.1.8 Investment and Holding Company Status. Neither Lessee or Guarantor is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  17.1.9 Taxes. Lessee, Guarantor, and WCG each has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by or with respect to it, except (a) taxes that are being contested in good faith by an appropriate Proceeding and for which Lessee or Guarantor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  17.1.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

                  17.1.11 Disclosure. Lessee and Guarantor have disclosed to the Lessor all agreements, instruments and corporate or other restrictions to which Lessee or Guarantor is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Lessee or Guarantor in connection with the negotiation of this Lease or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Lessee and Guarantor represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  17.1.12 Insurance. As of the Effective Date, all premiums in respect of all insurance described in Article XIII have been paid.

                  17.1.13 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Lessee or Guarantor pending or, to the knowledge of Lessee or Guarantor, threatened. The hours worked by and payments made to employees of Lessee and Guarantor have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Lessee or Guarantor, or for which any claim may be made against Lessee or Guarantor, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Lessee or Guarantor. The execution of this Lease has not and will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which Lessee or Guarantor is bound.

                  17.1.14 Solvency. Immediately after the Effective Date and immediately following the purchase of the Leased Properties by Lessor pursuant to the Purchase Agreement made on the Effective Date and after giving effect to the application of the Purchase Price, (a) the fair value of the assets of Lessee, Guarantor, and WCG will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Lessee, Guarantor and WCG will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Lessee, Guarantor, and WCG each will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Lessee, Guarantor, and WCG each will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                  17.1.15 No Burdensome Restrictions. No contract, lease, agreement or other instrument to which Lessee or Guarantor is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation could reasonably be expected to have Material Adverse Effect.

                  17.1.16 Representations True and Correct. As of the dates when made and as of the Effective Date, each representation and warranty of Lessee or Guarantor thereto contained in the Purchase Agreement, this Lease or any other documents executed in connection herewith, is true and correct.

                                  ARTICLE XVIII

                       OCCUPANCY AFTER EXPIRATION OF TERM

         18.1 HOLDING OVER. If Lessee remains in possession of all or any of the Leased Properties after the expiration of the Term or earlier termination of this Lease, such possession shall be as a month-to-month tenant, and throughout the period of such possession Lessee shall pay as Rent for each month one hundred fifty percent (150%) times the sum of: (i) one-twelfth (1/12th) of the Base Rent payable during the Lease Year in which such expiration or termination occurs, plus (ii) all Additional Charges accruing during the month, plus (iii) any and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law to month-to-month tenancies, to continue its occupancy and use of the Leased Properties until the month-to-month tenancy is terminated. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

         18.2 INDEMNITY. If Lessee fails to surrender the Leased Properties in a timely manner and in accordance with the provisions of Section 9.1.5 upon the expiration or termination of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall defend, indemnify and hold Lessor, its principals, officers, directors, agents and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rent paid by Lessee pursuant to this Lease during Lessee's hold-over and any claims by any proposed new tenant founded on such failure. The provisions of this Section 18.2 shall survive the expiration or termination of this Lease.

                                   ARTICLE XIX

                          SUBORDINATION AND ATTORNMENT

         19.1 SUBORDINATION. Upon written request of Lessor, any Facility Mortgagee, or the beneficiary of any deed of trust of Lessor, Lessee will enter into a written agreement subordinating its rights pursuant to this Lease (i) to the lien of any mortgage, deed of trust or the interest of any lease in which Lessor is the lessee and to all modifications, extensions, substitutions thereof (or, at Lessor's option, agree to the subordination to this Lease of the lien of said mortgage, deed of trust or the interest of any lease in which Lessor is the lessee), and (ii) to all advances made or hereafter to be made thereunder. In connection with any such request, Lessor shall provide Lessee with a "Non-Disturbance Agreement" reasonably acceptable to such mortgagee, beneficiary or lessor providing that if such mortgagee, beneficiary or lessor acquires the Leased Properties by way of foreclosure or deed in lieu of foreclosure, such mortgagee, beneficiary or lessor will not disturb Lessee's possession under this Lease and will recognize Lessee's rights hereunder if and for so long as no Event of Default has occurred and is continuing. Lessee agrees to consent to amend this Lease as reasonably required by the Facility Mortgagee, and shall be deemed to have unreasonably withheld or delayed its consent if the required changes do not materially (i) alter the economic terms of this Lease, (ii) diminish the rights of Lessee, or (iii) increase the obligations of Lessee, provided that Lessee shall also have received the non-disturbance agreement provided for in this Article.

         19.2 ATTORNMENT. If any Proceeding is brought for foreclosure, or if the power of sale is exercised under any mortgage or deed of trust made by Lessor encumbering the Leased Properties, or if a lease in which Lessor is the lessee is terminated, Lessee shall attorn to the purchaser or lessor under such lease upon any foreclosure or deed in lieu thereof, sale or lease termination and recognize the purchaser or lessor as Lessor under this Lease, provided the purchaser or lessor acquires and accepts the Leased Properties subject to this Lease.

         19.3 LESSEE'S CERTIFICATE. Lessee shall, upon not less than ten (10) days prior Notice from Lessor, execute, acknowledge and deliver to Lessor, Lessee's Certificate containing then-current facts. It is intended that any Lessee's Certificate delivered pursuant hereto may be relied upon by Lessor, any prospective tenant or purchaser of the Leased Properties, any mortgagee or prospective mortgagee, and by any other party who may reasonably rely on such statement. Lessee's failure to deliver the Lessee's Certificate within such time shall constitute an Event of Default. In addition, Lessee hereby authorizes Lessor to execute and deliver a certificate to the effect (if true) that Lessee represents and warrants that (i) this Lease is in full force and effect without modification, and (ii) Lessor is not in breach or default of any of its obligations under this Lease.

                                   ARTICLE XX

                                  RISK OF LOSS

         20.1 RISK OF LOSS. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Lessor, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Article XX entitle Lessee to any abatement of Rent.

                                   ARTICLE XXI

                                 INDEMNIFICATION

         21.1 INDEMNIFICATION. Notwithstanding the existence of any insurance or self-insurance provided for in Article XIII, and without regard to the policy limits of any such insurance or self-insurance, Lessee shall protect, indemnify, save harmless and defend Lessor, its principals, officers, directors, agents, employees, parents, and affiliates from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Properties or adjoining sidewalks, including without limitation any claims of malpractice, (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Properties, (iii) the failure to pay any Impositions, (iv) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, and (v) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Lessee or any party in privity with Lessee with respect to the Leased Properties or any business or other activity carried on with respect to the Leased Properties during the Term or thereafter during any time in which Lessee or any such other party is in possession of the Leased Properties or thereafter to the extent that any conduct by Lessee or any such person (or failure of such conduct thereby if the same should have been undertaken during such time of possession and leads to such damage or loss) causes such loss or claim. Any amounts which become payable by Lessee under this Section shall be paid within ten (10) days after liability therefor on the part of Lessee is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Nothing herein shall be construed as indemnifying Lessor against its own grossly negligent acts or omissions or willful misconduct.

Lessee's liability under this Article shall survive the expiration or any earlier termination of this Lease.

                                  ARTICLE XXII

                            RESTRICTIONS ON TRANSFERS

         22.1 GENERAL PROHIBITION AGAINST TRANSFERS. Lessee acknowledges that a significant inducement to Lessor to enter into this Lease with Lessee on the terms set forth herein is the combination of financial strength, experience, skill and reputation possessed by the Lessee named herein, the Person or Persons in Control of Lessee and Guarantor, together with Lessee's assurance that Lessor shall have the unrestricted right to approve or disapprove any proposed Transfer. Therefore, there shall be no Transfer except as specifically permitted by this Lease or consented to in advance by Lessor in writing. Lessee agrees that Lessor shall have the right to withhold its consent to any proposed Transfer on the basis of Lessor's judgment as to the effect the proposed Transfer may have on the Leased Properties and the future performance of the obligations of the Lessee under this Lease, whether or not Lessee agrees with such judgment. Any attempted Transfer which is not specifically permitted by this Lease or consented to by Lessor in advance in writing shall be null and void and of no force and effect whatsoever. In the event of a Transfer, Lessor may collect Rent and other charges from the assignee, subtenant or other occupant or transferee (any and all of which are herein referred to as a "Transferee") and apply the amounts collected to the Rent and other charges herein reserved, but no Transfer or collection of Rent and other charges shall be deemed to be a waiver of Lessor's rights to enforce Lessee's covenants or an acceptance of the Transferee as Lessee, or a release of the Lessee named herein from the performance of its covenants. Notwithstanding any Transfer, Lessee and Guarantor shall remain fully liable for the performance of all terms, covenants and provisions of this Lease. Any violation of this Lease by any Transferee shall be deemed to be a violation of this Lease by Lessee.

         22.2 CONSENT TO CERTAIN TRANSFERS. Lessor acknowledges that Lessee, as sublessor, intends to enter into subleases with the parties identified on
SCHEDULE 22.2, as sublessees, with respect to the Facilities identified on such Schedule. Lessor consents to such subleases provided that all such sublease agreements satisfy all of the requirements set forth in this Lease and otherwise are satisfactory in form and substance to Lessor. The conditions set forth in the immediately preceding sentence shall be deemed satisfied as to any sublease with respect to which Lessor has executed and delivered a Consent and Non-Disturbance Agreement in substantially the form of EXHIBIT F. Notwithstanding any such sublease, Lessee and Guarantor shall remain fully liable for the performance of all terms, covenants and provisions of this Lease.

         22.3 SUBORDINATION AND ATTORNMENT. Lessee shall insert in any sublease permitted by Lessor provisions to the effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (ii) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (iii) if the sublessee receives a written Notice from Lessor or Lessor's assignee, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under the sublease directly to the party giving such Notice, or as such party may direct, which payments shall be credited against the amounts owing by Lessee under this Lease.

                                  ARTICLE XXIII

                        LESSEE AND GUARANTOR INFORMATION

         23.1 OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS. Lessee and Guarantor shall furnish or cause to be furnished to Lessor:

                  23.1.1 Fiscal Year Information. (i) within ninety (90) days after the end of each fiscal year of WCG, its audited consolidated balance sheets and related audited consolidated statements of operations, stockholders' or members' equity and cash flows as of the end of and for such fiscal year (including segment reporting with respect to each of WCG's business segments consistent), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing, and otherwise reasonably satisfactory to Lessor (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of WCG on a consolidated basis in accordance with GAAP consistently applied, and (ii) within ninety (90) days after the end of each fiscal year of WCG, supplemental unaudited balance sheets and related unaudited statements of operations, stockholders' or members' equity and cash flows as of the end of and for such fiscal year, setting forth in tabular form in each case the figures for the previous year, for WCG and the consolidating adjustments with respect thereto.

                  23.1.2 Quarterly Information. (i) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of WCG, unaudited consolidated and consolidating balance sheets and related consolidated and consolidating statements of operations, stockholders' or members' equity and cash flows of Guarantor and WCG as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or in the case of the balance sheet, as of the end of the previous fiscal year), all certified by an Officer's Certificate as presenting fairly in all material respects the financial condition and results of operations of Guarantor and WCG on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Guarantor, unaudited balance sheets and related statements of operations, stockholders' or members' equity and cash flow of Guarantor as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year) all certified by an Officer's Certificate as presenting fairly in all material respects the financial condition and results of operations of Guarantor in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

                  23.1.3 Officers Certificate. Concurrently with any delivery of financial statements under Sections 23.1.1 and 23.1.2, and at any time and from time to time, within ten (10) days of Lessor's request, an Officer's Certificate of the Lessee (i) certifying as to whether an Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Sections 8.4.2 through 8.4.6
         (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of audited financial statements referred to in Section 17.1.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Officer's Certificate, and (iv) certifying as to the compliance by Lessee and Guarantor, with the provisions of this Lease, and such other matters set forth in this Lease or the Credit Agreement, as Lessor may specify.

                  23.1.4 Accounting Firm Certificate. Concurrently with any delivery of financial statements under Section 23.1.1, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).

                  23.1.5 Budget. As soon as practicable after approval by the Board of Directors of WCG, and in any event not later than one hundred and twenty (120) days after the commencement of each fiscal year of WCG, a consolidated and consolidating budget of WCG for such fiscal year and a consolidated budget of the Lessee for such fiscal year and, promptly when available, any significant revisions of any such budget.

                  23.1.6 SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by WCG or any of its Affiliates with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by WCG to its shareholders generally, as the case may be, except to the extent any such report, proxy statement or other material is available electronically on a publicly-accessible website.

                  23.1.7 Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Lessee, Guarantor or WCG, or compliance with the terms of this Lease or any of the documents contemplated herein, as Lessor may reasonably request.

                  23.1.8 Credit Agreement Information. To the extent not previously covered by the provisions of this Section 23.1, copies of all information provided by Guarantor, WCG or any Affiliates of either pursuant to the Credit Agreement, contemporaneously with its delivery pursuant thereto.

         23.2 PUBLIC OFFERING INFORMATION. Lessee, Guarantor and WCG, specifically agree that subject to the approval of Lessee, which approval shall not be unreasonably withheld or delayed, Lessor may include financial information and information concerning the operation of the Facilities in offering memoranda or prospectus, or similar publications in connection with syndications or public offerings of Lessor's securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Lessor. Lessee, Guarantor, and WCG, agree to provide such other reasonable information necessary with respect to Lessee, Guarantor, and WCG, and the Leased Properties to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements. Upon request of Lessor, Lessee shall notify Lessor of any necessary corrections to information Lessor proposes to publish within a reasonable period of time (not to exceed ten (10) days) after being informed thereof by Lessor.

         23.3 NOTICES OF MATERIAL EVENTS. Upon its respective knowledge thereof, Lessee and Guarantor each will furnish to Lessor prompt written notice of the following. Each notice delivered under this Section shall be accompanied by a statement of an Officer's Certificate, duly executed, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  23.3.1 Event of Default. The occurrence of any Event of Default.

                  23.3.2 Action, Suit or Proceeding. The filing or commencement of any action, suit or Proceeding by or before any arbitrator or Governmental Authority against or affecting Lessee, Guarantor or WCG or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect.

                  23.3.3 ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

                  23.3.4 Other Matters. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

                                  ARTICLE XXIV

                                   INSPECTION

         24.1 LESSOR'S RIGHT TO INSPECT. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Properties and Lessee's books and records pertaining thereto during normal business hours at any time upon reasonable Notice. Notwithstanding the foregoing, Lessee is and shall be in exclusive control and possession of the Leased Properties as provided herein, and Lessor shall not in any event whatsoever be liable for any injury or damage to any property or to any person happening on or about the Leased Properties nor for any injury or damage to any property of Lessee, or of any other person, except in the event any such injury or damage is the direct result of the gross negligence or malfeasance of Lessor. The right of Lessor to enter and inspect the Leased Properties are for the purpose of enabling Lessor to be informed as to whether or not Lessee is complying with the terms, covenants and conditions of this Lease and to do such acts as Lessee may have failed to do, provided however, in no event shall Lessor have any obligation whatsoever to so perform such acts.

                                   ARTICLE XXV

                                    NO WAIVER

         25.1 NO WAIVER. No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach hereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

                                  ARTICLE XXVI

                               REMEDIES CUMULATIVE

         26.1 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

                                  ARTICLE XXVII

                                    SURRENDER

         27.1 ACCEPTANCE OF SURRENDER. No surrender to Lessor of this Lease or of the Leased Properties or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                  ARTICLE XXIII

                                  RELATIONSHIP

         28.1 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and (ii) the fee estate in the Leased Properties.

         28.2 NO PARTNERSHIP. Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Lessor and Lessee or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Lessor and Lessee.

                                  ARTICLE XXIX

                              CONVEYANCE BY LESSOR

         29.1 CONVEYANCE BY LESSOR. Lessor may at its sole option, transfer the Leased Properties and in connection with any such transfer, may assign this Lease. If Lessor or any successor owner of the Leased Properties conveys the Leased Properties other than as security for a debt, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.


                                   ARTICLE XXX

                                 QUIET ENJOYMENT

         30.1 QUIET ENJOYMENT. So long as Lessee pays all Rent as it becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Properties for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and Encumbrances of record as of the date hereof or hereafter provided for in this Lease or consented to by Lessee. Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant will give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee. Lessee shall, however, have the right, by separate and independent action, to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

                                  ARTICLE XXXI

                                     NOTICES

         31.1 NOTICES. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight deliver, hand delivery or facsimile transmission to the following address:

         To Lessor:              Williams Headquarters Building Company
                                 Attn: George D. Shahadi, Vice President-Corp.
                                       Real Estate
                                 One Williams Center, Suite 2200
                                 Tulsa, Oklahoma  74172
                                 Fax No. 918/573-4049

         With copies to:         The Williams Companies, Inc.
                                 Attn: Real Estate Counsel
                                 One Williams Center, Suite 4100
                                 Tulsa, Oklahoma  74172
                                 Fax No. 918/ 573-4503

                                 The Williams Companies, Inc.
                                 Attn: Treasurer
                                 One Williams Center, Suite 5000
                                 Tulsa, Oklahoma  74172
                                 Fax No. 918/ 573-2065


         To Lessee:              Williams Technology Center, LLC
                                 Attn: Vice President, Real Estate
                                 One Williams Center, MD-OneOK-6
                                 Tulsa, Oklahoma  74172
                                 Fax No. 918/ 573-5614

         With copy to:           Williams Communications, LLC.
                                 Attn: P. David Newsome, Jr., Esq.,
                                 General Counsel
                                 One Williams Center, MD-41-3
                                 Tulsa, Oklahoma  74172
                                 Fax No. 918/ 573-3005

         To Guarantor:           Williams Communications, LLC
                                 Attn: P. David Newsome, Jr., Esq.,
                                 General Counsel
                                 One Williams Center, MD-41-3
                                 Tulsa, Oklahoma  74172
                                 Fax No. 918/ 573-3005

         With copy to:           Williams Communications, LLC
                                 Attn:  Assistant Treasurer
                                 One Technology Center, MD: TC 14X
                                 Tulsa, Oklahoma  74103
                                 Fax No.: 918/547-1108


or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender. If Lessee has vacated the Leased Properties, Lessor's Notice may be posted on the door of a Leased Property. No failure of any addressee designated as "With copy to", to be sent or to receive any Notice shall invalidate the effectiveness of Notice sent to and received by any party to this Lease.

                                  ARTICLE XXXII

                             [INTENTIONALLY OMITTED]


                                 ARTICLE XXXIII

                             [INTENTIONALLY OMITTED]


                                  ARTICLE XXXIV

                           LESSOR'S OPTION TO PURCHASE

         34.1 LESSOR'S OPTION TO PURCHASE LESSEE'S PERSONAL PROPERTY. Unless Lessee purchases the Leased Properties as provided in this Lease, upon the expiration or termination of this Lease, Lessor shall have the option on the terms hereinafter set forth to purchase any of Lessee's Personal Property that is not deemed to have been sold, assigned, transferred and conveyed to Lessor pursuant to Section 6.3 hereof, for an amount equal to the then book value thereof (acquisition cost less accumulated depreciation on the books of Lessee pertaining thereto), subject to, and with appropriate credits for, any obligations owing from Lessee to Lessor and for the then outstanding balances owing on all equipment leases, conditional sale contracts and any other Encumbrances to which such Lessee's Personal Property is subject. Lessor's option shall be exercised by Notice to Lessee no more than one hundred eighty
(180) days, nor less than ninety (90) days, before the expiration of the Realty Term, unless this Lease is terminated prior to its expiration date by reason of an Event of Default, in which event Lessor's option shall be exercised not more than ninety (90) days after the date of termination. Lessor's option shall terminate upon Lessee's purchase of the Leased Properties. If Lessee does not receive Lessor's Notice exercising its option before the expiration of the relevant time period, Lessee shall give Lessor Notice thereof and Lessor's option shall continue in full force and effect for a period of thirty (30) days after such Notice from Lessee. If Lessor exercises its option, Lessee shall, in exchange for Lessor's payment of the purchase price, deliver the purchased Lessee's Personal Property to Lessor, together with a bill of sale and such other documents as Lessor may reasonably request in order to carry out the purchase, and the purchase shall be closed by such delivery and such payment on the date set by Lessor in its Notice of exercise. Lessor shall be responsible for applicable sales, use and other similar taxes which are assessed on the sale of Lessee's Personal Property to Lessor.

         34.2 LEASED PROPERTIES TRADE NAME. If this Lease is terminated pursuant to Section 16.1 or Lessor exercises its option to purchase Lessee's Personal Property pursuant to Section 34.1, Lessee shall be deemed to have assigned to Lessor the exclusive right to use Leased Properties Trade Name in perpetuity.

         34.3 TRANSFER OF OPERATIONAL CONTROL OF THE FACILITIES. Lessee shall cooperate fully in transferring operational control of all of the Facilities which are then subject to this Lease to Lessor or Lessor's nominee if the Term expires without renewal or this Lease is terminated upon the occurrence of an Event of Default or for any other reason, and Lessee shall use its best efforts to cause the business conducted at all such Facilities to continue without interruption. To that end, pending completion of the transfer of the operational control of such Facilities to Lessor or its nominee:

                  34.3.1 Employees. Lessee will not terminate the employment of any Leased Properties maintenance and operations employees without just cause, or change any salaries, provided, however, that without the advance written consent of Lessor, Lessee may grant pre-announced wage increases of which Lessor has knowledge, increases required by written employment agreements and normal raises to non-officers at regular review dates; and Lessee will not hire any additional employees except in good faith in the ordinary course of business;

                  34.3.2 Change in Control. Lessee will provide all necessary information requested by Lessor or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of the Facilities, and any other information reasonably required to effect an orderly transfer of the Facilities;

                  34.3.3 Business and Organization. Lessee shall use all reasonable efforts to keep the business and organization of the Facilities intact and to preserve for Lessor or its nominee the goodwill of the suppliers, distributors, residents and others having business relations with Lessee with respect to the Facilities;

                  34.3.4 Operations in Ordinary Course. Lessee shall engage only in transactions or other activities with respect to the Facilities which are in the ordinary course of its business and shall perform all maintenance and repairs reasonably necessary to keep the Facilities in satisfactory operating condition and repair;

                  34.3.5 Employee Benefits. Lessee shall provide Lessor or its nominee with full and complete information regarding the employees of the Facilities and shall reimburse Lessor or its nominee for all outstanding accrued employee benefits, including accrued vacation, sick and holiday pay calculated on a true accrual basis, including all earned and a prorated portion of all unearned benefits;

                  34.3.6 Third Party Consents. Lessee shall use all reasonable efforts to obtain the acknowledgment and the consent of any creditor, lessor or sublessor, mortgagee, beneficiary of a deed of trust or security agreement affecting the real and personal properties of Lessee or any other party whose acknowledgment and/or consent would be required because of a change in the operational control of the Facilities and transfer of personal property. The consent must be in form, scope and substance satisfactory to Lessor or its nominee, including, without limitation, an acknowledgment in respect to all such contracts, leases, deeds of trust, mortgage, security agreements, or other agreements that Lessee and all predecessors or successors-in-interest thereto are not in default in respect thereto, that no condition known to the consenting party exists which with the giving of notice or lapse of time would result in such a default, and, if requested, affirmatively consenting to the change in the operational control of the Facilities;

                  34.3.7 Lessor as Attorney-in-Fact. To more fully preserve and protect Lessor's rights under this Section, Lessee does hereby make, constitute and appoint Lessor its true and lawful attorney-in-fact, for it and in its name, place and stead to execute and deliver all such instruments and documents, and to do all such other acts and things, as Lessor may deem to be necessary or desirable to protect and preserve the rights granted under this Section. Lessee hereby grants to Lessor the full power and authority to appoint one or more substitutes to perform any of the acts that Lessor is authorized to perform under this Section, with a right to revoke such appointment of substitution at Lessor's pleasure. The power of attorney granted pursuant to this
         Section is coupled with an interest and therefore is irrevocable. Any person dealing with Lessor may rely upon the representation of Lessor relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Lessor that this power of attorney is in full force and effect. Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Lessor, and may be relied upon by any person to the same extent as though the copy were an original. Anyone who acts in reliance upon any representation or certificate of Lessor, or upon a reproduction of this Lease, shall not be liable for permitting Lessor to perform any act pursuant to this power of attorney. Notwithstanding the foregoing, Lessor covenants with Lessee that Lessor shall refrain from exercising the power of attorney granted hereby except in the case of an Event of Default hereunder or in the event of a default, which, in Lessor's reasonable judgment, may lead to the suspension or revocation of any license of Lessee or of any sublessee.

         34.4 INTANGIBLES AND PERSONAL PROPERTY. Notwithstanding any other provision of this Lease but subject to Articles 40 or 41 relating to the security interest in favor of Lessor, Leased Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor's " interests in real property" within the meaning of
Section 856(d) of the Code, or any similar or successor provision thereto.

                                  ARTICLE XXXV

                             [INTENTIONALLY OMITTED]


                                  ARTICLE XXXVI

                                  MISCELLANEOUS

         36.1 COMPLIANCE WITH FACILITY MORTGAGE. Lessee covenants and agrees that it will duly and punctually observe, perform and comply with all of the terms, covenants and conditions (including, without limitation, covenants requiring the keeping of books and records and delivery of Financial Statements and other information) of any Facility Mortgage and that it will not directly or indirectly, do any act or suffer or permit any condition or thing to occur, which would or might constitute a default under a Facility Mortgage. Anything in this Lease to the contrary notwithstanding, if the time for performance of any act required of Lessee by the terms of a Facility Mortgage is shorter than the time allowed by this Lease for performance of such act by Lessee, then Lessee shall perform such act within the time limits specified in such Facility Mortgage.

         36.2 SURVIVAL, CHOICE OF LAW. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to the date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof is held invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, except as to matters which, under applicable procedural conflicts of laws rules require the application of laws of another State.

         LESSEE CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATES OF OKLAHOMA AND AGREES THAT ALL DISPUTES CONCERNING THIS LEASE BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF OKLAHOMA. LESSEE AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE

UNDER THE LAWS OF THE STATE OF OKLAHOMA AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATE OF OKLAHOMA.

         36.3 LIMITATION ON RECOVERY. Lessee specifically agrees to look solely to Lessor's interest in the Leased Properties for recovery of any judgment from Lessor, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee. Furthermore, Lessor (original or successor) shall never be liable to Lessee for any indirect, consequential, special or punitive damages suffered by Lessee from whatever cause.

         36.4 WAIVERS. Lessee waives any defense by reason of any disability of Lessee, and waives any other defense based on the termination of Lessee's (including Lessee's successor's) liability from any cause. Lessee waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance, and waives all notices of the existence, creation, or incurring of new or additional obligations.

         36.5 CONSENTS. Whenever the consent or approval of Lessor is required hereunder, Lessor may in its sole discretion and without reason withhold that consent or approval unless otherwise specifically provided.

         36.6 COUNTERPARTS. This Lease may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of this Lease.

         36.7 RIGHTS CUMULATIVE. Except as provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.

         36.8 ENTIRE AGREEMENT. There are no oral or written agreements or representations between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Lessor and Lessee.

         36.9 AMENDMENTS IN WRITING. No provision of this Lease may be amended except by an agreement in writing signed by Lessor and Lessee.

         36.10 SEVERABILITY. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.

         36.11 ESTOPPEL CERTIFICATE. At any time and from time to time, Lessee shall, without charge, within ten (10) days after request by Lessor, certify by a written instrument executed and acknowledged by a duly authorized representative of Lessee, addressed to Lessor and any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other party, firm or corporation specified by Lessor, as to the validity and status of this Lease, as to the existence of any default on the part of any party hereunder, as to the existence of any offsets, counterclaims, or defenses thereto which may be alleged on the part of Lessee, and as to any other matters which may be reasonably requested by Lessor.

         36.12 TIME OF THE ESSENCE. Except for the delivery of possession of the Facilities to Lessee, time is of the essence of all provisions of this Lease of which time is an element.

         36.13 LESSOR'S COSTS AND EXPENSES. Lessee shall be responsible for and shall pay on demand by Lessor, all of Lessor's reasonable costs and expenses incurred in connection with the negotiation and preparation of this Lease, including without limitation, the reasonable fees and expenses of Lessor's attorneys.

                                 ARTICLE XXXVII

                                     BROKERS

         37.1 COMMISSIONS. Lessee represents and warrants to Lessor that no real estate commission, finder's fee or the like is due and owing to any person in connection with this Lease. Lessee agrees to save, indemnify and hold Lessor harmless from and against any and all claims, liabilities or obligations for brokerage, finder's fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessee.

                                  ARTICLE XVIII

                               MEMORANDUM OF LEASE

         38.1 MEMORANDUM OR SHORT FORM OF LEASE. Lessor and Lessee shall, promptly upon the request of either, enter into a Memorandum or Short Form of Lease, substantially in the form of EXHIBIT G with such modifications as may be appropriate under the laws and customs of the States and in the customary form suitable for recording under the laws of each of the States. Lessee shall pay all costs and expenses of recording such memorandum or short form of this Lease.

                                  ARTICLE XXXIX

                               RECHARACTERIZATION

         39.1 RECHARACTERIZATION AS A SECURITY DOCUMENT. In the event that notwithstanding the intent of Lessor, Lessee and Guarantor as set forth herein, that this Lease be treated as a true lease for purposes of the UCC and other applicable laws of the State, a court of competent jurisdiction recharacterizes this Lease as a security document serving as collateral for a financing, the additional provisions set forth in Article XL and Article XLI shall apply, provided however, such application shall in no event otherwise diminish, restrict or eliminate any of the Lessor's rights or remedies set forth in this Lease or in any of the other documents executed in connection herewith, all of the foregoing to remain in full force and effect for all purposes.

                                   ARTICLE XL

                             GRANT OF MORTGAGE LIEN

         40.1 GRANT OF LIEN AND SECURITY INTEREST; ASSIGNMENT OF RENTS. To secure to the Lessor the performance by the Lessee of its covenants, agreements and obligations under the Lease, Lessee hereby agrees as follows:

                  40.1.1 Mortgage. Subject to the terms and conditions of the Lease, and in addition to all other rights and remedies of Lessor as contained herein or under applicable law, the Lessee does hereby mortgage, pledge, grant, bargain, sell, convey, assign, warrant, transfer and set over to the Lessor, WITH POWER OF SALE, to the extent permitted by applicable law: (i) all of the Lessee's right, title and interest, if any, in the Leased Properties, and (ii) all of the Lessee's right, title and interest in and to all proceeds of the conversion, whether voluntary or involuntary, of any of the above-described property into cash or other liquid claims, including, without limitation, all awards, payments or proceeds, including interest thereon, and the right to receive the same, which may be made as a result of casualty, any exercise of the right of eminent domain or deed in lieu thereof, the alteration of the grade of any street and any injury to or decrease in the value thereof, the foregoing collectively being referred to hereinafter as the "Security Property".

         TO HAVE AND TO HOLD the foregoing rights, interests and properties, and all rights, estates, powers and privileges appurtenant thereto, unto the Lessor, its successors and assigns, forever, for the uses and purposes herein expressed, but not otherwise.

                  40.1.2 Security Interest. Subject to the terms and conditions of the Lease, the Lessee hereby grants to the Lessor a security interest in the Lessee's interest, if any, in that portion of the Security Property (the "UCC Property") subject to the Uniform Commercial Code of the state in which the Leased Properties are located (the "UCC"). This Lease shall also be deemed to be a security agreement and a financing statement filed as a fixture filing pursuant to 12A O.S. Section 1-9-502 and shall support any financing statement showing the Lessor's interest as a secured party with respect to any portion of the UCC Property described in such financing statement. The Lessee agrees, at its sole cost and expense, to execute, deliver and file from time to time such further instruments as may be requested by the Lessor to confirm and perfect the lien of the security interest in the collateral described in this Lease.

                  40.1.3 Assignment of Leases and Rents. The Lessee hereby irrevocably assigns, conveys, transfers and sets over unto the Lessor (subject, however, to the Lease and the rights of the Lessee thereunder and hereunder) all and every part of the rents, issues and profits that may from time to time become due and payable on account of any and all subleases or other occupancy agreements now existing, or that may hereafter come into existence with respect to the Leased Properties or any part thereof, including any guaranties of such subleases or other occupancy agreements. Upon request of the Lessor, the Lessee shall execute and cause to be recorded, at its expense, supplemental or additional assignments of any subleases or other occupancy agreements, of the Leased Properties. Upon the occurrence and continuance of a Event of Default, the Lessor is hereby fully authorized and empowered in its discretion (in addition to all other powers and rights herein granted), and subject to the Lease and the rights of the Lessee thereunder and hereunder, to apply for and collect and receive all such rents, issues and profits and to enforce any guaranty or guaranties, and all money so received under and by virtue of this assignment shall be held and applied as further security for the payment of the indebtedness secured hereby and to assure the performance by the Lessee of its covenants, agreements and obligations under the Lease.

         40.2 REMEDIES. Upon the occurrence and continuance of an Event of
Default:

                  40.2.1 Power of Sale Foreclosure. The Lessor shall have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by the Oklahoma Power of Sale Mortgage Foreclosure Act, 46 O.S. Section 40-49, as amended from time to time (the "Act"), to sell the Security Property at the time and place of sale fixed by the Lessor in said notice of sale, either as a whole, or in separate lots or parcels and in such order as the Lessor may elect, at auction to the highest bidder for cash in lawful money of the United States payable at the time of sale, all in accordance with the Act and any other applicable laws of the jurisdiction in which the Leased Properties are located, it being acknowledged that A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW THE LESSOR TO TAKE THE SECURITY PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT BY THE LESSEE.

                  40.2.2 Judicial Foreclosure. The Lessor may proceed by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of the Security Property, or, subject to the terms and conditions of the Lease, against the Lessee for the Rent, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Security Property, or for the enforcement of any other appropriate legal or equitable remedy.

                  40.2.3 Appointment of Receiver. Without regard to the Lessor's election of nonjudicial power of sale foreclosure or judicial foreclosure, the Lessor shall be entitled to the appointment of a receiver by any court of competent jurisdiction, without notice and without regard to the sufficiency or value of any security for the indebtedness secured hereby or the solvency of any party bound for its payment. The receiver shall have all of the rights and powers permitted under the laws of the state within which the Leased Properties are located.

                  40.2.4 Waiver of Appraisement Appraisement of the Leased Properties is hereby waived or not waived at the option of the Lessor, such option to be exercised at or prior to the time judgment is rendered in any judicial foreclosure.

                  40.2.5 Additional Remedies. It is the intent of the parties hereto that, upon the occurrence and continuance of an Event of Default, the Lessor shall have the remedies provided for in this
         Section 40.2; provided, however, that (i) in lieu of the remedies provided for in this Lease, the Lessor, at its election, may require the Lessee to purchase the Leased Properties and, in the event that the Lessee purchases the Leased Properties as provided in Section 16.4 of this Lease, the remedies set forth herein shall not be available to the Lessor with respect to such Event of Default, and (ii) in the event that, notwithstanding the intention of the parties, a court of competent jurisdiction determines that the remedies in this Section
         40.2 are unenforceable, the Lessor shall have, as a result of such determination, in lieu of the remedies in this Section 40.2, any and all of the other remedies provided for in Article 16 of this Lease. To the extent not in conflict with applicable law or the Lessee's obligations thereunder, the parties acknowledge and agree that the provisions of 11 U.S.C. Section 502(b)(6) are not applicable to the transactions contemplated by this Lease.

                  40.2.6 Cure by Purchase of Leased Properties. Notwithstanding anything to the contrary contained herein, the Lessee may cure any Event of Default affecting or relating to the Leased Properties by purchasing the Leased Properties as provided in Section 16.4 of this Lease.

                                   ARTICLE XLI

                           GRANT OF SECURITY INTEREST

         41.1 GRANT OF SECURITY INTEREST. The Lessee hereby pledges, assigns and grants to the Lessor a security interest in and to the Collateral to secure the prompt and complete payment and performance of all of Lessee's covenants, agreements and obligations under this Lease.

         41.2 UCC REPRESENTATIONS AND WARRANTIES. Lessee and Guarantor represent and warrant to the Lessor that:

                  41.2.1 Authorization, Validity and Enforceability. Lessee has good and valid power to grant a security interest hereunder, free and clear of all Encumbrances except for Encumbrances permitted under
         Section 41.3.6, and has full power and authority to grant to the Lessor the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Lessee in the locations listed on EXHIBIT P, the Lessor will have a fully perfected, first priority, security interest in that Collateral in which a security interest may be perfected by filing, subject only to Encumbrances permitted under Section 41.3.6.

                  41.2.2 Conflicting Laws and Contracts. Neither the execution and delivery by the Lessee of this Lease, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Lessee or Lessee's articles or certificate of incorporation or by-laws, partnership agreements, or operating agreements, as the case may be, the provisions of any indenture, instrument or agreement to which Lessee is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Encumbrance pursuant to the terms of any such indenture, instrument or agreement.

                  41.2.3 Type and Jurisdiction of Organization. The organizational type and jurisdiction for Lessee and Guarantor are set forth in the Preamble.

                  41.2.4 Principal Location. Each of the Lessee's and Guarantor's mailing address and the location of its place of business (if it has only one) or its chief executive office, is disclosed in EXHIBIT P; Lessee has no other places of business except those set forth in EXHIBIT P.

                  41.2.5 Property Locations. All of the Collateral is located solely in Tulsa, Oklahoma, on or connected with the Land or the Leased Improvements.

                  41.2.6 No Other Names. Lessee has not conducted business under any name except the name in which it has executed this Lease, which is the exact name as it appears in the Lessee's organizational documents, as amended, as filed with the Lessee's jurisdiction of organization.

                  41.2.7 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Lessee as debtor has been filed in any jurisdiction except (i) financing statements naming the Lessor as the secured party, and (ii) as permitted by Section 41.3.6. None of the Equipment is covered by any certificate of title.

                  41.2.8 Federal Employer Identification Number. The Federal employer identification numbers for both Lessee and Guarantor are set forth on EXHIBIT P.

         41.3 UCC COVENANTS. The following covenants shall apply to the Collateral.

                  41.3.1 Inspection. Lessee and Guarantor will permit the Lessor, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Lessee relating to the Collateral and (iii) to discuss the Collateral and the related records of Lessee and Guarantor with, and to be advised as to the same by, the

         Lessee's and Guarantor's respective officers and employees, all at such reasonable times and intervals as the Lessor may determine, and all at the Lessee's and Guarantor's expense.

                  41.3.2 Taxes. Lessee and Guarantor will pay or cause to be paid when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate Proceedings and with respect to which no Encumbrance exists.

                  41.3.3 Records and Reports; Notification of Default. Lessee will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Lessor such reports relating to the Collateral as the Lessor shall from time to time request. Each of the Lessee and Guarantor will give prompt notice in writing to the Lessor of the occurrence of any Event of Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.

                  41.3.4 Financing Statements and Other Actions; Defense of Title. Both Lessee and Guarantor hereby authorize the Lessor to file and if requested will execute and deliver to the Lessor all financing statements and other documents and take such other actions as may from time to time be requested by the Lessor in order to maintain a first perfected security interest in and, if applicable, control of, the Collateral. Lessee and Guarantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Lessor in the Collateral and the priority thereof against any Encumbrance not expressly permitted hereunder.

                  41.3.5 Disposition of Collateral. Lessee will not sell, lease or otherwise dispose of the Collateral except (i) prior to the occurrence of an Event of Default, dispositions specifically permitted pursuant to this Lease, (ii) until such time following the occurrence of an Event of Default as Lessee receives a notice from the Lessor instructing the Lessee to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as Lessee receives a notice from the Lessor, proceeds of Inventory collected in the ordinary course of business.

                  41.3.6 Encumbrances. Neither Lessee nor Guarantor will create, incur, or suffer to exist any Encumbrance on the Collateral except (i) the security interest created by this Lease, and (ii) Permitted Encumbrances.

                  41.3.7 Change of Name or Mailing Address. Lessee will not (i) change its name or taxpayer identification number or (ii) change its mailing address, unless Lessee shall have given the Lessor not less than thirty (30) days' prior written notice of such event or occurrence and the Lessor shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Lessor's security interest in the Collateral, or (y) taken such steps (with the cooperation of Lessee and Guarantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Lessor's security interest in the Collateral.

                  41.3.8 Other Financing Statements. Lessee will not sign or authorize the signing on its behalf of the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 41.3.6.

                  41.3.9 Maintenance of Goods. Lessee will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working condition.

         41.4 ACCELERATION AND REMEDIES. Upon the acceleration of the Rent pursuant to the terms hereof, the Lessor may exercise any or all of the following rights and remedies:

                  41.4.1 UCC Remedies. Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law when a debtor is in default under a security agreement.

                  41.4.2 Disposal. Without notice except as specifically provided elsewhere in this Lease, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Lessor may deem commercially reasonable.

                  41.4.3 Compliance with Law. The Lessor may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

         41.5 OBLIGATIONS UPON DEFAULT. Upon the request of the Lessor after the occurrence of an Event of Default, both Lessee and Guarantor will:

                  41.5.1 Assembly of Collateral. Assemble and make available to the Lessor the Collateral and all records relating thereto at any place or places specified by the Lessor.

                  41.5.2 Lessor Access. Permit the Lessor, by the Lessor's representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

         41.6 ADDITIONAL UCC PROVISIONS. The following additional provisions shall apply to the Collateral:

                  41.6.1 Notice of Disposition of Collateral; Condition of Collateral. Notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral shall be deemed reasonable if sent to the Lessee at least ten (10) days prior to (i) the date of any such public sale or
         (ii) the time
         after which any such private sale or other disposition may be made. Lessor shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

                  41.6.2 Lessor Performance of Lessee Obligations. Without having any obligation to do so, the Lessor may perform or pay any obligation which Lessee has agreed to perform or pay in this Lease and Lessee and Guarantor shall reimburse the Lessor for any amounts paid by the Lessor pursuant to this Section 41.6.2.

                  41.6.3 Authorization for Lessor to Take Certain Action. Lessee irrevocably authorizes the Lessor at any time and from time to time in the sole discretion of the Lessor and appoints the Lessor as its attorney-in-fact (i) to execute on behalf of Lessee and to file financing statements necessary or desirable in the Lessor's sole discretion to perfect and to maintain the perfection and priority of the Lessor's security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Lease or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Lessor in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Lessor's security interest in the Collateral, (iv) to apply the proceeds of any Collateral received by the Lessor to the Rent, and (v) to discharge past due taxes, assessments, charges, fees or Encumbrances on the Collateral (except for such Encumbrances as are specifically permitted hereunder), and Lessee and Guarantor agree to reimburse the Lessor on demand for any payment made or any expense incurred by the Lessor in connection therewith, provided that this authorization shall not relieve Lessee or Guarantor of any obligations under this Lease.

                  41.6.4 Dispositions Not Authorized. Neither Lessee or Guarantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 41.3.5 and notwithstanding any course of dealing between Lessee and Guarantor, and Lessor or other conduct of the Lessor, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 41.3.5) shall be binding upon the Lessor unless such authorization is in writing signed by the Lessor.

                                  ARTICLE XLII

                                PURCHASE OPTIONS

         42.1 OPTION TO PURCHASE. For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in addition to Lessor's right to require Lessee to purchase the Leased Properties as set forth in Section 16.4, Lessor hereby grants to Lessee the option to purchase the Leased Properties or portions thereof, which option may be exercised by Lessee at any time during the Terms, all pursuant to the terms and conditions set forth on EXHIBIT O.

         42.2. PUT OPTION OF LESSOR. For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Lessee grants to Lessor the right for Lessor to require Lessee to purchase the Leased Properties or portions thereof, either (i) any time after the date which is ninety (90) days prior to the Realty Expiration Date, or (ii) otherwise pursuant to the provisions of Section 14.8, subject to the same terms, covenants and conditions applicable to Lessee's Option to Purchase as set forth in Section 42.1 and as described on EXHIBIT O.

         42.3. TERMINATION OF LEASE. In the event of Exercise of Option as set forth herein and the acquisition of Leased Properties by Lessee, this Lease shall terminate effective as of the closing of such purchase.



                             SIGNATURE PAGES FOLLOW

         IN WITNESS WHEREOF, the parties hereto have respectively executed this Lease effective as of the Effective Date.

LESSOR                        WILLIAMS HEADQUARTERS BUILDING
                              COMPANY, A Delaware Corporation


                              By: /s/ Mark W. Husband
                                  ----------------------------------------------
                              Name: Mark W. Husband
                                    --------------------------------------------
                              Title: Assistant Treasurer
                                     -------------------------------------------



LESSEE                        WILLIAMS TECHNOLOGY CENTER, LLC,
                              A Delaware Limited Liability Company


                              By: /s/ Howard S. Kalika
                                  ----------------------------------------------
                              Name: Howard S. Kalika
                                    --------------------------------------------
                              Title: Treasurer and Vice President
                                     -------------------------------------------



GUARANTOR                     WILLIAMS COMMUNICATIONS, LLC,
                              A Delaware Limited Liability Company


                              By: /s/ Howard S. Kalika
                                  ----------------------------------------------
                              Name: Howard S. Kalika
                                    --------------------------------------------
                              Title: Treasurer and Vice President
                                     -------------------------------------------



WCG - FOR THE LIMITED PURPOSE OF SECTION 8.2, 8.3, ARTICLE XVII, AND SECTION
23.2


                              WILLIAMS COMMUNICATIONS GROUP, INC.
                              A Delaware Corporation


                              By: /s/ Howard S. Kalika
                                  ----------------------------------------------
                              Name: Howard S. Kalika
                                    --------------------------------------------
                              Title: Treasurer and Vice President
                                     -------------------------------------------

EXHIBIT A     - Center Parcel Real Property Description
EXHIBIT B     - Parking Structure Parcel Property Description
EXHIBIT C     - Credit Agreement
EXHIBIT D     - Lessee's Certificate
EXHIBIT E     - Permitted Encumbrances
EXHIBIT F     - Consent and Non-Disturbance Agreement
EXHIBIT G     - Memorandum or Short Form of Lease
EXHIBIT H     - Guaranty
EXHIBIT I     - Interest Rate Calculation
EXHIBIT J     - Realty Base Rent Computation
EXHIBIT K     - Category 1 FF&E Tangible Personal Property Description
EXHIBIT L     - Category 1 FF&E Base Rent Computation
EXHIBIT M     - Category 2 FF&E Tangible Personal Property Description
EXHIBIT N     - Category 2 FF&E Base Rent Computation
EXHIBIT O     - Option to Purchase/Put Option Terms
EXHIBIT P     - UCC Information

SCHEDULE 22.2 - Sublease Parties

                                    EXHIBIT A

                     Center Parcel Real Property Description


The Easterly Half (E/2) of Block Eighty-eight (88), ORIGINAL TOWN OF TULSA, located in the City of Tulsa, Tulsa County, State of Oklahoma, according to the Official Plat thereof, more particularly described as follows:

BEGINNING at the Southeasterly corner of Block 88; thence Northerly 300 feet along the Easterly line of Block 88 to the Northeasterly corner of said Block; thence Westerly along the Northerly line of said Block a distance of 150 feet to a point; thence Southerly a distance of 300 feet to a point on the Southerly line of said Block; thence Easterly along the Southerly line 150 feet to the Point of Beginning.

AND, the following described property:

A portion of East First Street adjacent to Blocks 73 and 88 of the Original Townsite of Tulsa, Tulsa County, State of Oklahoma, a portion of South Cincinnati Avenue adjacent to Blocks 88 and 87, Original Townsite, Tulsa County, State of Oklahoma and said portion of East Second Street adjacent to Blocks 88 and 106, Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is below an elevation of Three (3) feet lower than the driving lanes of said roadway. Said potion of streets being more fully described as follows to wit:

Commencing at the point of beginning, said point being the northeast corner of Block 88; thence westerly along the northerly line of said Block 88 a distance of 160.00 feet; thence northerly and perpendicular to the northerly line of said Block 88 a distance of 3.50 feet; thence easterly and parallel the northerly line of said Block 88 a distance of 166.75 feet; thence southerly and parallel the easterly line of said Block 88 a distance of 311. 50 feet; thence westerly and parallel the southerly line of Block 88 a distance of 166.75 feet; thence northerly a distance of 8.00 feet to a point on the southerly line of said Block 88, said point being 10.00 feet westerly from the southwest corner of Lot 6, Block 88; thence easterly along the southerly line of Block 88 a distance of
160.00 feet to the southeast corner of Lot 6 Block 88; thence northerly along the easterly line of Block 88 a distance of 300.00 feet to the point of beginning.


Skywalk No. 1

The following described property:

         A portion of South Cincinnati Avenue adjacent to Blocks 73 and 74, Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is above an elevation of Twenty Seven (27) feet higher than the driving lanes of the said roadway. Said portion of South Cincinnati Avenue being more fully described as follows to wit:

         Commencing at the point of beginning, said point being the southwest corner of Lot 3 Block 74, Original Townsite; thence northerly along the westerly line a distance of 32.00 feet of said Lot 3, Block 74; thence westerly and perpendicular a distance of 80.00 feet to a point on the easterly line of Lot 1, Block 73, Original Townsite; thence southerly along the easterly line a distance of 32.0 feet of said Lot 1, Block 73; thence easterly and perpendicular a distance of 80.00 feet to the point of beginning.


Skywalk No. 2

The following described:

         A portion of East First Street adjacent to Blocks 73 and 88 of the Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is above an elevation of Twenty Seven (27) feet higher than the driving lanes of the said roadway. Said portion of East First Street being more fully described as follows to wit:

         Commencing at the point of beginning, said point being the southeast corner of Lot 1, Block 73, Original Townsite; thence westerly along the southerly line of Lot 1 Block 73 a distance of 26.00 feet; thence southerly and perpendicular a distance of 80.00 feet to a point on the northerly line of Lot 3, Block 88, Original Townsite; thence easterly along the northerly line of Lot 3 Block 88 a distance of 26.00 feet to the northeast corner of Lot 3, Block 88; thence northerly and perpendicular a distance of 80.00 feet to the point of beginning.

                                    EXHIBIT B

                  Parking Structure Parcel Property Description


TRACT A:

Lots One (1), Two (2), Three (3) and Four (4), Block Seventy-four (74), ORIGINAL TOWNSITE OF TULSA, now City of Tulsa, Tulsa County, State of Oklahoma, according to the Official Plat thereof;

TRACT B:

All that part of the Original Tulsa Station and Depot Grounds of the Burlington Northern Railroad Company's Right of Way located in Sections 1 and 2, Township 19 North, Range 12 East of the Indian Base and Meridian, more particularly described as follows, to-wit:

         BEGINNING at a point that is the Northwest corner of Block 74, Original Town of Tulsa, now City of Tulsa, Tulsa County, Oklahoma, according to the Official Plat thereof; thence Westerly along the Westerly production of the North line of Block 74, a distance of 80.00 feet to a point, also being the Northeast corner of Block 73, said point also being the Southeast corner of that certain sale to the Tulsa Urban Renewal Authority, dated December 30, 1970, recorded December 30, 1970, in Book 3951 at Pages 1235, 1236, 1237 and 1238, and correction deed dated August 28, 1973; thence Northerly along the Northerly production of the East line of said Block 73 a distance of 200.00 feet; thence Easterly parallel 200.00 feet Northerly of the North line of said Block 74 a distance of 80.00 feet to a point on the Northerly production of the West line of Block 74; thence Southerly along the Northerly production of the West line of Block 74 a distance of 20.00 feet; thence Easterly parallel 180.00 feet Northerly of the North line of said Block 74 a distance of 60.91 feet to a point of intersection with an existing concrete retaining wall; thence Northeasterly along a deflection angle to the left of 5 degrees42'01" a distance of 240.27 feet to a point on the Northerly production of the East line of Block 74; thence Southerly along said Northerly production of the East line of Block 74 a distance of 203.86 feet to the Northeast corner of Block 74; thence Westerly along the Northerly line of Block 74 a distance of
         300.00 feet to the Point of Beginning of said tract of land.

AND, the following described property:

         A portion of East First Street adjacent to Block 74 and Block 87 of the Original Townsite of Tulsa, Tulsa County, State of Oklahoma, that is below an elevation of One (1) foot lower than the driving lanes of said roadway. Said portion of street being more fully described as follows to wit:

         Commencing at a point of beginning, said point being the southwest corner of Block 74; thence southerly and perpendicular to the south line of Block 74 a distance of 2.75 feet; thence easterly and parallel to the southerly line of said Block 74 a distance of 302.75 feet; thence northerly and parallel to the easterly line of Block 74 a distance of 191.00 feet; thence westerly and perpendicular a distance of 2.75 feet to the east line of Block 74; thence southerly along the east line of Block 74 a distance of 188.25 feet, thence westerly along the southerly line of Block 74 a distance of 300.00 feet, to the point of beginning.

                                    EXHIBIT C

                                Credit Agreement


================================================================================

                                 $1,500,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                   dated as of

                                SEPTEMBER 8, 1999

                                      among

                          WILLIAMS COMMUNICATIONS, LLC,
                                   as Borrower

                      WILLIAMS COMMUNICATIONS GROUP, INC.,
                                  as Guarantor

                            THE LENDERS PARTY HERETO,

                             BANK OF AMERICA, N.A.,
                            as Administrative Agent,

                                       and

                            THE CHASE MANHATTAN BANK,
                              as Syndication Agent

                                   ----------

                            SALOMON SMITH BARNEY INC.

                                       and

                             LEHMAN BROTHERS, INC.,
                  as Joint Lead Arrangers and Joint Bookrunners
           with respect to the Incremental Facility referred to herein

                           SALOMON SMITH BARNEY INC.,

                             LEHMAN BROTHERS, INC.,

                                       and

                            MERRILL LYNCH & CO., INC.

                           as Co-Documentation Agents

================================================================================

ARTICLE 1 DEFINITIONS


   SECTION 1.01.  Defined Terms....................................................................1
   SECTION 1.02.  Classification of Loans and Borrowings..........................................28
   SECTION 1.03.  Terms Generally.................................................................28
   SECTION 1.04.  Accounting Terms; GAAP..........................................................28

ARTICLE 2 THE CREDITS


   SECTION 2.01.  Commitments.....................................................................29
   SECTION 2.02.  Loans and Borrowings............................................................29
   SECTION 2.03.  Requests for Borrowings.........................................................30
   SECTION 2.04.  Swingline Loans.................................................................31
   SECTION 2.05.  Letters of Credit...............................................................25
   SECTION 2.06.  Funding of Borrowings...........................................................37
   SECTION 2.07.  Interest Elections..............................................................37
   SECTION 2.08.  Termination and Reduction of Commitments........................................39
   SECTION 2.09.  Repayment of Loans; Evidence of Debt............................................42
   SECTION 2.10.  Amortization of Term Loans and Incremental Term Loans...........................42
   SECTION 2.11.  Prepayment of Loans.............................................................44
   SECTION 2.12.  Fees............................................................................46
   SECTION 2.13.  Interest........................................................................48
   SECTION 2.14.  Alternate Rate of Interest......................................................49
   SECTION 2.15.  Increased Costs.................................................................49
   SECTION 2.16.  Break Funding Payments..........................................................50
   SECTION 2.17.  Taxes...........................................................................51
   SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.....................52
   SECTION 2.19.  Mitigation Obligations; Replacement of Lenders..................................54
   SECTION 2.20.  Additional Incremental Facilities and Commitments...............................54

ARTICLE 3 REPRESENTATIONS AND WARRANTIES


   SECTION 3.01.  Organization; Powers............................................................56
   SECTION 3.02.  Authorization; Enforceability...................................................56
   SECTION 3.03.  Governmental Approvals; No Conflicts............................................56
   SECTION 3.04.  Financial Condition; No Material Adverse Change.................................56
   SECTION 3.05.  Properties......................................................................57
   SECTION 3.06.  Litigation and Environmental Matters............................................57
   SECTION 3.07.  Compliance with Laws and Agreements.............................................58
   SECTION 3.08.  Investment and Holding Company Status...........................................58
   SECTION 3.09.  Taxes...........................................................................58
   SECTION 3.10.  ERISA...........................................................................58
   SECTION 3.11.  Disclosure......................................................................58
   SECTION 3.12.  Subsidiaries....................................................................59
   SECTION 3.13.  Insurance.......................................................................59
   SECTION 3.14.  Labor Matters...................................................................59
   SECTION 3.15.  Solvency........................................................................59
   SECTION 3.16.  No Burdensome Restrictions......................................................59
   SECTION 3.17.  Representations in Loan Documents True and Correct..............................59

ARTICLE 4 CONDITIONS


   SECTION 4.01.  Effective Date..................................................................59
   SECTION 4.02.  Each Credit Event...............................................................59
   SECTION 4.03.  First Incremental Borrowing Date with Respect to the Incremental Facility.......60

ARTICLE 5 AFFIRMATIVE COVENANTS


   SECTION 5.01.  Financial Statements and Other Information......................................60
   SECTION 5.02.  Notices of Material Events......................................................63
   SECTION 5.03.  Existence; Conduct of Business..................................................63
   SECTION 5.04.  Payment of Obligations..........................................................63
   SECTION 5.05.  Maintenance of Properties.......................................................64
   SECTION 5.06.  Insurance.......................................................................64
   SECTION 5.07.  Casualty and Condemnation.......................................................64
   SECTION 5.08.  Books and Records; Inspection and Audit Rights..................................64
   SECTION 5.09.  Compliance with Laws............................................................64
   SECTION 5.10.  Use of Proceeds and Letters of Credit...........................................64
   SECTION 5.11.A.Initial Collateral Date.........................................................64
   SECTION 5.11.B.Collateral Event................................................................65
   SECTION 5.12.  Information Regarding Collateral................................................67
   SECTION 5.13.  Additional Subsidiaries.........................................................67
   SECTION 5.14.  Further Assurances..............................................................68
   SECTION 5.15.  Concentration Accounts..........................................................69
   SECTION 5.16.  Dissolution of CNG..............................................................69
   SECTION 5.17.  Sale of Solutions and ATL.......................................................69
   SECTION 5.18.  Qualifying Issuances............................................................69

ARTICLE 6 NEGATIVE COVENANTS


   SECTION 6.01.  Indebtedness; Certain Equity Securities.........................................70
   SECTION 6.02.  Liens...........................................................................72
   SECTION 6.03.  Fundamental Changes.............................................................73
   SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.......................74
   SECTION 6.05.  Asset Sales.....................................................................77
   SECTION 6.06.  Sale and Leaseback Transactions.................................................78
   SECTION 6.07.  Restricted Payments; Certain Payments of Indebtedness...........................78
   SECTION 6.08.  Limitation on Capital Expenditures..............................................79
   SECTION 6.09.  Transactions with Affiliates....................................................79
   SECTION 6.10.  Restrictive Agreements..........................................................79
   SECTION 6.11.  Fiscal Year.....................................................................80
   SECTION 6.12.  Change in Business..............................................................80
   SECTION 6.13.  Amendment of Material Documents.................................................80
   SECTION 6.14.  Designation of Unrestricted Subsidiaries........................................80
   SECTION 6.15.  Total Net Debt to Contributed Capital Ratio.....................................81
   SECTION 6.16.  Minimum EBITDA..................................................................81
   SECTION 6.17.  Total Leverage Ratio............................................................81
   SECTION 6.18.  Senior Leverage Ratio...........................................................82
   SECTION 6.19.  Interest Coverage Ratio.........................................................82
   SECTION 6.20.  Financial Covenant Non-Compliance Cure..........................................82

ARTICLE 7 EVENTS OF DEFAULT


   SECTION 7.01.  Events of Default...............................................................83

ARTICLE 8 THE AGENTS


   SECTION 8.01.  Appointment, Powers, Immunities.................................................85
   SECTION 8.02.  Reliance by Agents..............................................................86
   SECTION 8.03.  Delegation to Sub-Agents........................................................86
   SECTION 8.04.  Resignation of Agents...........................................................86
   SECTION 8.05.  Non-reliance on Agents or other Lenders.........................................87
   SECTION 8.06.  Syndication Agent, Incremental Facility Arrangers and Co-Documentation Agents...87

ARTICLE 9 HOLDINGS GUARANTEE


   SECTION 9.01.  The Guarantee...................................................................87
   SECTION 9.02.  Guarantee Unconditional.........................................................87
   SECTION 9.03.  Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.....88
   SECTION 9.04.  Waiver..........................................................................88
   SECTION 9.05.  Subrogation.....................................................................89
   SECTION 9.06.  Stay of Acceleration............................................................89
   SECTION 9.07.  Successors and Assigns..........................................................89

ARTICLE 10 MISCELLANEOUS


   SECTION 10.01.  Notices........................................................................89
   SECTION 10.02.  Waivers; Amendments............................................................90
   SECTION 10.03.  Expenses; Indemnity; Damage Waiver.............................................91
   SECTION 10.04.  Successors and Assigns.........................................................92
   SECTION 10.05.  Survival.......................................................................96
   SECTION 10.06.  Counterparts; Integration; Effectiveness.......................................96
   SECTION 10.07.  Severability...................................................................96
   SECTION 10.08.  Right of Setoff................................................................96
   SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.....................96
   SECTION 10.10.  WAIVER OF JURY TRIAL...........................................................97
   SECTION 10.11.  Headings.......................................................................97
   SECTION 10.12.  Confidentiality................................................................97
   SECTION 10.13.  Interest Rate Limitation.......................................................98

SCHEDULE 2.01  -  COMMITMENTS
SCHEDULE 3.05  -  REAL PROPERTY
SCHEDULE 3.06  -  DISCLOSED MATTERS
SCHEDULE 3.12  -  SUBSIDIARIES
SCHEDULE 3.13  -  INSURANCE
SCHEDULE 6.01  -  EXISTING INDEBTEDNESS
SCHEDULE 6.02  -  EXISTING LIENS
SCHEDULE 6.04  -  EXISTING INVESTMENTS
SCHEDULE 6.09  -  EXISTING AFFILIATE AGREEMENTS
SCHEDULE 6.10  -  EXISTING RESTRICTIVE AGREEMENTS



EXHIBIT A      -  FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT B      -  FORM OF BORROWING REQUEST
EXHIBIT C-1    -  FORM OF OPINION OF SPECIAL COUNSEL TO HOLDINGS, THE BORROWER
                  AND THE SUBSIDIARY LOAN PARTIES
EXHIBIT C-2    -  FORM OF OPINION OF THE GENERAL COUNSEL OF HOLDINGS
EXHIBIT D      -  FORM OF SUBSIDIARY GUARANTEE
EXHIBIT E      -  FORM OF REVOLVING NOTE
EXHIBIT F      -  FORM OF TERM NOTE
EXHIBIT G      -  FORM OF INTERCOMPANY NOTE
EXHIBIT H      -  FORM OF INTERCREDITOR AGREEMENT
EXHIBIT I      -  [INTENTIONALLY DELETED]
EXHIBIT J      -  FORM OF PROMISSORY NOTE
EXHIBIT K      -  FORM OF SECURITY AGREEMENT
EXHIBIT L      -  FORM OF INCREMENTAL TERM NOTE

         AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") dated as of September 8, 1999 among Williams Communications, LLC, a Delaware limited liability company, Williams Communications Group, Inc., a Delaware corporation, the LENDERS party hereto, BANK OF AMERICA, N.A., as Administrative Agent, THE CHASE MANHATTAN BANK, as Syndication Agent, and SALOMON SMITH BARNEY INC. and LEHMAN BROTHERS, INC., as Joint Lead Arrangers with respect to the Incremental Facility referred to herein.

         WHEREAS, Holdings, the Borrower, the lenders party thereto, Bank of America, N.A., as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent and Salomon Smith Barney Inc. and Lehman Brothers, Inc., as Joint Lead Arrangers with respect to the Incremental Facility referred to herein, have entered into an Amendment No. 5 dated as of April 12, 2001 ("Amendment No. 5") pursuant to which such parties have agreed to amend and restate the Existing Agreement referred to therein as set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "Additional Capital" means the sum of:

                  (a) $850 million;

                  (b) the aggregate Net Proceeds received by the Borrower from the issuance or sale of any Qualifying Equity Interests of Holdings, subsequent to the Amendment No. 4 Effective Date; and

                  (c) the aggregate Net Proceeds from the issuance or sale of Qualifying Holdings Debt subsequent to the Amendment No. 4 Effective Date convertible or exchangeable into Qualifying Equity Interests of Holdings, in each case upon conversion or exchange thereof into Qualifying Equity Interests of Holdings subsequent to the Amendment No. 4 Effective Date;

provided, however, that the Net Proceeds from the issuance or sale of Equity Interests or Debt described in clause (b) or (c) shall be excluded from any computation of Additional Capital to the extent (1) utilized to make a Restricted Payment or (2) such Equity Interests or Debt shall have been issued or sold to the Borrower, a Subsidiary of the Borrower or a Plan.

         "Additional Incremental Commitment" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Facility" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Facility Agreement" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Lender" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Loan" means an Additional Incremental Revolving Loan or an Additional Incremental Term Loan.

         "Additional Incremental Revolving Commitment" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Revolving Loan" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Term Commitment" has the meaning assigned to such term in Section 2.20.

         "Additional Incremental Term Loan" has the meaning assigned to such term in Section 2.20.

         "Adjusted EBITDA" means, for any period of four consecutive fiscal quarters:

                  (i) if such period is a period ending on or after June 30, 1999 and on or before September 30, 2001,

                           (A) an amount equal to (x)(1) EBITDA for the last fiscal quarter in such period plus (2) ADP Interest Expense for such fiscal quarter minus (3) gain for such fiscal quarter attributable to Dark Fiber and Capacity Dispositions multiplied by (y) four, plus

                           (B) Dark Fiber and Capacity Proceeds for such period; and

                  (ii) if such period is any other period,

                           (A) EBITDA for such period plus (y) ADP Interest Expense for such period minus (z) gain for such period attributable to Dark Fiber and Capacity Dispositions plus

                           (B) Dark Fiber and Capacity Proceeds for such period.

         "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

         "Administrative Agent" means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "ADP" means the program set forth in the Operative Documents.

         "ADP Event of Default" has the meaning assigned to such term in the Intercreditor Agreement.

         "ADP Interest Expense" means, for any period, the amount that would be accrued for such period in respect of the Borrower's obligations under the ADP that would constitute "interest expense" for such period if such obligations were treated as Capital Lease Obligations.

         "ADP Obligations" means all obligations of Holdings or any Subsidiary under the ADP.

         "ADP Outstandings" means, at any time, the amount of the Borrower's obligations at such time in respect of the ADP that would be considered "principal" if such obligations were treated as Capital Lease Obligations.

         "ADP Property" has the meaning assigned to the term "Property" in the Participation Agreement.

         "Affiliate" means, with respect to a specified Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls (a "controlling Person"), is Controlled by or is under common Control with the specified Person, (ii) any Person that holds, directly or indirectly, 10% or more of the Equity Interests of the specified Person and (iii) any Person 10% or more of the Equity Interests of which are held directly or indirectly by the specified Person or a controlling Person.

         "Agents" means, collectively, the Administrative Agent, the Syndication Agent and each Co-Documentation Agent.

         "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

         "Amendment No.4 Effective Date" means March 19, 2001.

         "Amendment No. 5" has the meaning set forth in the preamble.

         "Amendment No. 5 Effective Date" means the date of effectiveness of Amendment No. 5.

         "Applicable Margin" means, for any day, (a) with respect to any Term Loan or Revolving Loan, (i) the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Facilities plus (ii) the applicable rate per annum set forth below under the caption "Leverage Premium", unless the Total Leverage Ratio, as determined by reference to the financial statements delivered to the Administrative Agent in respect of the most recently ended fiscal quarter of the Borrower, is less than 6:00 to 1:00:

         (b) with respect to any Incremental Tranche A Loan, (i) the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Facilities plus (ii) the applicable rate per annum set forth below under the caption "Leverage Premium", unless the Total Leverage Ratio, as determined by reference to the financial statements delivered to the Administrative Agent in respect of the most recently ended fiscal quarter of the Borrower, is less than 6:00 to 1:00:


                   FACILITIES           EURODOLLAR         ABR        LEVERAGE
                     RATING               SPREAD         SPREAD        PREMIUM
                   ----------           ----------       ------       --------

LEVEL I         BBB- and Baa3 or           1.50%          0.50%         0.25%
                     higher

LEVEL II           BB+ and Ba1            1.875%         0.875%         0.25%

LEVEL III          BB and Ba2              2.25%          1.25%         0.25%

LEVEL IV           BB- and Ba3             2.50%          1.50%         0.25%

LEVEL V          Lower than BB-
                or lower than Ba3          2.75%          1.75%         0.25%

         and

         (c) with respect to any Additional Incremental Loan, the Applicable Margin in respect thereof set forth in the applicable Additional Incremental Facility Agreement.

         For purposes of the foregoing clauses (a) and (b), (i) if neither S&P nor Moody's shall have in effect a rating for the Facilities (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Margin shall be the rate set forth in Level V,
(ii) if either S&P or Moody's, but not both S&P and Moody's, shall have in effect a rating for the Facilities, then the Applicable Margin shall be based on such rating, (iii) if the ratings established by S&P and Moody's for the Facilities shall fall within different Levels, then the Applicable Margin shall be based on the lower of the two ratings, (iv) if the ratings established by S&P and Moody's for the Facilities shall fall within the same Level, then the Applicable Margin shall be based on that Level and (v) if the ratings established by S&P and Moody's for the Facilities shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply (other than with respect to the Leverage Premium or as described in the immediately succeeding sentence or the immediately succeeding paragraph) during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. Any such amendment shall be subject to the provisions of Section 10.02(b).

         If the Borrower shall enter into any Additional Incremental Facility Agreement, the Borrower, the Incremental Facility Arrangers and the Administrative Agent, on behalf of the then current Lenders, shall evaluate in good faith at such time whether to amend this definition of Applicable Margin with respect to the Term Loans, the Revolving Loans and the Incremental Tranche A Term Loans. Any such amendment shall be subject to the provisions of Section 10.02(b).

         "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

         "ATL" means ATL-Algar Telecom Leste S.A., a Brazilian corporation.

         "Attributable Debt" means, on any date, in respect of any lease of Holdings or any Restricted Subsidiary entered into as part of a Sale and Leaseback Transaction subject to Section 6.06(ii), (i) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

         "Bank of America" means Bank of America, N.A.

         "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrower" means Williams Communications, LLC, a Delaware limited liability company.

         "Borrowing" means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

         "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Expenditures" means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings and the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Holdings and the Restricted Subsidiaries for such period prepared in accordance with GAAP, other than any such capital expenditures that constitute Investments permitted under Section 6.04 (other than Section 6.04(i)); provided that any use during such period of the proceeds of any such Investment made by the recipient thereof for additions to property, plant and equipment and other capital expenditures, as described in this definition, shall (unless such use shall, itself, constitute an Investment permitted under Section 6.04 (other than Section 6.04(i)) constitute "Capital Expenditures".

         "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cash Equivalent Investments" means:

                  (1) Government Securities maturing, or subject to tender at the option of the holder thereof, within two years after the date of acquisition thereof;

                  (2) time deposits and certificates of deposit of (a) any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or (b) any branch located in the United States of any commercial bank organized under the law of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500,000,000, or its foreign currency equivalent at the time, in either case with a maturity date not more than one year from the date of acquisition;

                   (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with (a) any bank meeting the qualifications specified in clause (2) above or (b) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

                   (4) direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder of such obligation, within one year after the date of acquisition thereof; provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A, or higher, from S&P or A-2 or higher from Moody's or, if at any time neither S&P nor Moody's shaft be rating such obligations, then an equivalent rating from such other nationally recognized rating service as is acceptable to the Administrative Agent;

                  (5) commercial paper issued by the parent corporation of (a) any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or (b) any branch located in the United States of any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500,000,000, or its foreign currency equivalent at the time, and money market instruments and commercial paper issued by others having one of the three highest ratings obtainable from either S&P or Moody's, or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating service as is acceptable to the Administrative Agent and in each case maturing within one year after the date of acquisition;

                  (6) overnight bank deposits and bankers' acceptances at (a) any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or (b) any branch located in the United States of any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500,000,000 or its foreign currency equivalent at the time;

                  (7) deposits available for withdrawal on demand with (a) a commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or (b) any branch located in the United States of any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500,000,000 or its foreign currency equivalent at the time; and

                  (8) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (7).

         "Change in Control" means:

         (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any shares of capital stock of the Borrower;

         (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the rules of the Commission thereunder as in effect on the date hereof) other than the Parent and its subsidiaries, of shares representing more than 35% of either (i) the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of Holdings or (ii) the issued and outstanding capital stock of Holdings;

         (c) other than as a result of the consummation of the Spin-Off, the failure of the Parent and its subsidiaries to own, directly or indirectly, (i) more than 75% (or, if (x) the Facilities are rated at least BBB- by S&P and Baa3 by Moody's and (y) the Parent shall have been released from its obligations under the Parent Guarantee, 35%) of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of Holdings or (ii) more than 65% (or, if (x) the Facilities are rated at least BBB- by S&P and Baa3 by Moody's and (y) the Parent shall have been released from its obligations under the Parent Guarantee, 35%) of the issued and outstanding capital stock of Holdings;

         (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; or

         (e) the acquisition of direct or indirect Control of Holdings by any Person or group (other than, prior to the consummation of the Spin-Off, the Parent).

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, any Swingline Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender, Swingline Lender or Issuing Bank or by such Lender's, Swingline Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Chase" means The Chase Manhattan Bank.

         "Class" means, when used in reference to any Loan or Borrowing, to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Incremental Term Loans or Additional Incremental Loans and, when used in reference to any Commitment or Facility, refers to whether such Commitment or Facility is a Revolving Commitment or Facility, a Term Commitment or Facility, an Incremental Commitment or Facility or an Additional Incremental Commitment or Facility. The Additional Incremental Loans, Borrowings thereof and Additional Incremental Commitments under each Additional Incremental Facility shall constitute a separate Class from the Additional Incremental Loans,

Borrowings thereof and Additional Incremental Commitments under each other Additional Incremental Facility, and if an Additional Incremental Facility includes Additional Incremental Revolving Commitments and Additional Incremental Term Commitments, such Additional Incremental Revolving Commitments and Additional Incremental Term Commitments and the Additional Incremental Revolving Loans and Borrowings thereof and the Additional Incremental Term Loans and Borrowings thereof, respectively, thereunder shall constitute separate Classes.

         "CNG" means CNG Computer Networking Group, Inc., a Delaware corporation, and its successors and assigns.

         "Co-Documentation Agent" means each of Salomon Smith Barney Inc., Lehman Brothers, Inc. and Merrill Lynch & Co., Inc., in each case in its capacity as a co-documentation agent hereunder.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" means any and all "Collateral", as defined in any applicable Collateral Document.

         "Collateral Documents" means the Security Agreement and all security agreements, pledge agreements, mortgages and other security agreements or instruments or documents executed and delivered pursuant to Section 5.11B, 5.13 or 5.14.

         "Collateral Establishment Date" has the meaning assigned to such term in Section 5.11B.

         "Collateral Event" means the failure of the Facilities to be rated at least (i) BB- by S&P and (ii) Ba3 by Moody's.

         "Collateral Notice has the meaning assigned to such term in Section 5.11B.

         "Collateral Release Event" means the occurrence, after the occurrence of a Collateral Event, of the earlier to occur of (i) the termination of the Commitments, the payment in full of all obligations under the Loan Documents and the expiration or termination of all Letters of Credit and (ii) the rating of the Facilities by S&P of BB+ or greater and by Moody's of Ba1 or greater, in each case after giving effect to the release of all Collateral.

         "Commission" means the United States Securities and Exchange
Commission.

         "Commitment" means a Revolving Commitment, a Term Commitment, an Incremental Commitment, an Additional Incremental Commitment or any combination thereof (as the context requires).

         "Commitment Fee Rate" means, (a) with respect to the Revolving Commitments and the Term Commitments, a rate per annum equal to (x) 1.00% for each day on which Usage is less than 33.3%, (y) 0.75% for each day on which Usage is equal to or greater than 33.3% but less than 66.6% and (z) 0.50% for each day on which Usage is equal to or greater than 66.6% and (b) with respect to the Incremental Tranche A Commitments, 0.75% for each day. For purposes of the foregoing, "Usage" means, on any date, the percentage obtained by dividing
(i) in the case of Revolving Commitments, (a) the aggregate Revolving Exposure on such date less the aggregate principal amount of all Swingline Loans outstanding on such date by (b) the aggregate outstanding Revolving Commitments on such date and (ii) in the case of Term Commitments, (a) the aggregate principal amount of all Term Loans outstanding on such date by (b) the sum of the aggregate principal amount of all Term Loans outstanding on such date and the aggregate unused Term Commitments on such date.

         "Commitment Fees" has the meaning assigned to such term in Section
2.12.

         "Consolidated Net Income" means, for any period, the net income or loss of Holdings and the Restricted Subsidiaries (exclusive of the portion of net income allocable to Persons that are not Restricted Subsidiaries, except to the extent such amounts are received in cash by the Borrower or a Restricted Subsidiary) for such period.

         "Consolidated Assets" means, at any date, the consolidated assets of Holdings and the Restricted Subsidiaries.

         "Contributed Capital" means, at any date, (i) Total Net Debt at such date plus (ii) without duplication, all cash proceeds received by Holdings on or prior to such date from contributions to the capital, or purchases of common equity securities, of Holdings, including, without limitation, the proceeds of the Equity Issuance, and all other capital contributions made by the Parent and its subsidiaries (other than Holdings and its Subsidiaries) to Holdings, but only to the extent that proceeds of any of the foregoing are contributed by Holdings to the Borrower.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

         "Dark Fiber and Capacity Proceeds" means, for any period, cash proceeds received by Holdings and the Restricted Subsidiaries in respect of Dark Fiber and Capacity Dispositions during such period.

         "Dark Fiber and Capacity Disposition" means a lease, sale, conveyance or other disposition of fiber optic cable or capacity for a period constituting all or substantially all of the expected useful life of either the fiber optic cable (in the case of Dark Fiber Disposition) or optronic equipment generating the capacity (in the case of Capacity Disposition) thereof.

         "Deemed Subsidiary Investment" has the meaning assigned to such term in
Section 6.14.

         "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

         "Disqualified Stock" of any Person means any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Maturity Date.

         "dollars" or "$" refers to lawful money of the United States of America.

         "EBITDA" means, for any period,

                  (i) Consolidated Net Income for such period,

         plus,

                  (ii) to the extent deducted in determining Consolidated Net Income, the sum, without duplication, of (w) interest expense, (x) income tax expense, (y) depreciation and amortization expense and (z) non-cash extraordinary or non-recurring charges (if any), in each case recognized in such period;

         minus,

                  (iii) to the extent included in Consolidated Net Income for such period, extraordinary or non-recurring gains (if any), in each case recognized in such period.

         "Effective Date" means September 8, 1999.

         "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material, the health effects of Hazardous Materials or safety matters.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

         "Equity Issuance" means the issuance and sale by Holdings of its common stock (x) in an initial public offering or (y) to certain strategic investors other than the Parent or any of its subsidiaries or Affiliates.

         "Equity Issuance Registration Statement" means Amendment No. 7 to the Registration Statement on Form S-1 with respect to the Equity Issuance filed by Holdings with the Commission on September 2, 1999.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

         "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Event of Default" has the meaning assigned to such term in Article 7.

         "Excess Cash Flow" means, for any fiscal period, the sum (without duplication) of:

                  (a) the Consolidated Net Income (or loss) of Holdings and the Restricted Subsidiaries for such period, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

                  (b) depreciation, amortization, non-cash interest expense and other non-cash charges or losses deducted in determining Consolidated Net Income (or loss) for such period; plus

                  (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such period plus (ii) the amount, if any, by which the consolidated deferred revenues of Holdings and the Restricted Subsidiaries increased during such period plus (iii) the aggregate principal amount of Capital Lease Obligations and other Indebtedness incurred during such period to finance Capital Expenditures, to the extent that mandatory principal payments in respect of such Indebtedness would not be excluded from clause (f) below when made; minus

                  (d) the sum of (i) any non-cash gains included in determining Consolidated Net Income (or loss) for such period plus (ii) the amount, if any, by which Net Working Capital increased during such period plus
         (iii) the amount, if any, by which the consolidated deferred revenues of Holdings and the Restricted Subsidiaries decreased during such period; minus

                  (e) Capital Expenditures for such period; minus

                  (f) the aggregate principal amount of long-term Indebtedness (including pursuant to Capital Lease Obligations) repaid or prepaid by Holdings and the Restricted Subsidiaries during such period, excluding
         (i) Indebtedness in respect of Revolving Loans, Incremental Revolving Loans, Additional Incremental Revolving Loans and Letters of Credit,
         (ii) Term Loans, Incremental Term Loans and Additional Incremental Term Loans prepaid pursuant to Section 2.11(b) or (c), (iii) repayments or prepayments of Indebtedness financed by incurring other

         Indebtedness, to the extent that mandatory principal payments in respect of such other Indebtedness would not be excluded from this clause (f) when made and (iv) Indebtedness referred to in Sections 6.01(d), 6.01(f), 6.01(g), 6.01(i), 6.01(j), 6.01(k) and 6.01(o).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is a resident or is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)) or any Participant that would be a Foreign Lender if it were a Lender, any withholding tax that (i) is imposed on or with respect to amounts payable to such Foreign Lender or Participant at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or such Participant become a Participant, except to the extent that such Foreign Lender (or its assignor, if any) or Participant was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender or Participant's failure to comply with Section 2.17(e).

         "Existing International Joint Ventures" means ATL, PowerTel Limited and Telefonica Manquehue, S.A.

         "Facilities" means the Term Facility, the Revolving Facility, the Incremental Facility and each Additional Incremental Facility.

         "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of Holdings or the Borrower, as the case may be.

         "First Incremental Borrowing Date" means the date on which the first Borrowing under the Incremental Facility is made in accordance with Section 4.03.

         "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, other than a Subsidiary that is (whether as a matter of law, pursuant to an election by such Subsidiary or otherwise) treated as a partnership in which any Subsidiary that is not a Foreign Subsidiary is a partner or as a branch of any Subsidiary that is not a Foreign Subsidiary for United States income tax purposes.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option; provided that, for purposes of the definition of "Cash Equivalents Investments" only, such obligations shall not constitute Government Securities if they are redeemable or callable at a price less than the purchase price paid by the Borrower or the applicable other Restricted Subsidiary, together with all accrued and unpaid interest, if any, on such Government Securities.

         "Granting Lender" has the meaning set forth in Section 10.04(b)(2).

         "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law as hazardous, toxic, a pollutant or a contaminant.

         "Hedge Counterparty" means each Lender that is, and each affiliate of any Lender that is, a counterparty under a Hedging Agreement entered into with the Borrower or any other Restricted Subsidiary.

         "Hedging Agreement" means any interest rate protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

         "High Yield Notes" means the notes issued by Holdings (i) the terms of which either (A) are substantially similar to the terms set forth in the Notes Offering Registration Statement or (B) are otherwise approved by the Administrative Agent and the Syndication Agent after consultation with the Required Banks and (ii) no part of the principal of which is required to be paid (upon maturity or by mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is one year after the Term Maturity Date.

         "Holdings" means Williams Communications Group, Inc., a Delaware corporation.

         "Incremental Commitments" means the Incremental Tranche A Commitments.

         "Incremental Facility" means the Incremental Tranche A Facility.

         "Incremental Facility Arrangers" means Salomon Smith Barney Inc. and Lehman Brothers, Inc., in their respective capacities as joint lead arrangers of the Incremental Facility.

         "Incremental Lenders" means the Incremental Tranche A Lenders.

         "Incremental Term Loans" means the Incremental Tranche A Term Loans.

         "Incremental Tranche A Amortization Date" means December 31, 2002.

         "Incremental Tranche A Commitments" means with respect to each Incremental Tranche A Lender, the commitment, if any, of such Lender to make Incremental Tranche A Term Loans hereunder during the Incremental Tranche A Term Loan Availability Period, expressed as an amount representing the maximum principal amount of the Incremental Tranche A Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Incremental Tranche A Term Commitment is set forth on
Schedule 2.01(b), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Incremental Tranche A Term Commitment, as applicable. The initial aggregate amount of the Incremental Tranche A Lenders' Incremental Tranche A Term Commitments is $450,000,000.

         "Incremental Tranche A Commitment Termination Date" means the date that is the earlier of (i) 180 days after the Amendment No. 5 Effective Date and (ii) the date of termination of the Incremental Tranche A Commitments.

         "Incremental Tranche A Facility" means the Incremental Tranche A Commitments and the Incremental Tranche A Term Loans hereunder.

         "Incremental Tranche A Lenders" means a Lender with an Incremental Tranche A Commitment or an outstanding Incremental Tranche A Term Loan.

         "Incremental Tranche A Maturity Date" means September 8, 2006.

         "Incremental Tranche A Term Loan" means a Loan made pursuant to Section 2.01(b)(i).

         "Incremental Tranche A Term Loan Availability Period" means the period from and including the First Incremental Borrowing Date to but excluding the earlier of (i) the Incremental Tranche A Commitment Termination Date and (ii) the date of termination of the Incremental Tranche A Commitments.

         "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) payment obligations of such Person to the owner of assets used in a Telecommunications Business for the use thereof pursuant to a lease or other similar arrangement with respect to such assets or a portion thereof entered into in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all (x) Capital Lease Obligations of such Person (provided that Capital Lease Obligations in respect of fiber optic cable capacity arising in connection with exchanges of such capacity shall constitute Indebtedness only to the extent of the amount of such Person's liability in respect thereof net (but not less than zero) of such Person's right to receive payments obtained in exchange therefor) and (y) ADP Outstandings, if any, of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) any Disqualified Stock and (k) all obligations under any Hedging Agreements or Permitted Specified Security Hedging Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of the Borrower and the other Subsidiaries shall exclude any Indebtedness of Holdings that would otherwise constitute Indebtedness of the Borrower or any such Subsidiary only under clause (e) above and solely by virtue of a Lien created under the Loan Documents in accordance with Section 5.11B(d), and Indebtedness of Holdings and the Subsidiaries shall exclude any Indebtedness of the Parent that would otherwise constitute Indebtedness of Holdings or any Subsidiary only under clause (e) above and solely by virtue of a Lien created under the Loan Documents in accordance with Section 5.11B(d).

         "Indemnified Taxes" means Taxes other than Excluded Taxes.

         "Information Memorandum" means the Confidential Information Memorandum dated August 1999 relating to the Parent, Holdings, the Borrower and the Transactions.

         "Initial Collateral Date" means the first date on which the Parent ceases to own at least a majority of the outstanding securities having ordinary voting power of Holdings, whether as a result of the consummation of the Spin-Off or otherwise.

         "Intercreditor Agreement" means the Intercreditor Agreement, substantially in the form of Exhibit H hereto, among the Lenders, the Parent, Holdings and the Borrower.

         "Interest Coverage Ratio" means, at any date, the ratio of (i) the amount equal to (A) EBITDA plus (B) ADP Interest Expense minus (C) gains attributable to Dark Fiber and Capacity Dispositions plus (D) Dark Fiber and Capacity Proceeds to (ii) Interest Expense, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

         "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

         "Interest Expense" means, for any period, the cash interest expense of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus ADP Interest Expense for such period, net of interest income for such period.

         "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

         "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months (or if corresponding funding is available to each Lender of the applicable Class, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and
(ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

         "Issuing Bank" means each of Bank of America and Chase, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

         "Investment" has the meaning assigned to such term in Section 6.04.

         "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

         "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

         "Lenders" means the Persons listed on Schedule 2.01, any Additional Incremental Lender that shall become a Lender pursuant to Section 2.20 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lenders and the Additional Incremental Lenders.

         "Leverage Target Date" means the first date on or after March 31, 2002 on which the Total Leverage Ratio for the fiscal quarter (or fiscal year, as the case may be) most recently ended and with respect to which Holdings and the Borrower shall have delivered the financial statements required to be delivered by them with respect to such fiscal quarter (or fiscal year, as the case may be) pursuant to Section 5.01(a) or 5.01(b) does not exceed 3.5:1.0.

         "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

         "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" means this Agreement, the Parent Guarantee, the Subsidiary Guarantee, the Intercreditor Agreement, any Additional Incremental Facility Agreement and the Collateral Documents (if any).

         "Loan Parties" means Holdings, the Borrower and the Subsidiary Loan Parties.

         "Loan Party Guarantees" means the Subsidiary Guarantee.

         "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

         "Mark-to-Market Valuation" means, at any date with respect to any Hedging Agreement or Permitted Specified Security Hedging Transaction, all net obligations under such Hedging Agreement or Permitted Specified Security Hedging Transaction in an amount equal to (i) if such Hedging Agreement or Permitted Specified Security Hedging Transaction has been closed out, the termination value thereof or (ii) if such Hedging Agreement or Permitted Specified Security Hedging Transaction has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in Hedging Agreements or other transactions similar to such Hedging Agreement or Permitted Specified Security Hedging Transaction."

         "Material Adverse Change" means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

         "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

         "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings and the Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings or any Restricted Subsidiary in respect of any Hedging Agreement or Permitted Specified Security Hedging Transaction at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Hedging Agreement or Permitted Specified Security Hedging Transaction were terminated at such time.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations.

         "Mortgage Establishment Date" has the meaning assigned to such term in
Section 5.11B(b).

         "Mortgaged Property" means each parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.11B(b).

         "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings and the Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by Holdings and the Restricted

Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings and the Restricted Subsidiaries, and the amount of any reserves established by Holdings and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Holdings).

         "Net Working Capital" means, at any date, (a) the consolidated current assets of Holdings and the Restricted Subsidiaries as of such date (excluding cash and Cash Equivalent Investments) minus (b) the consolidated current liabilities of Holdings and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

         "Notes Offering" means the public offering and sale of the High Yield Notes.

         "Notes Offering Registration Statement" means Amendment No. 6 to the Registration Statement on Form S-1 with respect to the Notes Offering filed by Holdings with the Commission on September 2, 1999.

         "Obligations" means (i) obligations under the Loan Documents, including
(x) all principal of and interest (including, without limitation, Post-Petition Interest) on any Loan under, or any Note issued pursuant to, or any reimbursement obligation under any Letter of Credit under, the Credit Agreement and (y) all other amounts payable under the Loan Documents and (ii) obligations of any Loan Party under any Hedging Agreement with any Lender or any affiliate of any Lender, including, without limitation, a conditional obligation to make a future payment under an outstanding Hedging Agreement.

         "Operative Documents" has the meaning set forth in the Participation Agreement.

         "Other Financing Documents" means all agreements, instruments and other documents entered into or related to the Equity Issuance and the Notes Offering.

         "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

         "Parent" means The Williams Companies, Inc., a Delaware corporation.

         "Parent Indemnity" means the Indemnification Agreement dated as of September 1, 1999 between the Parent and Holdings.

         "Participation Agreement" means the Amended and Restated Participation Agreement dated as of September 2, 1998, as amended from time to time, among the Borrower, State Street Bank and Trust Company of Connecticut, National Association, as trustee, the Noteholders and Certificate Holders named therein, State Street Bank and Trust Company, as collateral agent, and Citibank, N.A., as agent, and the other agents, arrangers and managing agents party thereto.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "Permitted Encumbrances" means:

         (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

         (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;

         (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

         (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

         (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

         (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings or any Restricted Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

         "Permitted Receivables Disposition" means any transfer (by way of sale, pledge or otherwise) by the Borrower or any Restricted Subsidiary to any other Person (including a Receivables Subsidiary) of accounts receivable and other rights to payment (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise and including the right to payment of interest or finance charges) and related contract and other rights and property (including all general intangibles, collections and other proceeds relating thereto, all security therefor (and the property subject thereto), all guarantees and other agreements or arrangements of whatsoever character from time to time supporting such right to payment, and all other rights, title and interest in goods relating to a sale which gave rise to such right of payment) in connection with a Permitted Receivables Financing.

         "Permitted Receivables Financing" means any receivables securitization program or other type of accounts receivable financing transaction by the Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed $250,000,000 on terms reasonably satisfactory to all the Incremental Facility Arrangers (if any) and the Administrative Agent.

         "Permitted Specified Security Hedging Transactions" means options, collars, forwards and other similar transactions (including, without limitation, prepaid forward transactions, collar/loan transactions and other similar transactions) with respect to any Specified Security entered into by the Borrower or any of its Subsidiaries to monetize the value of and/or hedge against changes in the market price of such Specified Security."

         "Permitted Telecommunications Asset Disposition"means the transfer, conveyance, sale, lease or other disposition of an interest in or capacity on
(1) optical fiber and/or conduit and any related equipment, technology or software used in a Segment of the Borrower's and the Restricted Subsidiaries' communications network, other than in the ordinary course of business; provided that after giving effect to such disposition, the Borrower and the Restricted Subsidiaries would retain the right to use at least the minimum retained capacity set forth below:

         (i) with respect to any Segment constructed by, for or on behalf of the Borrower or any Subsidiary or Affiliate, (x) 24 optical fibers per route mile on such Segment as deployed at the time of such Permitted Telecommunications Asset Disposition or (y) 12 optical fibers and one empty conduit per route mile on such Segment as deployed at the time of such Permitted Telecommunications Asset Disposition; and

         (ii) with respect to any Segment purchased or leased from third parties, the lesser of (x) 50% of the optical fibers per route mile originally purchased or leased on such Segment, (y) 24 optical fibers per route mile on such Segment as deployed at the time of such Permitted Telecommunications Asset Disposition or (z) 12 optical fibers and one empty conduit per route mile on such Segment as deployed at the time of such Permitted Telecommunications Asset Disposition; or

(2) single strand fiber used in a Segment of the Borrower's and the Restricted Subsidiaries' communications network, other than in the ordinary course of business; provided that after giving effect to such disposition, the Borrower and the Restricted Subsidiaries would not eliminate all capacity between the endpoint cities connected by any fiber of the Borrower or its Restricted Subsidiaries.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Post-Petition Interest" means any interest that accrues after the commencement of any case, proceeding or action relating to the bankruptcy, reorganization or insolvency of the Borrower (or would accrue but for the operation of applicable bankruptcy, reorganization or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action.

         "Prepayment Event" means:

         (a) any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of Holdings or any Restricted Subsidiary, other than Dark Fiber and Capacity Dispositions and dispositions permitted under clauses (a) through (d) and (f) through (i) of Section 6.05 and except as contemplated by Sections 5.17 and 5.18; or

         (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset or purchase similar property or assets within 360 days after such event; or

         (c) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under
                  Section 6.01.

         "Prepayment Portion" means in respect of any prepayment to be made pursuant to Section 2.11(b) or 2.11(c), a fraction, the numerator of which is the aggregate principal amount of Term Loans, Additional Incremental Term Loans and Incremental Term Loans of any Class subject to prepayment under such Section on account of Excess Cash Flow or the applicable type of Prepayment Event, as the case may be (whether or not such Loans are actually to be prepaid on account of such Prepayment Event or Excess Cash Flow), and the denominator of which is the sum of such aggregate principal amount and the aggregate Revolving Commitments and Additional Incremental Revolving Commitments of any Class subject to reduction pursuant to Section 2.08(f) or (g) on account of Excess Cash Flow or the applicable type of Prepayment Event, as the case may be (whether or not such Commitments are actually to be reduced on account of such Prepayment Event or Excess Cash Flow).

         "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Dallas, Texas; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         "Projections" has the meaning set forth in Section 3.04(d).

         "Qualifying Borrower Indebtedness" means, unsecured Indebtedness of the Borrower to Holdings that (i) does not require the payment of any principal or cash interest prior to the first anniversary of the Term Maturity Date, (ii) is not redeemable by, or convertible or exchangeable for securities of the Borrower or any of its Subsidiaries that are redeemable by, the holder thereof, and not subject to any required sinking fund or other similar payment, prior to the first anniversary of the Term Maturity Date, (iii) is subordinated to the Obligations pursuant to subordination provisions at least as favorable to the holders of the Obligations as the provisions set forth in Exhibit J hereto and
(iv) includes no covenants, events of default or acceleration provisions other than a customary bankruptcy default and acceleration provision.

         "Qualifying Equity Interest" means, with respect to Holdings or the Borrower, Equity Interests of Holdings or the Borrower, as the case may be, that
(i) are not mandatorily redeemable or redeemable at the option of the holder thereof, (ii) are not convertible into or exchangeable for debt securities of Holdings or any Restricted Subsidiary, Equity Interests in any Restricted Subsidiary or Equity Interests that are not Qualifying Equity Interests of Holdings, (iii) are not required to be repurchased or redeemed by Holdings or any Restricted Subsidiary and (iv) do not require the payment of cash dividends, in each of the foregoing cases, prior to the date that is one year after the Term Maturity Date.

         "Qualifying Holdings Debt" means unsecured debt of Holdings (other than the High Yield Notes) (i) no part of the principal of which is required to be paid (upon maturity or by mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is one year after the Term Maturity Date, (ii) the payment of the principal of and interest on which and other payment obligations of Holdings in respect of which are subordinated to the prior payment in full in cash of the principal of and interest (including Post-Petition Interest) on the Loans and all other obligations under the Loan Documents and (iii) the terms and conditions of which are reasonably satisfactory to the Required Lenders.

         "Qualifying Issuances" means (i) any issuance of Qualifying Equity Interests of Holdings, (ii) any issuance of unsecured Indebtedness described in clauses (a) or (b) of the definition thereof of Holdings or the Borrower, and
(iii) any Sale and Leaseback Transaction by the Borrower or a Restricted Subsidiary the subject property of which is the building under construction as of the Amendment No. 4 Effective Date and adjacent to One Williams Center, together with the parking garage adjacent thereto, or any one or more of three corporate jets identified by the Borrower to the Lenders prior to the Amendment No. 4 Effective Date, so long as the terms and conditions of any such Indebtedness or Sale and Leaseback Transaction shall have been approved by all the Incremental Facility Arrangers (if any) and the Administrative Agent prior to the issuance thereof.

         "Receivables Subsidiary" means any wholly-owned Unrestricted Subsidiary (regardless of the form thereof) of the Borrower formed solely for the purpose of, and which engages in no other activities except those necessary for, effecting Permitted Receivables Financings.

         "Reduction Portion" means, in respect of any reduction of Revolving Commitments or Additional Incremental Revolving Commitments to be made pursuant to Section 2.08(f) or (g), a fraction, the numerator of which is the aggregate Revolving Commitments and Additional Incremental Revolving Commitments of any Class subject to reduction under such Section on account of Excess Cash Flow or the applicable type of Prepayment Event, as the case may be (whether or not such Commitments are actually to be reduced on account of such Prepayment Event or Excess Cash Flow), and the denominator of which is the sum of such aggregate Commitments and the aggregate principal amount of Term Loans, Additional Incremental Term Loans and Incremental Term Loans of any Class subject to prepayment under Section 2.11(b) or 2.11(c) on account of Excess Cash Flow or the applicable type of Prepayment Event, as the case may be (whether or not such Loans are actually to be prepaid on account of such Prepayment Event or Excess Cash Flow).

         "Register" has the meaning set forth in Section 10.04.

         "Related Parties" means, with respect to any specified Person, such Person's affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's affiliates.

         "Reorganization" means the contribution to the Borrower by the Parent and its subsidiaries (other than Holdings and the Subsidiaries) of its material subsidiaries that hold interests in international communications projects (other than Algar Telecom S.A. (formerly known as Lightel S.A.) and by Holdings of all of its material subsidiaries (other than the Borrower and its subsidiaries), in each case not previously held, directly or indirectly, by the Borrower.

         "Required Lenders" means, at any time, Lenders having outstanding Revolving Exposures, Additional Incremental Revolving Loans, Term Loans, Incremental Term Loans, Additional Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total outstanding Revolving Exposures, Additional Incremental Revolving Loans, Term Loans, Incremental Term Loans, Additional Incremental Term Loans and unused Commitments at such time.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of Holdings, the Borrower or any Subsidiary.

         "Restricted Subsidiary" means the Borrower and each other Subsidiary (other than any Foreign Subsidiary) of Holdings that has not been designated as an Unrestricted Subsidiary pursuant to and in compliance with Section 6.14. On the Effective Date, all Subsidiaries (other than (i) each Structured Note Trust and (ii) any Foreign Subsidiary) of Holdings are Restricted Subsidiaries.

         "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

         "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender's Revolving Commitment as of the Amendment No. 5 Effective Date is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $525,000,000.

         "Revolving Commitment Reduction Date" means September 30, 2002.

         "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

         "Revolving Facility" means the Revolving Commitments and the Revolving Loans hereunder.

         "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

         "Revolving Loan" means a Loan made pursuant to clause (b) of Section 2.01.

         "Revolving Maturity Date" means the sixth anniversary of the Effective Date.

         "Sale and Leaseback Transaction" has the meaning set forth in Section 6.06.

         "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies.

         "Security Agreement" means the security agreement substantially in the form of Exhibit K hereto among the Borrower, each Restricted Subsidiary and the Administrative Agent entered into as of the Initial Collateral Date, as amended from time to time.

         "Segment" means (i) with respect to the Borrower's and the other Restricted Subsidiaries' intercity network, the through-portion of such network between two local networks and (ii) with respect to a local network of the Borrower and the other Restricted Subsidiaries, the entire through-portion of such network, excluding the spurs which branch off the through-portion.

         "Senior Debt" means, at any date, without duplication, all Indebtedness (other than Qualifying Borrower Indebtedness permitted under Section 6.01(p)) of the Borrower and the other Restricted Subsidiaries that are subsidiaries of the Borrower, determined on a consolidated basis at such date and the ADP Outstandings at such date; provided that, for purposes of this definition, (i) Indebtedness in respect of Hedging Agreements shall be equal to (A) the aggregate net Mark-to-Market Valuation of all Hedging Agreements of the Borrower and the Restricted Subsidiaries that are subsidiaries of the Borrower then outstanding, to the extent that such aggregate net Mark-to-Market Valuation constitutes a net obligation of the Borrower and such Restricted Subsidiaries and (B) zero, if such aggregate net Mark-to-Market Valuation does not constitute such a net obligation and (ii) Indebtedness in respect of Permitted Specified Security Hedging Transactions shall be equal to (A) an amount equal to the Mark-to-Market Valuation of such Permitted Specified Security Hedging Transaction less the fair market value of the Specified Securities and related contract rights securing such Permitted Specified Security Hedging Transaction, if such amount is greater than zero and (B) zero, if such amount is not greater than zero."

         "Senior Leverage Ratio" means, at any date, the ratio of (i) Senior Net Debt at such date, to (ii) Adjusted EBITDA, for the period of four fiscal quarters most recently ended on or prior to such date.

         "Senior Net Debt" means, at any date, Senior Debt at such date minus the aggregate amount of all cash and Cash Equivalent Investments of the Borrower and the other Restricted Subsidiaries that are subsidiaries of the Borrower (excluding any cash and Cash Equivalent Investments that are blocked or restricted so that they may not be used for general corporate purposes at such date) in excess of $10,000,000 at such date.

         "Solutions" means Williams Communications Solutions, LLC, a Delaware corporation, and its successors and assigns.

         "SPC" has the meaning set forth in Section 10.04(b)(2).

         "Specified Hedging Agreement" has the meaning set forth in Section
9.01.

         "Specified Indebtedness" has the meaning set forth in Section 6.07(b).

         "Specified Security" means publicly traded equity securities of actual or prospective customers or vendors of the Borrower and its subsidiaries acquired by the Borrower and its subsidiaries in connection with (or pursuant to warrants, options or rights acquired in connection with) actual or prospective commercial agreements with such customers or vendors; provided that securities of the Borrower or any of its subsidiaries or Affiliates shall not constitute Specified Securities.

         "Spin-Off" means the distribution by Parent to its shareholders of all or substantially all of the capital stock of Holdings held by Parent substantially on the terms described by the Borrower to the Lenders prior to the Amendment No. 4 Effective Date.

         "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Structured Note Bridge Indebtedness" means the Indebtedness permitted to be incurred by Holdings pursuant to Section 6.01(t).

         "Structured Note Financing" means the issuance by the Structured Note Trust of notes for cash Net Proceeds of up to $1,500,000,000 substantially on the terms and conditions described by the Borrower in the "Term Sheet for Structured Note" included as an attachment to the Borrower's Amendment Request distributed to the Lenders on or prior to March 7, 2001 or otherwise approved by all the Incremental Facility Arrangers (if any) and the Administrative Agent prior to the issuance thereof.

         "Structured Note Trust" means WCG Note Trust and WCG Note Corp., Inc., each of which is an Unrestricted Subsidiary created for the purpose of consummating the Structured Note Financing and conducting no activities other than the consummation of the Structured Note Financing and activities incidental thereto.

         "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" means any subsidiary of Holdings. For purposes of the representations and warranties made herein on the Effective Date, the term "Subsidiary" includes each of the Borrower and the other Restricted Subsidiaries.

         "Subsidiary Designation" has the meaning set forth in Section 6.14.

         "Subsidiary Guarantee" means the Subsidiary Guarantee, substantially in the form of Exhibit D, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, and any Supplements thereto.

         "Subsidiary Loan Party" means any Restricted Subsidiary (other than the Borrower) that is not a Foreign Subsidiary; provided that no Receivables Subsidiary shall be a Subsidiary Loan Party for any purpose under the Loan Documents.

         "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

         "Swingline Lenders" means Bank of America and Chase, each in its capacity as lender of Swingline Loans hereunder.

         "Swingline Loan" means a Loan made pursuant to Section 2.04.

         "Syndication Agent" means Chase, in its capacity as syndication agent hereunder.

         "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "Telecommunications Assets" means:

         (a) any property (other than cash or Cash Equivalent Investments) to be owned or used by the Borrower or any other Restricted Subsidiary and used in the Telecommunications Business; and

         (b) Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Borrower or any other Restricted Subsidiary from any Person other than an Affiliate of Holdings or the Borrower; provided that such Person is primarily engaged in the Telecommunications Business.

         "Telecommunications Business" means the business of:

         (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities or the right to use such facilities;

         (b) constructing, acquiring, creating, developing, operating, managing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business;

         (c) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose, including, without limitation, for the purposes of porting computer software from one operating environment or computer platform to another or to address issues commonly referred to as "Year 2000 issues";

         (d) constructing, managing or operating fiber optic telecommunications networks and leasing capacity on those networks to third parties;

         (e) the sale, resale, installation or maintenance of communications systems or equipment; or

         (f) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in
                  (a), (b), (c), (d) or (e) above;

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Holdings.

         "Term Amortization Date" means September 30, 2002.

         "Term Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder during the Term Loan Availability Period, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender's Term Commitment as of the Amendment No. 5 Effective Date is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders' Term Commitments is $525,000,000.

         "Term Commitment Termination Date" means September 8, 2000.

         "Term Facility" means the Term Commitments and the Term Loans hereunder.

         "Term Lender" means a Lender with a Term Commitment or an outstanding Term Loan.

         "Term Loan" means a Loan made pursuant to Section 2.01(a)(i).

         "Term Loan Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Term Commitment Termination Date and the date of termination of the Term Commitments.

         "Term Maturity Date" means September 30, 2006.

         "Total Debt" means, at any date, without duplication, the sum of all Indebtedness of Holdings and the Restricted Subsidiaries, determined on a consolidated basis at such date, and the ADP Outstandings at such date, provided that, for purposes of this definition, (i) Indebtedness in respect of Hedging Agreements shall be equal to (A) the aggregate net Mark-to-Market Valuation of all Hedging Agreements of Holdings and the Restricted Subsidiaries then outstanding, to the extent that such aggregate net Mark-to-Market Valuation constitutes a net obligation of the Borrower and such Restricted Subsidiaries and (B) zero, if such aggregate net Mark-to-Market Valuation does not constitute such a net obligation and (ii) Indebtedness in respect of Permitted Specified Security Hedging Transactions shall be equal to (A) an amount equal to the Market-to-Market Valuation of such Permitted Specified Security Hedging Transaction less the fair market value of the Specified Securities and related contract rights securing such Permitted Specified Security Hedging Transaction, if such amount is greater than zero and (B) zero, if such amount is not greater than zero.

         "Total Leverage Ratio" means, at any date, the ratio of (i) Total Net Debt at such date to (ii) Adjusted EBITDA for the period of four fiscal quarters most recently ended on or prior to such date.

         "Total Net Debt" means, at any date, Total Debt at such date, minus the aggregate amount of all cash and Cash Equivalent Investments of Holdings and the Restricted Subsidiaries (excluding any cash and Cash Equivalent Investments that are blocked or restricted so that they may not be used for general corporate purposes at such date) in excess of $10,000,000 at such date.

         "Total Net Debt to Contributed Capital Ratio" means, at any date, the ratio of (i) Total Net Debt at such date to (ii) Contributed Capital at such date.

         "Trading Subsidiary" has the meaning assigned to such term in Section 6.03(c).

         "Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

         "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to an Adjusted LIBO Rate or the Alternate Base Rate.

         "Unrestricted Subsidiary" means (i) any Subsidiary (other than the Borrower) that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary in accordance with Section 6.14, and (ii) each Structured Note Trust.

         "Voting Stock" means, with respect to any Person, capital stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, whether or not the right so to vote has been suspended by the happening of such a contingency.

         "Weighted Average Life to Maturity" means, on any date and with respect to the Revolving Commitments, the Term Loans, any Additional Incremental Revolving Commitments of any Class, any Incremental Term Loans, any Additional Incremental Term Loans of any Class or any other Indebtedness or commitments to provide financing, an amount equal to (i) the sum, for each scheduled repayment of Term Loans, Additional Incremental Term Loans or Incremental Term Loans of such Class or of such Indebtedness, as the case may be, to be made after such date, or each scheduled reduction of Revolving Commitments or Additional Incremental Revolving Commitments of such Class or other commitments to provide financing, as the case may be, to be made after such date, of the amount of such scheduled repayment or reduction multiplied by the number of days from such date to the date of such scheduled prepayment or reduction divided by (ii) the aggregate principal amount of such Term Loans, Additional Incremental Term Loans or Incremental Term Loans or of such Indebtedness, as the case may be, or such Revolving Commitments or Additional Incremental Revolving Commitments or other commitments to provide financing, as the case may be.

         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

         SECTION 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         SECTION 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                    ARTICLE 2

                                   THE CREDITS

         SECTION 2.1. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender agrees (i) to make Term Loans to the Borrower from time to time during the Term Loan Availability Period in a principal amount not exceeding its Term Commitment, if any, (ii) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment, if any, (iii) to make Additional Incremental Term Loans to the Borrower under any Additional Incremental Facility during the period or on the date set forth in the applicable Additional Incremental Facility Agreement in a principal amount not exceeding its Additional Incremental Commitment in respect of such Additional Incremental Facility, if any, and (iv) to make Additional Incremental Revolving Loans to the Borrower under any Additional Incremental Facility during the period set forth in the applicable Additional Incremental Facility Agreement in a principal amount not exceeding at any time its Additional Incremental Revolving Commitment in respect of such Additional Incremental Facility, if any,
(b) each Incremental Tranche A Lender agrees to make Incremental Tranche A Term Loans to the Borrower from time to time during the Incremental Tranche A Term Loan Availability Period in a principal amount not exceeding its Incremental Tranche A Commitment, provided that the initial Borrowing under the Incremental Tranche A Facility shall be in an aggregate amount not less than $225,000,000 and shall occur on the First Incremental Borrowing Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans and Additional Incremental Revolving Loans. Amounts repaid in respect of Term Loans, Incremental Term Loans or Additional Incremental Term Loans may not be reborrowed.

         SECTION 2.2. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

         (b) Subject to Section 2.14, each Revolving Borrowing, Term Borrowing, Additional Incremental Revolving Borrowing, Additional Incremental Term Borrowing and Incremental Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing (w) if a Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000,
(x) if a Term Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $50,000,000 (y) if an Incremental Term Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 or (z) if an Additional Incremental Term Borrowing or an Additional Incremental Revolving Borrowing shall be in aggregate amounts that are permitted under the applicable Incremental Facility Agreement. At the time that each ABR Borrowing is made, such Borrowing (w) if a Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (x) if a Term Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $50,000,000 (y) if an Incremental Term Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 or (z) if an Additional Incremental Term Borrowing or an Additional Incremental Revolving Borrowing shall be in aggregate amounts that are permitted under the applicable Incremental Facility Agreement; provided that (i) an ABR Revolving Borrowing or ABR Additional Incremental Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or Additional Incremental Revolving Commitments of the applicable Class, as the case may be, (ii) an ABR Revolving Borrowing may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) and (iii) an ABR Term Borrowing, ABR Incremental Term Borrowing or ABR Additional Incremental Term Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Term Commitments, Incremental Term Commitments, Additional Incremental Term Commitments of the applicable Class, as the case may be. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Term Maturity Date, the Incremental Tranche A Maturity Date or the maturity date set forth in the applicable Additional Incremental Facility Agreement, as applicable.

         SECTION 2.3. Requests for Borrowings. To request a Borrowing (other than a Swingline Borrowing), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Dallas, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with
Section 2.02:

                  (i) whether the requested Borrowing is to be a Revolving Borrowing, Term Borrowing, Incremental Tranche A Term Borrowing, Additional Incremental Revolving Borrowing or Additional Incremental Term Borrowing and, in the case of Additional Incremental Revolving Borrowings and Additional Incremental Term Borrowings, the Additional Incremental Facility under which such Borrowing is to be made;

                 (ii) the aggregate amount of such Borrowing;

                (iii) the date of such Borrowing, which shall be a Business
         Day;

                 (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                 (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.06.

         If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

         SECTION 2.4. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lenders each agree to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans of either Swingline Lender exceeding $25,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that neither Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

         (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Dallas, Texas time, on the day of a proposed Swingline Loan and shall advise the Administrative Agent as to which Swingline Lender the Borrower desires to provide such Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender indicated by the Borrower in such notice of any such notice received from the Borrower. The applicable Swingline Lender shall make such Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.

         (c) The applicable Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each

Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan made by such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

         SECTION 2.5. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

         (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank from whom the Borrower is requesting such Letter of Credit and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $350,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

         (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), provided that a Letter of Credit may include customary "evergreen" provisions and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

         (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Dallas, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:30 a.m., Dallas, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Dallas, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to

9:30 a.m., Dallas, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with
Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

         (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor either Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

         (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

         (i) Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor, to any other Issuing Bank or to any previous Issuing Bank, or to such successor, all other Issuing Banks and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

         (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or 7.01(i). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

         SECTION 2.6. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Dallas, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Dallas, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

         (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

         SECTION 2.7. Interest Elections. (a) Each Revolving Borrowing, Additional Incremental Revolving Borrowing, Term Borrowing, Incremental Term Borrowing and Additional Incremental Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of a Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

         (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

         (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and Section 2.07(f):

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

         If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

         (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

         (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding

Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

         SECTION 2.8. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall terminate on the Term Commitment Termination Date, (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date, (iii) the Incremental Tranche A Commitments shall terminate on the Incremental Tranche A Commitment Termination Date and (iv) the Additional Incremental Commitments of any Class shall terminate on the date set forth in the applicable Additional Incremental Facility Agreement.

         (b) Subject to adjustment pursuant to Section 2.08(h), the Revolving Commitments outstanding on the Revolving Commitment Reduction Date shall be automatically and permanently reduced in 12 consecutive installments on the last day of each fiscal quarter (except with respect to the final reduction, which shall be on the Revolving Maturity Date) set forth below in the percentage amounts (expressed as a percentage of the aggregate amount of Revolving Commitments outstanding on the Revolving Commitment Reduction Date) set forth opposite such quarterly scheduled reduction date (or the Revolving Maturity
Date) below; provided that the final installment shall reduce the remaining outstanding Revolving Commitments to zero on the Revolving Maturity Date and the payment made in respect thereof shall equal the sum of (x) the then aggregate unpaid principal amount of all Revolving Loans plus (y) all other unpaid amounts owing in respect of Revolving Loans, which payment shall be due and payable not later than the Revolving Maturity Date:

            Scheduled Reduction Date                Commitment Reduction
            ------------------------                --------------------

                4th Quarter 2002                           5.00%
                1st Quarter 2003                           5.00%
                2nd Quarter 2003                           5.00%
                3rd Quarter 2003                           5.00%

                4th Quarter 2003                           7.50%
                1st Quarter 2004                           7.50%
                2nd Quarter 2004                           7.50%
                3rd Quarter 2004                           7.50%

                4th Quarter 2004                          12.50%
                1st Quarter 2005                          12.50%
                2nd Quarter 2005                          12.50%
             Revolving Maturity Date                      12.50%

         (c) Subject to adjustment pursuant to Section 2.08(h), the Additional Incremental Revolving Commitments of any Class shall be automatically and permanently reduced on the scheduled dates, and in the scheduled amounts, if any, set forth in the applicable Additional Incremental Facility Agreement.

         (d) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments and (iii) the Borrower shall not terminate or reduce the Additional Incremental Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of Additional Incremental Revolving Loans of such Class in accordance with Section 2.11, the aggregate principal amount of outstanding Additional Incremental Revolving Loans of such Class would exceed the total Additional Incremental Revolving Commitments of such Class.

         (e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(d) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments or the Additional Incremental Revolving Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

         (f) In the event and on each occasion that any Net Proceeds in excess of $5,000,000 are received by or on behalf of Holdings or any Subsidiary in respect of any Prepayment Event, there shall be a pro rata reduction of Revolving Commitments, Term Borrowings, Incremental Tranche A Borrowings and, if provided for in the applicable Additional Incremental Facility Agreement, Additional Incremental Revolving Commitments and Additional Incremental Term Borrowings as provided in this Section 2.08(f) and in Section 2.11(b). In such event, the Revolving Commitments and, if provided for in the applicable Additional Incremental Facility Agreement, Additional Incremental Revolving Commitments shall, on the third Business Day after such Net Proceeds are received, be automatically and permanently reduced in an aggregate amount equal to the product of 100% (or, in the case of any Prepayment Event referred to in clause (c) of the definition of Prepayment Event, if, on the date on which any reduction would otherwise be made in respect of such Prepayment Event either (i) the Facilities shall be rated not lower than BBB- by S&P and Baa3 by Moody's or (ii) the Total Leverage Ratio as of such date is less than 3.5 to 1.0, 50%) of such Net Proceeds and the Reduction Portion in respect of such Prepayment Event; provided that, in the case of any event described in clause (a) or (c) of the definition of Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) to invest in the Telecommunications Business of the Borrower and the other Restricted Subsidiaries within 360 days of the receipt thereof and certifying that no Default has occurred and is continuing, then no reduction shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such period, at which time a reduction shall be required in accordance with this paragraph (f).

         (g) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2002, the Revolving Commitments and, if provided for in the applicable Additional Incremental Facility Agreement, Additional Incremental Revolving Commitments shall be automatically and permanently reduced in an aggregate amount equal to the product of 50% of Excess Cash Flow for such fiscal year and the Reduction Portion in respect of such Excess Cash Flow; provided that if, on the date on which any reduction would otherwise be made pursuant to this Section 2.08(g), either (i) the Facilities shall be rated not lower than BBB- by S&P and Baa3 by Moody's or (ii) the Total Leverage Ratio as of such date is less than 3.5 to 1.0, no such reduction shall be required pursuant to this Section 2.08(g). Each reduction pursuant to this paragraph shall be made on the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

         (h) Any reduction of the Revolving Commitments, other than a reduction pursuant to Section 2.08(a) or 2.08(b) above, shall be applied to reduce the subsequent scheduled reductions of Revolving Commitments to be made pursuant to
Section 2.08(a) or 2.08(b) above in reverse chronological order. Any reduction of the Additional Incremental Revolving Commitments of any Class, other than a reduction pursuant to Section 2.08(a) or 2.08(c) above, shall be applied to reduce the subsequent scheduled reductions of Additional Incremental Revolving Commitments of such Class to be made pursuant to Section 2.08(a) or 2.08(c) as set forth in the applicable Additional Incremental Facility Agreement.

         SECTION 2.9. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10,
(iii) to the Administrative Agent for the account of each applicable Incremental Lender the then unpaid principal amount of each Incremental Tranche A Term Loan of such Incremental Lender as set forth in Section 2.10, (iv) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Additional Incremental Loan of any Class of such Lender as set forth in the applicable Additional Incremental Facility Agreement and (v) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by it on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to Section 2.09(b) and 2.09(c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e) No promissory notes evidencing Loans hereunder will be issued unless a Lender requests that a promissory note be issued to it to evidence its Loans of any Class. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.10. Amortization of Term Loans and Incremental Term Loans.
(a) Subject to adjustment pursuant to Section 2.10(e), the Borrower shall repay Term Borrowings outstanding on the Term Amortization Date in 16 consecutive installments of principal, each of which will be due and payable on the last day of each fiscal quarter (except with respect to the final installment, which shall be on the Term Maturity Date) set forth below in the percentage amounts (expressed as a percentage of the aggregate amount of Term Loans outstanding on the Term Commitment Termination Date) set forth opposite such quarterly installment date (or the Term Maturity Date) below; provided that the final installment shall equal the sum of (x) the then aggregate unpaid principal amount of all Term Loans plus (y) all other unpaid amounts owing in respect of Term Loans and shall be due and payable not later than the Term Maturity Date:

                  Payment Date                            Amount
                  ------------                            ------

                4th Quarter 2002                          3.75%
                1st Quarter 2003                          3.75%
                2nd Quarter 2003                          3.75%
                3rd Quarter 2003                          3.75%

                4th Quarter 2003                          6.25%
                1st Quarter 2004                          6.25%
                2nd Quarter 2004                          6.25%
                3rd Quarter 2004                          6.25%

                4th Quarter 2004                          7.50%
                1st Quarter 2005                          7.50%
                2nd Quarter 2005                          7.50%
                3rd Quarter 2005                          7.50%

                4th Quarter 2005                          7.50%
                1st Quarter 2006                          7.50%
                2nd Quarter 2006                          7.50%
               Term Maturity Date                         7.50%

         (b) Subject to adjustment pursuant to Section 2.10(e), the Borrower shall repay Incremental Tranche A Borrowings outstanding on the Incremental Tranche A Amortization Date in 16 consecutive installments of principal, each of which will be due and payable on the last day of each fiscal quarter (except with respect to the final installment, which shall be on the Incremental Tranche A Maturity Date) set forth below in the percentage amounts (expressed as a percentage of the aggregate amount of Incremental Tranche A Term Loans outstanding on the Incremental Tranche A Commitment Termination Date) set forth opposite such quarterly installment date (or the Incremental Tranche A Maturity
Date) below; provided that the final installment shall equal the sum of (x) the then aggregate unpaid principal amount of all Incremental Tranche A Term Loans plus (y) all other unpaid amounts owing in respect of the Incremental Tranche A Term Loans, and shall be due and payable not later than the Incremental Tranche A Maturity Date:


                  Payment Date                                         Amount
                  ------------                                         ------

                4th Quarter 2002                                       3.75%
                1st Quarter 2003                                       3.75%
                 2nd Quarter 2003                                      3.75%
                3rd Quarter 2003                                       3.75%

                4th Quarter 2003                                       6.25%
                1st Quarter 2004                                       6.25%
                2nd Quarter 2004                                       6.25%
                3rd Quarter 2004                                       6.25%

                4th Quarter 2004                                       7.50%
                1st Quarter 2005                                       7.50%

                  Payment Date                                         Amount
                  ------------                                         ------

                2nd Quarter 2005                                       7.50%
                3rd Quarter 2005                                       7.50%

                4th Quarter 2005                                       7.50%
                1st Quarter 2006                                       7.50%
                2nd Quarter 2006                                       7.50%
               Incremental Tranche
                 A Maturity Date                                       7.50%


         (c) Subject to adjustment pursuant to Section 2.10(e), the Borrower shall repay Additional Incremental Term Borrowings of any Class on the scheduled dates, and in the scheduled amounts, if any, set forth in the applicable Additional Incremental Facility Agreement.

         (d) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date, all Revolving Loans shall be due and payable on the Revolving Maturity Date, all Incremental Tranche A Term Loans shall be due and payable on the Incremental Tranche A Maturity Date and all Additional Incremental Loans of any Class shall be due and payable on the final maturity date set forth in the applicable Additional Incremental Facility Agreement.

         (e) Any prepayment of a Term Borrowing or an Incremental Term Borrowing shall be applied to reduce the subsequent scheduled repayments of Term Borrowings or Incremental Term Borrowings, respectively to be made pursuant to this Section in reverse chronological order. Any prepayment of an Additional Incremental Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayment of Additional Incremental Term Borrowings of such Class to be made pursuant to this Section as set forth in the applicable Additional Incremental Facility Agreement.

         (f) Prior to any repayment of any Term Borrowings or Incremental Term Borrowings hereunder or any Additional Incremental Term Borrowings of any Class, the Borrower shall select the Borrowing or Borrowings of such Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., Dallas, Texas time, three Business Days before the scheduled date of such repayment; provided that each repayment of Term Borrowings or Incremental Term Borrowings or any Additional Incremental Term Borrowings of any Class shall be applied to repay any outstanding ABR Term Borrowings or ABR Incremental Term Borrowings or ABR Additional Incremental Term Borrowings of such Class before any other Borrowings of such Class. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings, Incremental Term Borrowings and Additional Incremental Term Borrowings shall be accompanied by accrued interest on the amount repaid.

         SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section. All prepayments shall be made without premium or penalty other than, to the extent applicable, amounts payable under Section 2.16.

         (b) In the event and on each occasion that any Net Proceeds in excess of $5,000,000 are received by or on behalf of Holdings or any Subsidiary in respect of any Prepayment Event, there shall be a pro rata reduction of Revolving Commitments, Term Borrowings, Incremental Tranche A Borrowings, and if provided for in the applicable Additional Incremental Facility Agreement, Additional Incremental Revolving Commitments and Additional Incremental Term Borrowings as provided in this Section 2.11(b) and in Section 2.08(f). In such event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings, Incremental Tranche A Borrowings and, if provided for in the applicable Additional Incremental Facility Agreement, Additional Incremental Term Borrowings in an aggregate amount equal to the product of 100% (or, in the case of any Prepayment Event referred to in clause
(c) of the definition of Prepayment Event, if, on the date on which any prepayment would otherwise be made in respect of such Prepayment Event either
(i) the Facilities shall be rated not lower than BBB- by S&P and Baa3 by Moody's or (ii) the Total Leverage Ratio as of such date is less than 3.5 to 1.0, 50%) of such Net Proceeds and the Prepayment Portion in respect of such Prepayment Event (such product, the "Prepayment Amount"); provided that, in the case of any event described in clause (a) or (c) of the definition of Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) to invest in the Telecommunications Business of the Borrower and the other Restricted Subsidiaries within 360 days of the receipt thereof and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such period, at which time a prepayment shall be required in accordance with this paragraph (b).

         (c) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2002, the Borrower shall prepay Term Borrowings, Incremental Tranche A Borrowings and, if provided for in the applicable Additional Incremental Facility Agreement, Additional Incremental Term Borrowings in an aggregate amount equal to the product of (i) 50% of Excess Cash Flow for such fiscal year and (ii) the Prepayment Portion in respect of such Excess Cash Flow (such product, the "Excess Cash Flow Prepayment Amount"); provided that if, on the date on which any prepayment would otherwise be made pursuant to this Section 2.11(c), either (i) the Facilities shall be rated not lower than BBB- by S&P and Baa3 by Moody's or (ii) the Total Leverage Ratio as of such date is less than 3.5 to 1.0, no such prepayment shall be required pursuant to this Section 2.11(c). Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

         (d) If, on any date, the aggregate Revolving Exposures of all Lenders exceeds the aggregate Revolving Commitments of all Lenders, or the aggregate principal amount of the Additional Incremental Revolving Loans of any Class of all Lenders exceeds the aggregate Additional Incremental Revolving Commitments of such Class of all Lenders, the Borrower shall immediately prepay Revolving Loans or Additional Incremental Revolving Loans of such Class, as the case may be (and, to the extent that any such excess remains after all Revolving Loans have been prepaid, deposit cash collateral with the Administrative Agent to secure outstanding LC Exposure), in an amount equal to such excess.

         (e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to
Section 2.11(f); provided that each prepayment of Borrowings of any Class shall be applied to prepay ABR Borrowings of such Class before any other Borrowings of such Class.

         (f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Dallas, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments or any Additional Incremental Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

         SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent (i) in the case of Revolving Commitments and Term Commitments for the account of each Lender fees for each day during the period from and including the Effective Date to but excluding the date on which such Commitment terminates at a rate equal to the applicable Commitment Fee Rate for such day, (ii) in the case of Incremental Tranche A Commitments for the account of each Incremental Tranche A Lender fees for each day during the period from and including the Amendment No. 5 Effective Date but excluding the Incremental Tranche A Commitment Termination Date at a rate equal to the applicable Commitment Fee Rate for such day and (iii) in the case of any Additional Incremental Facility Commitment, the rate set forth in the applicable Additional Incremental Facility Agreement for such day, in each case on the unused amount of each Commitment of such Lender on such day (collectively, the "COMMITMENT FEES"). Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

         (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit for each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, which fee shall accrue at a rate equal to the Applicable Margin on Eurodollar Revolving Loans for such day on the amount of such Lender's LC Exposure on such day (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (ii) to the applicable Issuing Bank a fronting fee in respect of Letters of Credit issued by such Issuing Bank for each day during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Issuing Bank, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the amount of the LC Exposure on such day (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of Letters of Credit issued by such Issuing Bank, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

         (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

         SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus (i) in the case of any ABR Borrowing under the Revolving Facility, the Term Facility or the Incremental Facility (including each Swingline Loan), the ABR Spread and, if applicable to any loan (other than an Incremental Term Loan), the Leverage Premium (each as set forth in "Applicable Margin") and (ii) in the case of any ABR Borrowing under any Additional Incremental Facility, the Applicable Margin for ABR Borrowings set forth in the applicable Additional Incremental Facility Agreement.

         (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (i) in the case of any Eurodollar Borrowing under the Revolving Facility, the Term Facility or the Incremental Facility, the Eurodollar Spread and, if applicable to any loan (other than an Incremental Term Loan), the Leverage Premium (each as set forth in "Applicable Margin") and (ii) in the case of any Eurodollar Borrowing under any Additional Incremental Facility, the Applicable Margin for Eurodollar Borrowings set forth in the applicable Additional Incremental Facility Agreement.

         (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any ABR Loan under the Revolving Facility, the Term Facility or the Incremental Facility, 2% plus the highest Applicable Margin for ABR Loans plus the ABR, (ii) in the case of overdue principal of any Eurodollar Loan under the Revolving Facility, the Term Facility or the Incremental Facility, the higher of (x) 2% plus the highest Applicable Margin for Eurodollar Loans plus the Adjusted LIBO Rate applicable to such Eurodollar Loan on the day before payment was due and (y) the sum of 2% plus the highest Applicable Margin for ABR Loans plus the ABR, (iii) in the case of overdue principal of or overdue interest on any Additional Incremental Loan of any Class, the rate set forth in the applicable Additional Incremental Facility Agreement and (iv) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.13(a).

         (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

         (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

         (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

         (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

         SECTION 2.15. Increased Costs.

         (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), Swingline Lender or Issuing Bank; or

                  (ii) impose on any Lender, Swingline Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost (other than Taxes) to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Swingline Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Swingline Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Swingline Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Swingline Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

         (b) If any Lender, Swingline Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's, Swingline Lender's or Issuing Bank's capital or on the capital of such Lender's, Swingline Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or Swingline Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender, Swingline Lender or Issuing Bank or such Lender's, Swingline Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's, Swingline Lender's or Issuing Bank's policies and the policies of such Lender's, Swingline Lender's or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, Swingline Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Swingline Lender or Issuing Bank or such Lender's, Swingline Lender's or Issuing Bank's holding company for any such reduction suffered.

         (c) A certificate of a Lender, Swingline Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, Swingline Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or 2.15(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

         (d) Failure or delay on the part of any Lender, Swingline Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's, Swingline Lender's or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, Swingline Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender, Swingline Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's, Swingline Lender's or Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

         SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such
Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) The Borrower shall indemnify the Administrative Agent, each Lender and Issuing Bank, within 15 days after the date of receipt of a written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the first payment by the Borrower under this Agreement to such Foreign Lender or Participant and from time to time thereafter as prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

         (f) If any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.17(f) shall require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

         (g) Notwithstanding anything expressed or implied to the contrary in this Agreement or any other Loan Document (including any schedule or exhibit to any of the foregoing), this Section 2.17 (and Section 10.04 insofar as it relates to this Section 2.17) shall constitute the complete and exclusive understanding of the parties in respect of all matters relating to any Taxes (including interest thereon, additions thereto and penalties in connection therewith).

         SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15,
2.16 or 2.17, or otherwise) prior to 1:00 p.m., Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Dallas, Texas, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless, in the case of payments in respect of Eurodollar Loans, such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be due on the next preceding Business Day), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

         (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

         (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (other than Swingline Loans) or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans (other than Swingline Loans) and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (other than Swingline Loans) and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (other than Swingline Loans) and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including without limitation pursuant to Section 2.11) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

         (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank or Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

         (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or 2.05(e), 2.06(b), 2.18(d) or
10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, (i) as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or (ii) such Lender elects to withdraw its request.

         SECTION 2.20. Additional Incremental Facilities and Commitments. (a) At any time prior to December 31, 2002, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may request, on one or more occasions, by notice to the Administrative Agent and the Incremental Facility Arrangers, that one or more Lenders (and/or one or more other Persons which shall become Lenders as provided in Section 2.20(d) below) provide one or more additional facilities (each, an "Additional Incremental Facility"), each of which shall provide for commitments (the "Additional Incremental Commitments") in an aggregate amount of not less than $100,000,000 and all of which Additional Incremental Facilities shall provide for Additional Incremental Commitments in an aggregate amount not in excess of $500,000,000; provided that no Lender shall have any obligation to provide any Additional Incremental Commitment and any Lender (or any other Person which becomes a Lender pursuant to Section 2.20(d) below) may provide Additional Incremental Commitments without the consent of any other Lender.

         (b) The maturity date, scheduled amortization and commitment reductions, mandatory prepayments and commitment reductions, interest rate, minimum borrowings and prepayments, commitment fees and other amounts payable in respect of any Additional Incremental Facility, and certain agent determinations, shall be as set forth in an agreement (an "Additional Incremental Facility Agreement") among the Loan Parties, the Administrative Agent, each Incremental Facility Arranger (but only if it is acting in the capacity of joint lead arranger with respect to such Additional Incremental Facility) and the Lenders and other Persons agreeing to provide Additional Incremental Commitments thereunder; provided that any term Incremental Loans (the "Additional Incremental Term Loans") shall have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity of the Term Loans then outstanding and any revolving Incremental Commitment (the "Additional Incremental Revolving Commitments" and any loans made pursuant thereto, the "Additional Incremental Revolving Loans") shall have a Weighted Average Life to Maturity of not less than the Weighted Average Life to Maturity of the Revolving Commitments then outstanding.

         (c) [Intentionally deleted]

         (d) The effectiveness of any Additional Incremental Facility to be created under this Section 2.20, and the obligation of any Lender or other Person providing any Additional Incremental Commitment thereunder to make any Additional Incremental Loans pursuant thereto, is subject to, in addition to the conditions set forth in Article 4, the satisfaction of each of the following conditions: each Loan Party, the Administrative Agent, each Incremental Facility Arranger (but only if it is acting in the capacity of joint lead arranger with respect to such Additional Incremental Facility) and each Lender or other Person providing Additional Incremental Commitments thereunder (each, an "Additional Incremental Lender") shall have executed and delivered to the Administrative Agent an Additional Incremental Facility Agreement with respect to such Additional Incremental Facility, (x) the Administrative Agent shall have received, and (y) the Administrative Agent shall have received for the respective accounts of any other agents and the Additional Incremental Lenders, all fees and other amounts payable by the Borrower in respect of such Additional Incremental Facility on or prior to such date of effectiveness and the Administrative Agent (or its counsel) shall have received such documents and certificates, and such legal opinions, as the Administrative Agent and the Incremental Facility Arrangers or their counsel shall reasonably request, including documents, certificates and legal opinions relating to the organization, existence and good standing of each Loan Party, the authorization of such Additional Incremental Facility and other legal matters relating to the Loan Parties or the Loan Documents (including the applicable Additional Incremental Facility Agreement). The Administrative Agent shall notify each Lender as to the effectiveness of each Additional Incremental Facility hereunder.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         Each of Holdings and the Borrower represents and warrants to the Lenders that:

         SECTION 3.1. Organization; Powers. Each of Holdings and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         SECTION 3.2. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         SECTION 3.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents (if any), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings or any Restricted Subsidiary, and
(d) will not result in the creation or imposition of any Lien on any asset of Holdings or any Restricted Subsidiary, except Liens created under the Loan Documents (if any).

         SECTION 3.4. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders Holdings' consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and the Subsidiaries as of such dates and for such periods in accordance with GAAP.

         (b) Holdings has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2000 and projected pro forma statements of operations and cash flows for the fiscal year ended December 31, 2001, prepared giving effect to (x) the Transactions under the Incremental Facility and the Structured Note Financing and (y) the transactions described in clause (x) and, in addition, the sale of its Williams Communications Solutions business unit, as if such events had occurred on such date or on the first day of such fiscal year, as the case may be. Such projected pro forma consolidated balance sheets and statements of operations and cash flows (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to be reasonable), (ii) are based on the best information available to Holdings and the Borrower after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the Transactions under the Incremental Facility and the Structured Note Financing and, in the case of one such set of financial statements, the sale of its Williams Communications Solutions business unit, and (iv) present fairly, in all material respects, the pro forma financial position of Holdings and the Subsidiaries as of such date and for such periods as if the Transactions, the Structured Note Financing and, in the case of one such set of financial statements, the sale of its Williams Communications Solutions business unit had occurred on such date or at the beginning of such period, as the case may be.

         (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings or any Restricted Subsidiary has, as of the Effective Date, any material contingent liabilities, unusual material long-term commitments or unrealized material losses.

         (d) The projections delivered to the Lenders on the Amendment No. 5 Effective Date (the "Projections") were based on assumptions believed by the Borrower and Holdings in good faith to be reasonable when made and as of their date represented the Borrower's and Holdings' good faith estimate of future performance of Holdings and the Subsidiaries and of the Borrower and its consolidated subsidiaries.

         (e) Since December 31, 2000, there has been no Material Adverse Change.

         SECTION 3.5. Properties. (a) Each of Holdings and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties, if any), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. None of the properties and assets of Holdings or any Restricted Subsidiary is subject to any Lien other than Permitted Encumbrances, Liens created by the Collateral Documents (if any) and other Liens permitted under Section 6.02.

         (b) Each of Holdings and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any other Loan Party (other than the Parent) as of the Effective Date after giving effect to the Transactions.

         SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

         (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any violations of any Environmental Law or any release, threatened release or exposure to any Hazardous Materials that is likely to form the basis of any Environmental Liability.

         (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

         SECTION 3.7. Compliance with Laws and Agreements. Each of Holdings and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         SECTION 3.8. Investment and Holding Company Status. Neither Holdings nor any Restricted Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.9. Taxes. Each of Holdings and the Subsidiaries has timely filed or caused to be filed (or the Parent has filed or caused to be filed) all Tax returns and reports required to have been filed and has paid or caused to be paid (or the Parent has paid or caused to be paid) all Taxes required to have been paid by or with respect to it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.

         SECTION 3.11. Disclosure. Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings or any Restricted Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the direct or indirect ownership interest of Holdings or the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

         SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings and the Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid.

         SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings or any Restricted Subsidiary, or for which any claim may be made against Holdings or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Restricted Subsidiary. The consummation of the Transactions and the Reorganization has not and will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement by which Holdings or any Restricted Subsidiary is bound.

         SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

         SECTION 3.16. No Burdensome Restrictions. No contract, lease, agreement or other instrument to which Holdings or any Restricted Subsidiary is a party or by which any of their property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation could reasonably be expected to have Material Adverse Effect.

         SECTION 3.17. Representations in Loan Documents True and Correct. As of the dates when made and as of the Effective Date, each representation and warranty of Holdings or any Restricted Subsidiary party thereto contained in any Loan Document is true and correct.


                                    ARTICLE 4

                                   CONDITIONS

         SECTION 4.1. Effective Date. [Intentionally deleted]

         SECTION 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

         (a) The representations and warranties of each Loan Party set forth in the Loan Documents (excluding Section 3.04(b)) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

         Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in Sections 4.02(a), 4.02(b) and 4.03.

         SECTION 4.3. First Incremental Borrowing Date with Respect to the Incremental Facility. The obligation of each Incremental Lender to make a Loan on the occasion of the First Incremental Borrowing Date is subject to the satisfaction of the following conditions (in addition to the conditions set forth in Section 4.02):

         (a) The Spin-Off shall have been consummated.

         (b) The Initial Collateral Date shall have occurred (or shall occur on the date of such Borrowing) and, prior to the making of any Loan on the occasion of such Borrowing, Holdings and the Borrower shall have complied with all of the provisions of Section 5.11A.

         (c) The First Incremental Borrowing Date shall be no later than the date that is 180 days after the date of Amendment No. 5 Effective Date.

         (d) The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the Financial Officer of each of Holdings and the Borrower, certifying as to compliance of the matters specified in Sections 4.03(a) and 4.03(b).


                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

         SECTION 5.1. Financial Statements and Other Information. Holdings and the Borrower will furnish to the Administrative Agent and each Lender:

         (a) (i) within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheets and related audited consolidated statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal year (including segment reporting with respect to each of Holdings' and the Subsidiaries' business segments consistent with that provided in the Notes Offering Registration Statement), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheets and related audited consolidated statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal year (including segment reporting with respect to each of the Borrower's and its consolidated subsidiaries' business segments consistent with that provided with respect to the Borrower's and its consolidated subsidiaries' business segments in the Notes Offering Registration Statement), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (iii) within 90 days after the end of each fiscal year of Holdings and the Borrower, (x) supplemental unaudited balance sheets and related unaudited statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal year, setting forth in tabular form in each case the figures for the previous year, for the Borrower and Holdings and the consolidating adjustments with respect thereto and (y) segment reporting of EBITDA and Adjusted EBITDA with respect to each business segment of Holdings and the Subsidiaries and the Borrower and its consolidated subsidiaries consistent with the business segments reported on in the Notes Offering Registration Statement;

         (b)(i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, unaudited consolidated and consolidating balance sheets and related consolidated and consolidating statements of operations, stockholders' equity and cash flows of Holdings and the Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or in the case of the balance sheet, as of the end of the previous fiscal year) (including segment reporting with respect to each of Holdings' and the Subsidiaries' business segments consistent with that provided in the Notes Offering Registration Statement and also including segment reporting of EBITDA and Adjusted EBITDA), all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, unaudited consolidated balance sheets and related statements of operations, stockholders' equity and cash flows of the Borrower and its consolidated subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year)

(including segment reporting with respect to each of the Borrower's and its consolidated subsidiaries' business segments consistent with that provided with respect to the Borrower's and its consolidated subsidiaries' business segments in the Notes Offering Registration Statement and also including segment reporting of EBITDA and Adjusted EBITDA), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

         (c) concurrently with any delivery of financial statements under
Section 5.01(a) or 5.01(b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating (x) compliance with Section 6.08 and Sections 6.15 through 6.19, including, if applicable, calculations showing capital contributions made by the Parent pursuant to Section 6.20 and the resulting effects on the Borrower's compliance with Section 6.08 and Sections 6.15 through
6.19 and (y) Additional Capital at such date, including detail as to the sources and uses of Additional Capital since June 30, 1999 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings' audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

         (d) concurrently with any delivery of financial statements under clause 5.01(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

         (e) as soon as practicable after approval by the Board of Directors of the Parent and in any event not later than 120 days after the commencement of each fiscal year of the Borrower, a consolidated and consolidating budget of Holdings for such fiscal year and a consolidated budget of the Borrower for such fiscal year (including projected consolidated (and, in the case of Holdings, consolidating) balance sheets, related consolidated (and, in the case of Holdings, consolidating) statements of projected operations and cash flow as of the end of and for such fiscal year and segment information with respect to each of Holdings' and the Subsidiaries' and the Borrower's and its consolidated subsidiaries' business segments consistent with the categories of information provided with respect to Holdings' and the Subsidiaries' business segments in the Notes Offering Registration Statement, together with projected EBITDA and Adjusted EBITDA for such segments) and, promptly when available, any significant revisions of such budget;

         (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any

Restricted Subsidiary with the Commission, or any Governmental Authority succeeding to any or all of the functions of the Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be, except to the extent any such report, proxy statement or other material is available electronically on a publicly-accessible website; and

         (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

         SECTION 5.2. Notices of Material Events. Upon knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

         (a) the occurrence of any Default;

         (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

         (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

         (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         SECTION 5.3. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, (i) continue to engage in business of the same general type as now conducted and (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

         SECTION 5.4. Payment of Obligations. Each of Holdings and the Borrower
(i) will, and will cause each other Restricted Subsidiary to, pay its Indebtedness and other material obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such other Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (ii) shall not breach, or permit any other Restricted Subsidiary to breach, in any material respect, or permit to exist any material default under, the terms of any material lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except where the failure to do the foregoing would not in the aggregate have a Material Adverse Effect.

         SECTION 5.5. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

         SECTION 5.6. Insurance. Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

         SECTION 5.7. Casualty and Condemnation. The Borrower will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any of Holdings' and the Restricted Subsidiaries' property or assets or the commencement of any action or proceeding for the taking of any of Holdings' and the Restricted Subsidiaries' property or assets or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding (in each case with a value in excess of $10,000,000) and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are applied, to the extent such Net Proceeds have not been utilized to repair, restore or replace such property or assets or to acquire other Telecommunications Assets within 360 days after such event, to prepay Loans and reduce Commitments as provided in Sections 2.11(b) and 2.08(f), respectively.

         SECTION 5.8. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, keep proper books of record and account in which materially full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender at the expense of the Administrative Agent or Lender, as the case may be, or, if an Event of Default shall have occurred and be continuing, at the expense of the Borrower, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, subject to Section 10.12.

         SECTION 5.9. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each other Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate action and such failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.10. Use of Proceeds and Letters of Credit. (a) The proceeds of Loans will be used (i) for working capital requirements and general corporate purposes of the Borrower and the other Restricted Subsidiaries and (ii) to pay the fees and expenses associated with the Facilities.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

         SECTION 5.11A. Initial Collateral Date. On the Initial Collateral Date, Holdings and the Borrower hereby agree that they will, and will cause each other Restricted Subsidiary to:

         (a) Deliver to the Administrative Agent duly executed counterparts of the Security Agreement, together with the following:


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
                (i) duly executed counterparts of each supplemental agreement required to be executed and delivered by the terms of the Security Agreement (including, without limitation, any Patent Security Agreement, and Trademark Security Agreement and any Control Agreement, in each case as defined in the Security Agreement);

                (ii) stock certificates representing any or all of the outstanding shares of capital stock or other Equity Interests of the Borrower and each Restricted Subsidiary and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates;

                (iii) any or all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

                (iv) a completed perfection certificate dated the Initial Collateral Date, in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Facility Arrangers and signed by an executive officer or Financial Officer of Holdings, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by such perfection certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent and the Incremental Facility Arrangers that the Liens indicated by such financing statements (or similar documents) are permitted by
                Section 6.02 or have been released.

         (b) Deliver to the Administrative Agent a favorable written opinion (addressed to the Agents, the Issuing Banks, the Swingline Lenders and the Lenders and dated the Initial Collateral Date) of each of (i) counsel for Holdings, the Borrower and each Subsidiary Loan Party reasonably acceptable to the Administrative Agent and the Incremental Facility Arrangers, (ii) the general counsel of Holdings and (iii) local counsel in the jurisdictions where the Borrower is incorporated and where its chief executive office is located and, in the case of each such opinion required by this paragraph, covering such matters relating to the Loan Parties, the Loan Documents, the Collateral and the Transactions as the Administrative Agent (or its counsel), the Incremental Facility Arrangers (or its counsel) or the Required Lenders shall reasonably request.

         SECTION 5.11B. Collateral Event. If a Collateral Event shall have occurred and be continuing, the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders may by written notice to the Borrower (a "Collateral Notice"), request, and Holdings and the Borrower hereby agree that they will, and will cause each other Restricted Subsidiary to, within 30 days of the Borrowers' receipt of such Collateral Notice (such thirtieth day, a "Collateral Establishment Date"):

         (a) Subject to subsection (d) of this Section 5.11B, deliver to the Administrative Agent duly executed counterparts of the Security Agreement (to the extent not previously delivered pursuant to Section 5.11A) and each other Collateral Document reasonably requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders, in form and substance satisfactory to the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders, signed on behalf of Holdings, the Borrower and each Subsidiary Loan Party requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders, together with (to the extent not previously delivered pursuant to Section 5.11A) such of the following as shall have been so requested:

                (i) stock certificates representing any or all of the outstanding shares of capital stock of the Borrower and each other Subsidiary of Holdings owned by or on behalf of any Loan Party as of such Collateral Establishment Date (except that stock certificates representing shares of common stock of a Foreign Subsidiary may be limited to 66% of the outstanding shares of common stock of such Foreign Subsidiary) and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates;

                (ii) any or all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents; and

                (iii) a completed perfection certificate dated such Collateral Establishment Date, in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Facility Arrangers and signed by an executive officer or Financial Officer of Holdings, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by such perfection certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent and the Incremental Facility Arrangers that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

         (b) If requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders, on or before the thirtieth day following any Collateral Establishment Date or such later day as shall be acceptable to the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders (a "Mortgage Establishment Date"), Holdings and the Borrower shall, and shall cause each other Restricted Subsidiary to, deliver to the Administrative Agent
(i) counterparts of a Mortgage with respect to each Mortgaged Property as to which such request is made, in each case signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent, the Incremental Facility Arrangers or the Required Lenders may reasonably request, and (iii) such surveys, abstracts and appraisals as may be required pursuant to such Mortgages or as the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders may reasonably request.

         (c) On or before any Collateral Establishment Date or Mortgage Establishment Date, Holdings and the Borrower shall deliver a favorable written opinion (addressed to the Agents, the Incremental Facility Arrangers, the Issuing Banks, the Swingline Lenders and the Lenders and dated on or prior to such Collateral Establishment Date or Mortgage Establishment Date) of each of
(i) counsel for Holdings, the Borrower and each Subsidiary Loan Party reasonably acceptable to the Administrative Agent, (ii) the general counsel of Holdings and
(iii) local counsel in each jurisdiction where any Collateral or Mortgaged Property is located and, in the case of each such opinion required by this paragraph, covering such matters relating to the Loan Parties, the Loan Documents, the Collateral and the Transactions as the Administrative Agent (or its counsel), the Incremental Facility Arrangers (or its counsel) or the Required Lenders shall reasonably request.

         (d) Anything in this Agreement to the contrary notwithstanding, the Liens created under any Collateral Document may also secure, to the extent, but only to the extent, required under the indentures and other documents governing such Indebtedness (without taking into account any general exceptions to any such requirements contained in any such indentures and other documents), equally and ratably with some or all of the Obligations, the obligations of the Parent and Holdings under any public Indebtedness of either of them that, by its terms, requires that such Indebtedness be equally and ratably secured by such Liens.

         (e) None of the Borrower, Holdings or any Restricted Subsidiary of Holdings shall be required to grant to the Administrative Agent or any Lender, pursuant to the provisions of this Section 5.11B, a Lien on any of the following assets: (i) voting Equity Interests of any Foreign Subsidiary representing in excess of 66% of the outstanding voting Equity Interests of such Foreign Subsidiary, (ii) any ADP Property to the extent such ADP Property secures any ADP Obligation and (iii) any other asset subject to a security interest permitted by clauses (iv), (v), (viii), or (ix) of Section 6.02 but only, in the case of any asset described in


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

clauses (ii) or (iii), to the extent the granting of such Lien is prohibited by the terms of the agreement pursuant to which such security interest has been granted.

         SECTION 5.12. Information Regarding Collateral. (a) (i) The Borrower will furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (B) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Loan Party's identity or corporate structure or (D) in any Loan Party's Federal Taxpayer Identification Number; (ii) Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and (iii) Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, promptly notify the Administrative Agent if any material portion of the Collateral owned by it is damaged or destroyed.

          (b) At the time of the delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), the Borrower shall also deliver to the Administrative Agent a certificate of a Financial Officer or the chief legal officer of the Borrower (i) setting forth the information required pursuant to the perfection certificate or confirming that there has been no change in such information since the date of the perfection certificate most recently delivered or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to Section 5.12 to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

         SECTION 5.13. Additional Subsidiaries. (a) If any additional Subsidiary is formed or acquired, Holdings and the Borrower will notify the Administrative Agent and the Lenders thereof and if such Subsidiary is a Subsidiary Loan Party,
(i) cause such Subsidiary, within ten Business Days after such Subsidiary Loan Party is formed or acquired, to become a party to the Subsidiary Guarantee as an additional guarantor thereunder and to the Security Agreement as a "Lien Grantor" thereunder, (ii) deliver all stock certificates representing the capital stock or other Equity Interests of such Subsidiary to the Administrative Agent, together with stock powers and instruments of transfer, endorsed in blank, with respect to such certificates and (iii) take all actions required under the Security Agreement to perfect, register and/or record the Liens granted by it thereunder and the Lien on such capital stock or other Equity Interests or as may be reasonably requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders.

          (b) If a Collateral Establishment Date has occurred and any Collateral Event is then continuing, such Subsidiary is a Subsidiary Loan Party and the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders so request in writing, Holdings and the Borrower shall (i) within 30 days after such Subsidiary is formed or acquired, cause such Subsidiary to become a party to such Collateral Documents (in addition to the Security Agreement) as the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders shall request and promptly take such actions as the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders shall reasonably request to create and perfect Liens on such of such Subsidiary's assets (in accordance with the standards set forth in Section 5.11B(a)) as the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders shall so request to secure its obligations under the Subsidiary Guarantee, and (ii) within 60 days after such Subsidiary is formed or acquired, cause such Subsidiary to enter into such Mortgage or Mortgages as the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders shall so request with respect to any or all material real property owned by such Subsidiary to secure some or all of its obligations under the Subsidiary Guarantee and to take such actions (including, without limitation, actions of the type referred to in Section 5.11B(a)) with respect thereto as the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders shall reasonably request.

          (c) None of the Borrower, Holdings or any Subsidiary Loan Party shall be required to grant to the Administrative Agent or any Lender, pursuant to the provisions of this Section 5.13, a Lien on any of the following assets: (i) voting Equity Interests of any Foreign Subsidiary representing in excess of 66% of the outstanding voting Equity Interests of such Foreign Subsidiary, (ii) any ADP Property to the extent such ADP Property secures any ADP Obligation and
(iii) any other asset subject to a security interest permitted by clauses (iv),
(v), (viii), or (ix) of Section 6.02 but only, in the case of any asset described in clauses (ii) or (iii), to the extent the granting of such Lien is prohibited by the terms of the agreement pursuant to which such security interest has been granted.

         SECTION 5.14. Further Assurances. (a) On any date each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents required to be in effect on such date or the validity or priority of any such Lien, all at the expense of the Loan Parties. Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents required to be in effect on such date.

         (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by Holdings, the Borrower or any Subsidiary Loan Party (other than assets constituting Collateral under any Collateral Document that become subject to the Lien of such Collateral Document automatically upon the acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders, Holdings and the Borrower will, or will cause the applicable Restricted Subsidiary to, cause such assets to be subjected to a Lien securing some or all of the Obligations, as requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders, and will take, and cause such Subsidiary Loan Parties


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

to take, such actions as shall be necessary or reasonably requested by the Administrative Agent, the Incremental Facility Arrangers or the Required Lenders to grant and perfect such Liens, including actions described in Section 5.11B, all at the expense of the Loan Parties; provided that, none of the Borrower, Holdings or any Subsidiary Loan Party shall be required to grant to the Administrative Agent or any Lender, pursuant to the provisions of this Section 5.14, a Lien on any of the following assets: (i) at any time prior to any Collateral Establishment Date, any assets of a type other than a type constituting "Collateral" under the form of Security Agreement set forth on Exhibit K hereto as in effect on the Amendment No. 4 Effective Date, (ii) voting Equity Interests of any Foreign Subsidiary representing in excess of 66% of the outstanding voting Equity Interests of such Foreign Subsidiary, (iii) any ADP Property to the extent such ADP Property secures any ADP Obligation and (iv) any other asset subject to a security interest permitted by clauses (iv), (v),
(viii), or (ix) of Section 6.02 but only, in the case of any asset described in clauses (iii) or (iv), to the extent the granting of such Lien is prohibited by the terms of the agreement pursuant to which such security interest has been granted.

         SECTION 5.15. Concentration Accounts. At all times after any Collateral Establishment Date and before a Collateral Release Date, Holdings and the Borrower will maintain Holdings' and each Restricted Subsidiary's principal concentration account with one or more Lenders.

         SECTION 5.16. [Intentionally deleted]

         SECTION 5.17. Sale of Solutions and ATL(a) Not later than September 30, 2001, Holdings and the Borrower shall have sold, or caused to be sold, to one or more Persons that are not Affiliates of Holdings or any of its Subsidiaries, in one or more transactions (x) its Williams Communications Solutions business unit in existence on the Amendment No. 4 Effective Date (except for the portion of such unit described in clause (b) below) and (y) all of the capital stock of ATL held by the Borrower, Holdings or any of its Subsidiaries for fair market value and for Net Proceeds in cash in an aggregate amount of at least $700,000,000.

          (b) Not later than December 31, 2001, Holdings and the Borrower shall have sold or otherwise disposed of, or caused to be sold or otherwise disposed of, to one or more Persons that are not Affiliates of Holdings or any of its Subsidiaries, in one or more transactions, substantially all of the Canadian assets of its Williams Communications Solutions business unit in existence on the Amendment No. 4 Effective Date.

         SECTION 5.18. Qualifying Issuances. Not later than December 31, 2001, the Borrower and/or Holdings shall have consummated Qualifying Issuances for Net Proceeds in cash in an aggregate amount of at least $500,000,000; provided that Net Proceeds in cash in an aggregate amount of not more than $350,000,000 shall have resulted from Qualifying Issuances described in clause (ii) or (iii) of the definition thereof.


                                    ARTICLE 6

                               NEGATIVE COVENANTS

         Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

         SECTION 6.1. Indebtedness; Certain Equity Securities. Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

         (a) Indebtedness under the Loan Documents;

         (b) Indebtedness of Holdings under Qualifying Holdings Debt;

         (c) Indebtedness of Holdings under the High Yield Notes and refinancings thereof, provided that any Indebtedness issued in any such refinancing shall be on terms no less favorable to Holdings and its Restricted Subsidiaries than the High Yield Notes, shall be in an aggregate principal amount no greater than the High Yield Notes refinanced and shall not require any payment of principal thereof (upon maturity or by mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is one year after the Term Maturity Date;

         (d) ADP Outstandings in an aggregate amount not to exceed $750,000,000 at any time outstanding;

         (e) Indebtedness existing on the date hereof and set forth in Schedule
6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decrease the Weighted Average Life to Maturity thereof;

         (f) Indebtedness of Holdings to any Subsidiary and of any Restricted Subsidiary to any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04;

         (g) Guarantees by Holdings of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by Holdings, the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to
Section 6.04;

         (h) Indebtedness of any Person that becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary after the date hereof (provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary) and extensions, renewals or replacements of any such Indebtedness that do not increase the principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof;

         (i) Indebtedness in respect of performance, surety or appeal bonds and Guarantees incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with an incurrence of Indebtedness;


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

         (j) Indebtedness in respect of customary agreements providing for indemnification, purchase price adjustments after closing or similar obligations in connection with the disposition of any assets (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided that (i) any such disposition is permitted by Section 6.05, (ii) the aggregate principal amount of such Indebtedness does not exceed the gross proceeds actually received by Holdings or any Restricted Subsidiary in connection with such disposition and
(iii) to the extent the gross proceeds thereof constitute Net Proceeds hereunder, such Net Proceeds are applied in accordance with Sections 2.08(f) and 2.11(b);

         (k) Indebtedness of Holdings and the Restricted Subsidiaries pursuant to Hedging Agreements entered into with Lenders or their affiliates in the ordinary course of business and not for speculative purposes;

         (l) [Intentionally deleted];

         (m) [Intentionally deleted];

         (n) [Intentionally deleted];

         (o) other Indebtedness of Holdings or any Restricted Subsidiary in an aggregate principal amount at any time outstanding, together with the aggregate amount of Attributable Debt in respect of all Sale and Leaseback Transactions then outstanding, not exceeding 15% of the consolidated net property, plant and equipment of Holdings and the Restricted Subsidiaries at such time;

         (p) Indebtedness of the Borrower consisting of Qualifying Borrower Indebtedness;

         (q) Permitted Specified Security Hedging Transactions;

         (r) Indebtedness of Holdings or the Borrower incurred pursuant to a Qualifying Issuance; provided that the aggregate Net Proceeds in cash received by Holdings and/or the Borrower from the issuance of such Indebtedness, plus the Net Proceeds in cash from any Sale and Leaseback Transaction constituting a Qualifying Issuance shall not exceed $350,000,000;

         (s) Indebtedness with respect to industrial revenue bonds issued for the benefit of the Borrower, Holdings or any Restricted Subsidiary in an aggregate principal or face amount not to exceed $50,000,000;

         (t) unsecured Indebtedness of Holdings in an aggregate principal amount not to exceed $100,000,000 incurred prior to the consummation of the Structured Note Financing so long as (i) the proceeds of such Indebtedness are used solely to make the capital contributions described in Section 6.04(u) and (ii) the terms and conditions of any such Indebtedness shall have been approved by all the Incremental Facility Arrangers (if any) and the Administrative Agent prior to the issuance thereof;

         (u) unsecured Indebtedness of Holdings owed to the Structured Note Trust in an aggregate principal amount up to $1,500,000,000 in connection with the consummation of the Structured Note Financing, so long as the terms and conditions of such Indebtedness shall have been approved by all the Incremental Facility Arrangers (if any) and the Administrative Agent prior to the issuance thereof; and

         (v) on any date on or after the Leverage Target Date, Indebtedness of the Borrower owing to a Receivables Subsidiary under a Permitted Receivables Financing;

provided that, notwithstanding anything in this Agreement to the contrary, the Borrower and the other Restricted Subsidiaries may not Guarantee any Indebtedness of Holdings under (i) the High Yield Notes or (ii) any Qualifying Holdings Debt.

         SECTION 6.2. Liens. (a) Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except:

                  (i) Liens created under the Loan Documents (including, without limitation, Liens securing Indebtedness of Holdings and the Parent created thereunder in accordance with Section 5.11B(d));

                  (ii) Permitted Encumbrances;

                  (iii) Liens on any ADP Property securing only ADP Obligations;

                  (iv) any Lien on any property or asset of Holdings or any Restricted Subsidiary existing on the date hereof and set forth in
         Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of Holdings or any Restricted Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or decrease the Weighted Average Life to Maturity thereof;

                  (v) any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of Holdings or any Restricted Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or decrease the Weighted Average Life to Maturity thereof;

                  (vi) Liens in favor of the Borrower or any Subsidiary Loan Party;

                  (vii) Liens on property of Holdings or any Restricted Subsidiary consisting of, or securing, licenses of such property;

                  (viii) Liens of a Specified Security securing Permitted Specified Security Hedging Transactions with respect to such Specified Security;

                  (ix) on any date on or after the Leverage Target Date, Liens created in connection with Permitted Receivables Financings, including, without limitation, Liens on proceeds in any form and bank accounts in which any such proceeds are deposited; provided that, except for the assets transferred pursuant to Permitted Receivables Dispositions made in connection with such Permitted Receivables Financings, no such Lien may extend to any assets of Borrower or any Subsidiary of the Borrower that is not a Receivables Subsidiary; and

                  (x) other Liens securing Indebtedness at any time outstanding that, together with the aggregate amount of Attributable Debt in respect of all Sale and Leaseback Transactions then outstanding, does not exceed 5% of the consolidated net property, plant and equipment of Holdings and the Restricted Subsidiaries at such time.

         (b) Notwithstanding anything to the contrary contained herein, Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its assets to secure (i) except in accordance with Section 5.11B(d), any obligations in respect of the High Yield Notes or any refinancing thereof, permitted under
Section 6.01(c), or (ii) except in accordance with Section 5.11B(d), any Qualifying Holdings Debt.

         SECTION 6.3. Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

         (b) The Borrower will not, and will not permit any other Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

         (c) Holdings will not engage in any business or activity other than (i) the ownership of all of the outstanding Equity Interests in the Borrower, (ii) the issuance of the High Yield Notes, (iii) issuances of Qualifying Holdings Debt, (iv) issuances of its Equity Interests, (v) the holding of 100% of the Equity Interests of any Unrestricted Subsidiary which is engaged exclusively in the buying, selling and trading of telecommunications services as a commodity on a developing or an established market (a "Trading Subsidiary") and (vi) the holding of Qualifying Borrower Indebtedness permitted under Section 6.01(q) and, with respect to each of the foregoing, activities incidental thereto. Holdings will not own or acquire any assets (other than Qualifying Equity Interests in the Borrower, Qualifying Borrower Indebtedness, Equity Interests in any Trading Subsidiary, cash and Cash Equivalent Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities in respect of the High Yield Notes, liabilities in respect of Qualified Holdings Debt permitted hereunder, liabilities in respect of the Structured Note Financing, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

         SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. Holdings will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, "Investments"), except:

         (a) Cash Equivalent Investments;

         (b) Investments existing on the date hereof and set forth on Schedule 6.04;

         (c) Investments by Holdings and the Restricted Subsidiaries in Equity Interests in Subsidiaries; provided that, (i) the aggregate amount of Investments by Loan Parties in, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (including, without limitation, any Deemed Subsidiary Investment pursuant to Section 6.14) shall be subject to the proviso to this Section 6.04 and (ii) all Equity Interests acquired or held by Holdings pursuant to this Section 6.04(c) shall be Qualifying Equity Interests in the Borrower or Equity Interests in a Trading Subsidiary;

         (d) loans or advances made by Holdings to any Restricted Subsidiary and made by any Restricted Subsidiary to any other Restricted Subsidiary; provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the proviso to this Section 6.04;

         (e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) no Restricted Subsidiary shall Guarantee any High Yield Notes, any Indebtedness of Holdings or the Borrower constituting a Qualifying Issuance or Qualifying Holdings Debt and (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not

Loan Parties that is Guaranteed by any Loan Party shall be subject to the proviso to this Section 6.04;

         (f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

         (g) acquisitions by the Borrower of ADP Property for consideration paid on and prior to any date not exceeding Additional Capital as of such date; minus
(i) Investments permitted under clause (ii) of the proviso to this Section 6.04 made on or prior to such date and (iii) Capital Expenditures permitted under
Section 6.08(b) made on or prior to such date;

         (h) Hedging Agreements permitted under Section 6.01(k);

         (i) Capital Expenditures made in accordance with Section 6.08;

         (j) subject to the proviso to this Section 6.04, Investments in the Telecommunications Business;

         (k) subject to the proviso to this Section 6.04, Investments in Existing International Joint Ventures; provided that the acquisition by Holdings or any Restricted Subsidiary of any equity interest in Algar Telecom S.A. (formerly known as Lightel S.A.) owned by the Parent or its subsidiaries (other than Holdings and the Subsidiaries) shall not be permitted under this clause (k) but shall only be permitted under clause (p) of this Section 6.04;

         (l) exchanges and substitutions of ADP Property for like property which take place prior to the occurrence of the Completion Date, the Expiration Date, the Termination Date, or an ADP Event of Default, Environmental Trigger or Unwind Event under the Operative Documents;

         (m) any Investment by a Restricted Subsidiary in any Person engaged in the Telecommunication Business if such Investment is made in connection with an agreement by such Person to utilize certain of the Borrower's or the Subsidiary Loan Parties' Telecommunications Business, provided that, at any date, (i) the aggregate amount of Investments made in all such Persons at any time outstanding pursuant to this paragraph (m) (valued at the cost of acquisition thereof, without regard to any increase or decrease in the value thereof based on subsequent performance of such Person, but net of any distributions received by the Borrower or any Subsidiary Loan Party in respect of such Investment) shall not exceed 15% of Consolidated Assets at such time and (ii) the aggregate amount of such Investments made in all such Persons with cash or Cash Equivalent Investments that are at any time outstanding pursuant to this paragraph (m) shall not exceed 5% of Consolidated Assets;

         (n) (i) loans to directors, officers and employees of Holdings or any Restricted Subsidiary all of the proceeds of which are used (A) to pay relocation expenses of any such director, officer or employee or (B) to purchase Equity Interests in Holdings pursuant to and in accordance with stock option plans or other benefit plans for directors, officers and employees of Holdings and its Restricted Subsidiaries, provided that, in the case of any of the Loans referred to in this subclause (B), any proceeds to Holdings of any such purchases of Equity Interests shall be contributed to the Borrower and (ii) other loans to directors, officers and employees of Holdings and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

         (o) trade accounts receivable for goods sold or services provided arising in the ordinary course of business and on customary payment terms (not to exceed 120 days after the date such receivables are accrued in accordance with GAAP);

         (p) Investments for which the consideration paid by Holdings and its Restricted Subsidiaries consists exclusively of Qualifying Equity Interests in Holdings;

         (q) Investments made in any Person (a "REINVESTMENT PERSON") in whom the Borrower or any of its Subsidiaries has, or at any time after the Closing Date had, an Investment permitted under clause (b), (f) or (p) above or this clause (q) (an "ORIGINAL INVESTMENT"); provided that the aggregate amount of Investments in any Reinvestment Person permitted under this clause (q) may not exceed the aggregate amount of the cash proceeds received, within 270 days prior to the making of such Investment, by the Borrower and its Subsidiaries from sales or other dispositions of, or distributions with respect to Original Investments in such Reinvestment Person;

         (r) Permitted Specified Security Hedging Transactions; and

         (s) Investments in Persons that become Subsidiary Loan Parties if such Persons, prior to such Investments, were engaged principally in the transmission of voice, video or data through or over owned or leased fiber optic cable and/or the holding, developing or constructing of assets or technology used therein;

         (t) Letters of Credit to support obligations of a Trading Subsidiary incurred in the ordinary course of business; and

         (u) capital contributions made by Holdings to the Borrower and by the Borrower to the Structured Note Trust, in each case in an aggregate principal amount not to exceed $100,000,000 and in order to consummate the Structured Note Financing;

         (v) Investments in Receivables Subsidiaries made in connection with Permitted Receivables Financings;

provided that the aggregate amount of all Investments (valued at the cost of acquisition thereof, without regard to any increase or decrease in the value thereof based on subsequent performance of the Person in which such Investment is held), but net, in case of each such Investment (but not below zero), of any distributions received by the Borrower or any Subsidiary Loan Party in respect of such Investment and any proceeds received upon any disposition (other than a disposition to Holdings or any of its Subsidiaries or the Parent or any of its Subsidiaries) of such Investment, made pursuant to Sections 6.04(j) and 6.04(k) on or prior to any date, or referred to in Section 6.04(c)(i), the proviso to Section 6.04(d) and Section 6.04(e)(ii) and made on or prior to such date, shall not exceed the sum of an amount (which amount, for purposes of this proviso only, shall not be less than zero) equal to (x) the amount of Additional Capital as of such date minus (y) (A) acquisitions of ADP Property permitted under Section 6.04(g) made on or prior to such date and (B) Capital Expenditures permitted under Section 6.08(b) made on or prior to such date.

         SECTION 6.5. Asset Sales. Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, nor will Holdings permit any of its Restricted Subsidiaries to issue any additional Equity Interests, except:

         (a) sales, transfers, leases or other dispositions of fiber optic cable capacity, sales of inventory, and sales of used or surplus equipment and Cash Equivalent Investments, in each case in the ordinary course of business;

         (b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

         (c) issuances to the Borrower or any other Restricted Subsidiary of Equity Interests in any Restricted Subsidiary other than the Borrower;

         (d) issuances to Holdings by the Borrower of Qualifying Equity Interests in the Borrower;

         (e) Permitted Telecommunications Asset Dispositions;

         (f) sales, transfers and dispositions of assets to the extent constituting Investments permitted under Section 6.04;

         (g) Restricted Payments permitted under Section 6.07(a) and payments of principal and interest permitted under Section 6.07(b);

         (h) the sale, transfer or other dispositions required by Section 5.17 or 5.18;

         (i) any transfer of Receivables and Related Transferred Rights (each as defined in the Security Agreement attached hereto as Exhibit K) in order to consummate a Permitted Receivables Transaction or to transfer such assets pursuant to a factoring arrangement; and

         (j) sales, transfers and dispositions of assets (other than Telecommunications Assets) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 6.05(j) shall not exceed $25,000,000 during any fiscal year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted under Sections 6.05(e) and 6.05(j) shall be made (x) for fair value and (y) only if at least 75% of the consideration paid therefor is cash or Cash Equivalent Investments (or, if less than 75%, the remainder of such consideration consists of Telecommunications Assets).

         SECTION 6.6. Sale and Leaseback Transactions. Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall (a) sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred or (b) lease any property, real or personal, from any entity substantially all of whose activities consist of acquiring, constructing or developing property to be leased to Holdings and the Restricted Subsidiaries pursuant to leases intended to cover, and measured by the cost of or the financing incurred by such entity to finance, such property (the transactions referred to in clause (a) and (b) being collectively referred to as "Sale and Leaseback Transactions"), except for (i) sales and leases of ADP Property pursuant to the ADP in respect of ADP Outstandings not to exceed $750,000,000 at any time outstanding and (ii) (x) any such sale referred to in clause (a) above of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 270 days after the Borrower or such other Restricted Subsidiary acquires or completes the construction of such fixed or capital asset and (y) any such lease referred to in clause (b) above providing for rental payments measured by the cost of the property leased or the financing incurred by the lessor thereof to acquire, construct or develop the property so leased; provided that the sum of the aggregate amount of Attributable Debt in respect of all such Sale and Leaseback Transactions permitted under this clause (ii) at any time outstanding (other than any such Attributable Debt with respect to any Sale and Leaseback Transaction constituting a Qualifying Issuance) and the aggregate amount of Indebtedness secured by Liens permitted by Section 6.02(a)(viii) at such time outstanding shall not exceed 5% of consolidated net property, plant and equipment of Holdings and the Restricted Subsidiaries at such time. For purposes of determining compliance with the proviso set forth in the immediately preceding sentence, Capital Lease Obligations shall not in any event be included in the calculation of "Attributable Debt."

         SECTION 6.7. Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or enter into any transaction the economic effect of which is substantially similar to any Restricted Payment, except (i) Holdings and the Borrower may declare and pay dividends with respect to their capital stock payable solely in additional shares of their respective common stock, (ii) Restricted Subsidiaries (other than the Borrower) may declare and pay dividends ratably with respect to their capital stock, (iii) Holdings may make Restricted Payments, not exceeding $3,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings and the Restricted Subsidiaries; (iv) so long as no Default shall have occurred and be continuing or result from the making of such payment, the Borrower may pay dividends to Holdings at such times and in such amounts as shall be necessary to permit Holdings to discharge, to the extent permitted hereunder, its permitted liabilities; (v) on and after the Leverage Target Date, Holdings may declare and pay dividends in cash with respect to its convertible preferred stock outstanding as of the Amendment No. 4 Effective Date in an amount not exceeding $40,000,000 in any fiscal year and the Borrower may declare and pay dividends to Holdings to permit Holdings to declare and pay such dividends and (vi) at any time after the consummation of the Structured Note Financing, the Borrower may declare and pay a dividend to Holdings so long as (x) the aggregate amount of such dividend shall not exceed the principal amount of the Structured Note Bridge Indebtedness outstanding at the time such dividend is paid plus accrued interest thereon, (y) no Default has occurred and is continuing or would result therefrom and (z) immediately upon receipt thereof, Holdings shall apply all of the proceeds of such dividend to repay in full the Structured Note Bridge Indebtedness then outstanding.

         (b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any High Yield Notes, any Qualifying Holdings Debt or any Qualifying Borrower Indebtedness (collectively "Specified Indebtedness"), or any voluntary payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness (or enter into any transaction the economic effect of which is substantially similar to any of the foregoing), except, provided no Default has occurred and is continuing or would result therefrom, payments of regularly scheduled interest as and when due in respect of any Specified Indebtedness other than Qualifying Borrower Indebtedness.

         SECTION 6.8. Limitation on Capital Expenditures. (a) Capital Expenditures (other than Capital Expenditures permitted under Section 6.08(b) below) for any fiscal year set forth below shall not exceed the amount set forth below opposite such fiscal year:

FISCAL YEAR                                               AMOUNT
-----------                                               ------
2001                                                  $2,750,000,000
2002                                                  $2,500,000,000
2003                                                  $2,250,000,000
2004                                                  $2,250,000,000
2005                                                  $2,250,000,000
2006 and each fiscal year thereafter                  $2,800,000,000

provided that if the aggregate amount of Capital Expenditures (other than Capital Expenditures permitted under Section 6.08(b) below) actually made in any such period or fiscal year shall be less than the limit with respect thereto set forth above (before giving effect to any increase therein pursuant to this proviso) (the "Base Amount"), then an amount equal to 50% of such shortfall may be added to the amount of such Capital Expenditures permitted for the immediately succeeding fiscal year (such amount to be added for any fiscal year, the "Rollover Amount"); provided further that any Capital Expenditures (other than Capital Expenditures permitted under Section 6.08(b) below) made during any fiscal year for which any Rollover Amount shall have been so added shall be applied, first, to the Rollover Amount added for such fiscal year and, second, to the Base Amount for such fiscal year.

         (b) In addition to Capital Expenditures permitted under Section 6.08(a) above, Holdings and the Restricted Subsidiaries may make (i) Capital Expenditures consisting of acquisitions of ADP Property permitted under Section 6.04(g) or 6.04(l) and (ii) Capital Expenditures on any date after the Amendment No. 4 Effective Date in an aggregate amount not to exceed Additional Capital as of such date minus (A) Investments permitted under clause (ii) of the proviso to
Section 6.04 made on or prior to such date and (B) purchases of ADP Property permitted under Section 6.04(g) made on or prior to such date.

         SECTION 6.9. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their respective Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to Holdings, the Borrower or such other Restricted Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07 and (d) transactions required to be effected pursuant to, and on terms provided for in, existing agreements (as in effect on the date hereof) listed in Schedule 6.09 hereto.

         SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or
(b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, the High Yield Notes or, to the extent that any such restrictions therein, taken as a whole, are no more restrictive than those contained in the High Yield Notes, any Qualifying Holdings Debt, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,
(iv) Section 6.10(a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) Section 6.10(a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

         SECTION 6.11. Fiscal Year. Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, change its fiscal year from a fiscal year ending December 31.

         SECTION 6.12. Change in Business. Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, engage in any material line of business other than the Telecommunications Business.

         SECTION 6.13. Amendment of Material Documents. Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, without the prior written consent of the Required Lenders, consent to any amendment, modification or waiver of (a) its certificate of incorporation, by-laws or other organizational documents (except for the filing of a Certificate of Designation with the Secretary of State of Delaware relating to the issuance of preferred securities that are Qualifying Equity Interests of such Person, to the extent provided for in its certificate of incorporation, by-laws or other organizational documents), (b) the Other Financing Documents,
(c) any agreements governing any Qualifying Holdings Debt, (d) the Parent Indemnity or (e) the Operative Documents, in each of the foregoing cases if such amendment, modification of waiver could reasonably be expected to have (i) an adverse effect on the ability of any Loan Party to perform any of its obligations under any Loan Document or the rights of, or benefits available to, the Lenders under any Loan Document or (ii) a Material Adverse Effect.

         SECTION 6.14. Designation of Unrestricted Subsidiaries. Holdings and the Borrower will not designate any Restricted Subsidiary (other than a newly created Subsidiary in which no Investment has previously been made) as an Unrestricted Subsidiary (a "Subsidiary Designation") unless:

         (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Subsidiary Designation;

         (ii) after giving effect to such Subsidiary Designation, Holdings would be in compliance with the covenants contained in Section
                  6.08 and Sections 6.15 through 6.19 on a pro forma basis as if such Subsidiary Designation had been made on the first day of the period of four fiscal quarters most recently ended in respect of which financial statements have been delivered by the Company pursuant to Section 5.01(a) or 5.01(b);

         (iii) Holdings has delivered to the Administrative Agent (x) written notice of such Subsidiary Designation and (y) a certificate of a Financial Officer setting forth in reasonable detail calculations demonstrating pro forma compliance with the financial covenants contained in
                  Section 6.08 and Sections 6.15 through 6.19, as required by clause (ii) above; and

         (iv) on the date of such Subsidiary Designation, Holdings and the Borrower would not be prohibited by Section 6.04(c) and the proviso to Section 6.04 from making an Investment (a "Deemed Subsidiary Investment") in an aggregate amount equal to the fair market value (valued at the date of such Subsidiary Designation) of (x) the net assets of such Restricted Subsidiary or (y) if less than 100% of the Equity Interests in such Restricted Subsidiary are held by Holdings and its Restricted Subsidiaries, in an aggregate amount equal to the percentage interest of Holdings and the Restricted Subsidiaries in such net assets.

         Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to (x) Guarantee any Indebtedness of any Unrestricted Subsidiary, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary, except in the case of clause (x) or (y) to the extent permitted under Section 6.01 and
Section 6.04 hereof. In no event may the Borrower be designated as an Unrestricted Subsidiary.

         SECTION 6.15. Total Net Debt to Contributed Capital Ratio. The Total Net Debt to Contributed Capital Ratio shall at no time prior to January 1, 2002 exceed .65 to 1.00.

         SECTION 6.16. Minimum EBITDA. The amount equal to (i) EBITDA for the period of four fiscal quarters ending during any period set forth below plus
(ii) ADP Interest Expense for such period minus (iii) gains for such period attributable to Dark Fiber and Capacity Dispositions plus (iv) Dark Fiber and Capacity Proceeds for such period shall not be less than the amount set forth below opposite such period:

PERIOD                                                AMOUNT
------                                                ------
January 1, 2001-March 31, 2001                        $200,000,000
April 1, 2001-June 30, 2001                           $300,000,000
July 1, 2001-September 30, 2001                       $350,000,000
October 1, 2001-December 31, 2001                     $350,000,000

         SECTION 6.17. Total Leverage Ratio. (a) The Total Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:

                                                      TOTAL
PERIOD                                                LEVERAGE RATIO
------                                                --------------
March 31, 2002-December 30, 2002                      12.50:1.00
December 31, 2002-December 30, 2003                   9.50:1.00
December 31, 2003 and thereafter                      4.00:1.00

         SECTION 6.18. Senior Leverage Ratio. The Senior Leverage Ratio during any period set forth below shall not exceed the ratio set forth below opposite such period:

                                                      SENIOR
PERIOD                                                LEVERAGE RATIO
------                                                --------------
March 31, 2002-December 30, 2002                      5.25:1.00
December 31, 2002-December 30, 2003                   3.25:1.00
December 31, 2003 and thereafter                      2.50:1.00

         SECTION 6.19. Interest Coverage Ratio. The Interest Coverage Ratio for any period of four consecutive fiscal quarters ending during any period set forth below shall not be less than the ratio set forth below opposite such period:

                                                     INTEREST
PERIOD                                               COVERAGE RATIO
------                                               --------------
June 30, 2002-June 29, 2003                          1.00:1.00
June 30, 2003-December 30, 2003                      1.50:1.00
December 31, 2003 and thereafter                     2.00:1.00

         SECTION 6.20. Financial Covenant Non-Compliance Cure. (a) At any time prior to the consummation of the Spin-Off, in the event that Holdings and the Restricted Subsidiaries fail to comply with any of Sections 6.15 through 6.19, inclusive, for any period or on any date set forth therein, the Parent shall have the right, but not the obligation, to make, within three Business Days of the date upon which financial statements as of the last day of such period are delivered or required to be delivered pursuant to Section 5.01(a) or (b), a cash equity contribution to Holdings in exchange for Qualifying Equity Interests of Holdings (which Holdings shall thereupon contribute to the Borrower, in exchange for Qualifying Equity Interests of the Borrower) to cure such failure.

          (b) If such contribution is made to cure a failure to comply with the covenant contained in Section 6.16, such contribution shall be in an amount sufficient, when added to EBITDA for the applicable period, to enable Holdings and the Restricted Subsidiaries to comply with such covenant on a consolidated basis. Upon the making of any such capital contribution to Holdings and to the Borrower in the amount specified above, the amount so contributed (to the extent, but only to the extent, of the shortfall in EBITDA for the applicable period) shall thereafter be deemed to have been EBITDA in the last fiscal quarter of such period for purposes of all calculations in respect of compliance with Section 6.16 thereafter.

          (c) If such contribution is made to cure a failure to comply with a covenant contained in Section 6.15, 6.17, 6.18 or 6.19, such contribution shall be in an amount sufficient, when applied to repay or prepay Indebtedness of Holdings and the Restricted Subsidiaries, to enable Holdings and the Restricted Subsidiaries, on a pro forma basis after giving effect to such contribution and application, to comply with such covenant on a consolidated basis.

          (d) The right to cure provided in this Section 6.20 may not be exercised in respect of more than two consecutive quarters or more than three times in the aggregate during the term of the Facilities.


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                                    ARTICLE 7

                                EVENTS OF DEFAULT

         SECTION 7.1. Events of Default. If any of the following events ("Events of Default") shall occur:

         (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

         (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

         (c) any representation or warranty made or deemed made by or on behalf of the Parent or any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

         (d) (i) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of Holdings or the Borrower), 5.10, 5.11A, 5.11B, 5.13, 5.17,
5.18 or in Article 6, or (i) such failure shall continue unremedied for a period of 30 days after the earlier to occur of (x) knowledge thereof by any Loan Party or (y) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

         (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Sections 7.01(a), 7.01(b) or 7.01(d)), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) knowledge thereof by any Loan Party or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

         (f) Holdings or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

         (g) any event or condition occurs that results in any Material Indebtedness or Permitted Receivables Financing becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or Permitted Receivables Financing or any trustee or agent on its or their behalf to cause any Material Indebtedness or Permitted Receivables Financing to become due, or to require the prepayment, repurchase,


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

redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.01(g) shall not apply to secured Indebtedness permitted hereunder that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

         (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (i) Holdings or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

         (j) Holdings or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due;

         (k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against Holdings, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Restricted Subsidiary to enforce any such judgment;

         (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and the Restricted Subsidiaries in an aggregate amount exceeding $25,000,000 for all periods;

         (m) any Lien (if any) purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having a fair market value in excess of $1,000,000, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) pursuant to a Collateral Release Event;


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

         (n) any Guarantee by Holdings or any Subsidiary Loan Party under any Loan Document shall cease for any reason (other than the merger out of existence of such Guarantor pursuant to a transaction permitted hereunder or pursuant to the express terms of such Guarantee) to be in full force and effect, or Holdings or any Subsidiary Loan Party shall so assert in writing;

         (o) a Change in Control shall occur; and

         (p) at any time prior to the consummation of the Spin-Off, the senior unsecured long-term debt of the Parent shall be rated less than BBB- by S&P or less than Baa3 by Moody's;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in Section 7.01(h) or 7.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.


                                    ARTICLE 8

                                   THE AGENTS

         SECTION 8.1. Appointment, Powers, Immunities. (a) Each Lender, Swingline Lender and Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

         (b) The institutions serving as Agents hereunder shall have the same rights and powers in their capacities as Lenders, Swingline Lenders or Issuing Banks, as the case may be, as any other Lenders, Swingline Lenders or Issuing Banks and may exercise the same as though they were not Agents, and each such institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

         (c) The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,
(ii) the Agents shall not have any duty to take


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

any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that an Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (iii) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any Subsidiary that is communicated to or obtained by any institution serving as an Agent or any of its affiliates in any capacity.

         (d) No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct.

         (e) No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article 4 or elsewhere in any Loan Document, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

         SECTION 8.2. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         SECTION 8.3. Delegation to Sub-Agents. Each Agent may perform any and all of its duties and exercise any of its rights and powers by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agents may perform any and all of their duties and exercise rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

         SECTION 8.4. Resignation of Agents. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks,


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

appoint a successor Agent which shall be a bank organized under the laws of the United States or any State thereof, having (x) an office in any State of the United States and (y) capital, surplus and undivided profits aggregating at least $200,000,000, or an affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

         SECTION 8.5. Non-reliance on Agents or other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

         SECTION 8.6. Syndication Agent, Incremental Facility Arrangers and Co-Documentation Agents. Notwithstanding anything in this Agreement or any Loan Document to the contrary, the Syndication Agent, the Incremental Facility Arrangers and the Co-Documentation Agents shall have no obligation or responsibility as such hereunder other than, in the case of the Syndication Agent or the Incremental Facility Arrangers, as expressly set forth herein.


                                    ARTICLE 9

                               HOLDINGS GUARANTEE

         SECTION 9.1. The Guarantee. Holdings unconditionally and irrevocably guarantees the full and punctual payment of all present and future indebtedness and other obligations of the Borrower evidenced by or arising under any Loan Document and all present and future indebtedness and other obligations of the Borrower or any other Restricted Subsidiary under any Hedging Agreement permitted under Section 6.01 (a "Specified Hedging Agreement") as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, according to the terms hereof and thereof (including, without limitation, any Post-Petition Interest). If the Borrower or any other Restricted Subsidiary fails punctually to pay any indebtedness or other obligation guaranteed hereby which is due and payable, Holdings unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrower or such other Restricted Subsidiary.

         SECTION 9.2. Guarantee Unconditional. The obligations of Holdings under this Article 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                  (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Loan Party under any Loan Document or Specified Hedging Agreement, by operation of law or otherwise;


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

                  (b) any modification, amendment or waiver of or supplement to any Loan Document or Specified Hedging Agreement;

                  (c) any release, impairment, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, for any obligation of the Borrower or any Loan Party under any Loan Document or Specified Hedging Agreement;

                  (d) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Loan Party or its assets, or any resulting release or discharge of any obligation of the Borrower or any other Loan Party contained in any Loan Document or Specified Hedging Agreement;

                  (e) the existence of any claim, set-off or other rights which Holdings may have at any time against the Borrower or any other Loan Party, any Agent, any Issuing Bank, any Lender or any other Person, whether or not arising in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

                  (f) any invalidity or unenforceability relating to or against the Borrower or any other Loan Party for any reason of any Loan Document or Specified Hedging Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any other Loan Party of any amount payable by it under any Loan Document or Specified Hedging Agreement; or

                  (g) any other act or omission to act or delay of any kind by any other Loan Party, any Lender or any other Person or any other circumstance that might, but for the provisions of this Section, constitute a legal or equitable discharge of Holdings' obligations under this Article 9.

         SECTION 9.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Holdings' obligations under this Article 9 constitute a continuing guaranty and shall remain in full force and effect until the Commitments shall have been terminated, all Letters of Credit shall have expired or been terminated, all Specified Hedging Agreements shall have been terminated and all amounts payable under the Loan Documents and the Specified Hedging Agreements shall have been indefeasibly paid in full. If at any time any amount payable by the Borrower under any Loan Document or by the Borrower or any other Restricted Subsidiary under any Specified Hedging Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, Holdings' obligations under this
Article 9 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

         SECTION 9.4. Waiver. Holdings irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Restricted Subsidiary or any other Person.


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

         SECTION 9.5. Subrogation. When Holdings makes any payment under this
Article 9 with respect to the obligations of the Borrower or any other Restricted Subsidiary, Holdings shall be subrogated to the rights of the payee against the Borrower or such other Restricted Subsidiary with respect to the portion of such obligations paid by Holdings; provided that Holdings shall not enforce any payment by way of subrogation or contribution against the Borrower or any Subsidiary so long as any amount payable under any Loan Document or Specified Hedging Agreement remains unpaid.

         SECTION 9.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Loan Party under any Loan Document or Specified Hedging Agreement is stayed upon the insolvency, bankruptcy or reorganization of such Loan Party, all such amounts otherwise subject to acceleration under the terms of such Loan Document or Specified Hedging Agreement shall nonetheless be payable by Holdings under this Article 9 forthwith on demand by the Administrative Agent made, in the case of any Loans, at the request of the requisite number of Lenders specified in Section 7.01 hereof or, in the case of obligations under a Specified Hedging Agreement, at the request of the relevant Lender or Lenders or affiliate or affiliates of such Lender or Lenders.

         SECTION 9.7. Successors and Assigns. This guarantee is for the benefit of the Lenders, the Hedge Counterparties and their respective successors and assigns. If any Loans, participations in Letters of Credit or Swingline Loans or other amounts payable under the Loan Documents are assigned pursuant to Section
10.04 of the Credit Agreement, or any rights under any Specified Hedging Agreement are assigned pursuant thereto, the rights under this Article 9, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness.


                                   ARTICLE 10

                                  MISCELLANEOUS

         SECTION 10.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (a) if to Holdings or the Borrower, to it at Williams Communications Group, Inc., One Williams Center, Suite 2600, Tulsa, Oklahoma 74172, Attention of (other than administrative notices) Scott E. Schubert (Telecopy No. 918-573-6024) or (for administrative notices) Attention of Kerri Lyle (Telecopy No. 918-573-6558);

         (b) if to the Administrative Agent, to it at Bank of America, N.A., 901 Main Street, Dallas, Texas 75202, Attention of (other than Borrowing Requests) Pamela Kurtzman, 64th Floor (Telecopy No. (214) 209-9390) or (for Borrowing Requests) Judy Schneidmiller, 14th Floor (Telecopy No. 214-209-2118);

         (c) if to Bank of America, as Issuing Bank, to it at 901 Main Street, 64th Floor, Main Street, Dallas, Texas 75202, Attention of Pamela Kurtzman (Telecopy No. 214-209-9390);

         (d) if to Chase, as Issuing Bank, to it at 270 Park Avenue, 37th Floor, New York, New York 10017, Attention of Joe Brusco (Telecopy No. 212-270-4164);


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

         (e) if to Bank of America, as Swingline Lender, to it at 901 Main Street, 64th Floor, Main Street, Dallas, Texas 75202, Attention of Pamela Kurtzman (Telecopy No. 214-209-9390);

         (f) if to Chase, as Swingline Lender, to it at One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Winslowe Ogbourne (Telecopy No. 212-552-5700); and

         (g) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 10.2. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by
Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, any Issuing Bank or any Swingline Lender may have had notice or knowledge of such Default at the time.

         (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Holdings or substantially all of the Subsidiary Loan Parties from their respective Guarantees hereunder under the Subsidiary Guarantee (except as expressly provided herein or therein), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) change any condition set forth in Section 4.03 without the written consent of each Incremental Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or requirements to make loans by, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, the affected Issuing Bank or the affected Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders with Commitments or Loans of any Class or Classes (but not Lenders with Commitments or Loans of any other Class or Classes) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the Lenders with Commitments or Loans of the affected Class or Classes.

         SECTION 10.3. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Incremental Facility Arrangers and their respective affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Syndication Agent and the Incremental Facility Arrangers in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
(iii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Incremental Facility Arrangers, any Issuing Bank, any Swingline Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Incremental Facility Arrangers and the Syndication Agent, any Issuing Bank, any Swingline Lender or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

         (b) The Borrower shall indemnify the Administrative Agent, the Syndication Agent, the Incremental Facility Arrangers, the Issuing Banks, the Swingline Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any Subsidiary, or any Environmental Liability related in any way to Holdings or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

         (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Incremental Facility Arrangers, any Issuing Bank or any Swingline Lender under Sections 10.03(a) or 10.03(b), each Lender severally agrees to pay to the Administrative Agent, the Syndication Agent, the Incremental Facility Arrangers, any Issuing Bank or any Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Syndication Agent, the Incremental Facility Arrangers, any Issuing Bank or any Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Loans (other than Revolving Loans) and unused Commitments (other than Revolving Commitments) at the time.

         (d) To the extent permitted by applicable law, Holdings and the Borrower will not and will not permit any other Restricted Subsidiary to assert, and each hereby waives for itself and on behalf of its subsidiaries, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

         (e) All amounts due under this Section shall be payable promptly after written demand therefor.

         SECTION 10.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit), except that the

Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank and each Swingline Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) (1) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) each of the Borrower (except in the case of an assignment to a Lender or an affiliate of a Lender) and Administrative Agent (except in the case of an assignment to an affiliate of a Lender) (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Banks and the Swingline Lenders) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, after giving effect to such assignment, the amount of the Commitments or Loans of each Class held by each of the assignor Lender and its affiliates and the assignee Lender and its affiliates (determined in each case as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this
Section 10.04(b)(iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment (excluding any assignment by a Lender to an affiliate of such Lender) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) the parties to each assignment by a Lender to an affiliate of such Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,500, (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vii) the Incremental Facility Arrangers shall be notified by the Administrative Agent of any assignment of the Incremental Facility; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e). Each Lender that is an investment fund hereby agrees to notify the Administrative Agent and the Incremental Facility Arrangers of any change of the identity of the investment manager for such fund.

         (2) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of each SPC that, at the time of such proposed amendment, has an outstanding Loan or Loans to the Borrower. For purposes of Section 10.02 of this Agreement and any other provision of any Loan Document requiring the consent or approval of any Lender, the Granting Lender shall, notwithstanding the funding of any Loans by any SPC, have the sole right to consent to or approve any waiver or amendment of any provision of this Agreement or any other Loan Document or to exercise any other right to consent or to grant approval under any Loan Document.

         (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in any State of the United States, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, any Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

         (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

         (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         SECTION 10.5. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

         SECTION 10.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 10.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 10.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and Swingline Lender and each of their respective affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank, Swingline Lender or affiliate to or for the credit or the account of the Borrower or Holdings against any and all of the obligations of the Borrower or Holdings, as the case may be, now or hereafter existing under this Agreement held by such Lender, Issuing Bank or Swingline Lender, irrespective of whether or not such Lender, Issuing Bank or Swingline Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, Issuing Bank and Swingline Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank or Swingline Lender may have.

         SECTION 10.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

         (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

         (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 10.11. Headings. Article and Section headings used herein and the Table of Contents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates' (other than affiliates that are direct competitors of any material business of Holdings and the Restricted Subsidiaries) directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than a direct competitor of any material business of Holdings and the Restricted Subsidiaries), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, "Information" means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                WILLIAMS COMMUNICATIONS, LLC


                                By /s/ Scott E. Schubert
                                   ---------------------------------------------
                                   Title: Senior Vice President and Chief
                                              Financial Officer


                                WILLIAMS COMMUNICATIONS GROUP, INC.


                                By /s/ Scott E. Schubert
                                   ---------------------------------------------
                                   Title: Senior Vice President and Chief
                                               Financial Officer


                                BANK OF AMERICA, N.A.


                                By /s/ Pamela S. Kurtzman
                                   ---------------------------------------------
                                   Title: Principal


                                THE CHASE MANHATTAN BANK


                                By /s/ Constance M. Coleman
                                   ---------------------------------------------
                                   Title: Vice President


                                BANK OF MONTREAL


                                By /s/ W.T. Calder
                                   ---------------------------------------------
                                   Title: Managing Director

                                THE BANK OF NEW YORK


                                By /s/ Brendan T. Nedzi
                                   ---------------------------------------------
                                   Title: Senior Vice President


                                SCOTIABANC INC.


                                By /s/ M. D. Smith
                                   ---------------------------------------------
                                   Title: Treasurer


                                ABN AMRO BANK, N.V.


                                By /s/
                                   ---------------------------------------------
                                   Title:


                                By /s/
                                   ---------------------------------------------
                                   Title:


                                FLEET NATIONAL BANK


                                By /s/ Suzanne M. MacKay
                                   ---------------------------------------------
                                   Title: Vice President


                                CIBC INC.


                                By /s/ Amy V. Kothari
                                   ---------------------------------------------
                                   Title: Executive Director

                                CREDIT SUISSE FIRST BOSTON


                                By /s/ David L. Sawyer
                                   ---------------------------------------------
                                   Title: Vice President


                                By /s/ Lalita Advani
                                   ---------------------------------------------
                                   Title: Assistant Vice President


                                DEUTSCHE BANK AG
                                NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH


                                By /s/ Steve M. Godeke
                                   ---------------------------------------------
                                   Title: Director


                                By /s/ Alexander Richarz
                                   ---------------------------------------------
                                   Title: Vice President


                                CREDIT LYONNAIS NEW YORK BRANCH


                                By /s/ Jeremy Horn
                                   ---------------------------------------------
                                   Title: Authorized Signature

                                BANK AUSTRIA CREDIT ANSTALT
                                CORPORATE FINANCE, INC.


                                By /s/ John T. Murphy
                                   ---------------------------------------------
                                   Title: Senior Vice President

                                By /s/ William W. Hunter
                                   ---------------------------------------------
                                   Title: Vice President


                                FIRST UNION NATIONAL BANK


                                By /s/ Brand Hosford
                                   ---------------------------------------------
                                   Title: Vice President


                                IBM CREDIT CORPORATION


                                By /s/ Thomas S. Curcio
                                   ---------------------------------------------
                                   Title: Manager of Credit


                                THE INDUSTRIAL BANK OF JAPAN,
                                LIMITED, NEW YORK BRANCH


                                By
                                   ---------------------------------------------
                                   Name:
                                   Title:

                                BANK OF OKLAHOMA N.A.


                                By /s/ Robert D. Mattax
                                   ---------------------------------------------
                                   Title: Senior Vice President


                                BANK ONE, N.A.


                                By
                                   ---------------------------------------------
                                   Name:
                                   Title:


                                KBC BANK, N.V.


                                By /s/ Robert Snauffer
                                   ---------------------------------------------
                                   Title: First Vice President


                                By /s/ Eric Raskin
                                   ---------------------------------------------
                                   Title: Assistant Vice President


                                THE FUJI BANK, LIMITED


                                By /s/ Nobuoki Koike
                                   ---------------------------------------------
                                   Title: Vice President & Senior Team Leader

                                INCREMENTAL TRANCHE A LENDERS:


                                BANK OF AMERICA, N.A.


                                By /s/ Pamela S. Kurtzman
                                   ---------------------------------------------
                                   Title: Principal


                                THE CHASE MANHATTAN BANK


                                By /s/ Constance M. Coleman
                                   ---------------------------------------------
                                   Title: Vice President


                                LEHMAN COMMERCIAL PAPER INC.


                                By /s/ G. Andrew Keith
                                   ---------------------------------------------
                                   Title: Authorized Signatory


                                CITICORP USA, INC.


                                By /s/ Caesar W. Wyszomirski
                                   ---------------------------------------------
                                   Title: Vice President


                                MERRILL LYNCH & CO., INC.


                                By /s/ Merrill Lynch & Co., Inc.
                                   ---------------------------------------------
                                   Name:  Parker A. Weil
                                   Title: Managing Director

Acknowledged and agreed:

CRITICAL CONNECTIONS, INC.
SBCI - PACIFIC NETWORKS, INC.
WCS COMMUNICATIONS SYSTEMS, INC.
WCS, INC.
WILLIAMS COMMUNICATIONS OF
     VIRGINIA, INC.
WILLIAMS COMMUNICATIONS
     PROCUREMENT, L.L.C.
WILLIAMS COMMUNICATIONS
     PROCUREMENT, L.P.
WILLIAMS GLOBAL COMMUNICATIONS
     HOLDINGS, INC.
WILLIAMS INTERNATIONAL
     VENTURES COMPANY
WILLIAMS LEARNING NETWORK, INC.
WILLIAMS LOCAL NETWORK, INC.
WILLIAMS WIRELESS, INC.
WILLIAMS TECHNOLOGY CENTER, LLC
WILLIAMS COMMUNICATIONS AIRCRAFT, LLC


All By:
       ------------------------------
Title:

                                  SCHEDULE 2.01
                                   COMMITMENTS

REVOLVING AND TERM                        REVOLVING          TERM
LENDERS                                   COMMITMENT      COMMITMENT
Bank of America, N.A.                     32,500,000       32,500,000
The Chase Manhattan Bank                  50,000,000       50,000,000
Bank of Montreal                          42,625,000       42,625,000
The Bank of New York                      42,625,000       42,625,000
ABN AMRO Bank N.V.                        34,250,000       34,250,000
CIBC Inc.                                 34,250,000       34,250,000
Credit Lyonnais
   New York Branch                        34,250,000       34,250,000
Credit Suisse First Boston                34,250,000       34,250,000
Deutsche Bank AG
   New York Branch and/or
   Cayman Islands Branch                  34,250,000       34,250,000
Fleet National Bank                       34,250,000       34,250,000
Scotiabanc Inc.                           34,250,000       34,250,000
Bank Austria Creditanstalt
   Corporate Finance, Inc.                17,500,000       17,500,000
First Union National Bank                 17,500,000       17,500,000
The Fuji Bank, Limited                    17,500,000       17,500,000
IBM Credit Corporation                    17,500,000       17,500,000
The Industrial Bank of Japan, Limited
   New York Branch                        17,500,000       17,500,000
Bank of Oklahoma N.A.                     10,000,000       10,000,000
Bank One, N.A.                            10,000,000       10,000,000
KBC Bank N.V.                             10,000,000       10,000,000
                           Total         525,000,000      525,000,000

         GRAND TOTAL                                     1,050,000,000


INCREMENTAL LENDERS

Citicorp USA, Inc.                                         150,000,000
Lehman Commercial Paper, Inc.                              150,000,000
Merrill Lynch & Co., Inc.                                   75,000,000
The Chase Manhattan Bank                                    40,000,000
Bank of America, N.A.                                       35,000,000

         GRAND TOTAL                                       450,000,000

                                    EXHIBIT D

                              Lessee's Certificate

--------------------------

--------------------------

--------------------------

--------------------------

         LEASE: Master Lease dated September 11, 2001, by and among Williams Headquarters Building Company, as Lessor, Williams Technology Center, LLC, as Lessee ("Lessee"), and Williams Communications, LLC, as Guarantor ("Guarantor") (the "Lease"), covering the Williams Technology Center and related land and improvements, all located in the City of Tulsa, Oklahoma (the "Premises").

                  Lessee hereby certifies and states to you the following:

                  1. The Lease is presently in full force and effect and unmodified [LIST AMENDMENTS IF APPLICABLE], and has not been cancelled or terminated.

                  2. The term of the Lease has commenced and the full rental is now accruing thereunder.

                  3. The undersigned has accepted possession of the Premises covered by the Lease and any and all improvements located thereon.

                  4. All improvements required by the terms of the Lease to be constructed by Lessor have been completed to the satisfaction of the undersigned.

                  5. Rent in the amount of $____________ was last paid on _________________, 20___, and no rent under the Lease has been paid more than thirty (30) days in advance of its due date.

                  6. The address for notices to be sent to the Lessee is as set forth in the Lease or, if there has been a change, at the address set forth hereinbelow.

                  7. Neither the Lessee nor the Guarantor, as of the date hereof, has any charge, lien or claim of offset under the Lease, the Guaranty or otherwise, against any rents or other charges due or to become due to the Lessor thereunder.

                  8. Neither the Lessor nor the Lessee, is in default under any of the terms of the Lease, and there currently exists no circumstance or event which with the passage of time, could mature into a default by any party under the Lease.

                  9. The Guaranty dated of even date with the Lease, and all of its terms, covenants and conditions, are in full force and effect.

                  [ADD ADDITIONAL PROVISIONS NECESSARY FOR PARTICULAR TRANSACTION].

                  The Lessee understands that in connection with [DESCRIBE TRANSACTION IN QUESTION], your company is specifically relying on the accuracy and completeness of all of the statements contained herein.

                  EXECUTED this ____ day of _________________, 20___.


                                           WILLIAMS TECHNOLOGY CENTER, LLC,
                                           A Delaware Limited Liability Company



                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------

                                           -------------------------------------
                                                        (Address)

                                           -------------------------------------
                                                    (City, State, Zip)

                                    EXHIBIT E

                             Permitted Encumbrances

         (a) Encumbrances imposed by law for taxes that are not yet due or are being contested in compliance with the Lease;

         (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with the Lease;

         (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

         (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

         (e) judgment liens in respect of judgments that do not constitute an Event of Default under the Lease; and

         (f) easements, zoning restrictions, rights-of-way and similar Encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the Leased Properties or interfere with the ordinary conduct of business of Lessee or Guarantor;

         (g) Schedule B-Section 2, Exception No.'s 3 and 6 through 37 of Commitment for Title Insurance No. E-134132-A, dated July 2, 2001, at 7:00 a.m. and issued by Guaranty Abstract Company on behalf of Lawyers Title Insurance Corporation.

provided that the term "Permitted Encumbrances" shall not include any Encumbrance securing any Debt.

                                    EXHIBIT F


                      CONSENT AND NON-DISTURBANCE AGREEMENT

         THIS CONSENT AND NON-DISTURBANCE AGREEMENT is entered into as of the ____ day of _____________, 20__, between WILLIAMS HEADQUARTERS BUILDING COMPANY, a Delaware corporation ("Lessor"), having an office at One Williams Center, Suite 2200, Tulsa, Oklahoma 74172, and
______________________________________________, a ____________________
("Sublessee"), having an office at ______________________________
___________________________.

                                    RECITALS

         A. By that certain Master Lease entered into between Lessor and WILLIAMS TECHNOLOGY CENTER, LLC, a Delaware limited liability company ("Lessee"), dated effective as of September 11, 2001, Lessor leased certain real property and improvements commonly known as the Williams Technology Center, Tulsa, Oklahoma (collectively the "Premises") to Lessee (the "Master Lease").

         B. By that certain Sublease Agreement dated _____________, 20__, entered into between Lessee and Sublessee, Lessee subleased a portion of the Premises to Sublessee (the "Sublease"), which Sublease's effectiveness was conditioned upon the receipt of Lessor's consent thereto.

         C. The parties hereto desire to provide for the consent by Lessor to the Sublease, and the non-disturbance of Sublessee by the Lessor, in specified circumstances in the event the Master Lease is terminated.

         IN CONSIDERATION of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. CONSENT TO SUBLEASE. Lessor hereby consents to the Sublease and all of its terms, covenants and conditions, subject to the terms of this Agreement. Sublessee agrees that no amendment or modification of the Sublease shall be valid or enforceable unless and until the Lessor has specifically consented to such amendment or modification in writing, in each and every instance.

         2. SUBLEASE CONTINUATION. In the event the Master Lease is terminated, provided Sublessee is not then in default under the Sublease, the Sublease shall continue in full force and effect, without necessity for executing any new lease, as a direct lease between Sublessee and the Lessor, upon all of the same terms, covenants and provisions contained in the Sublease and in such event:

                  2.1 Sublessee Bound. Sublessee shall be bound to Lessor under all of the terms, covenants and provisions of the Sublease for the remainder of the term thereof (including any extension periods, if Sublessee elects or has elected to exercise any option to extend the term) and Sublessee hereby agrees to attorn to Lessor under the Sublease; and

                  2.2 Lessor Bound. From and after the termination of the Master Lease, so long as Lessor is the owner of the Premises, Lessor shall be subject to and shall be deemed to have assumed all of the terms, covenants and provisions of the Sublease for the remainder of the term thereof (including also any extension periods, if Sublessee elects or has elected to exercise its option to extend the term).

         3. NOTICES. Any notices or communications given under this Agreement shall be in writing and shall be deemed given on the earlier of actual receipt or three (3) days after deposit in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid, at the respective addresses set forth above, or at such other address as the party entitled to notice may designate by written notice as provided herein.

         4. SUCCESSORS AND ASSIGNS. Except as otherwise provided in Paragraph 2 hereinabove, this Agreement shall bind and inure to the benefit the parties hereto and their respective successors and assigns.

         5. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and cannot be changed, modified, waived or canceled except by an agreement in writing executed by the parties against whom enforcement of such modification, change, waiver or cancellation is sought.

         EXECUTED as of the date first hereinabove written.

LESSOR:                                    WILLIAMS HEADQUARTERS BUILDING
                                           COMPANY, A Delaware Corporation

                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------

SUBLESSEE:                                                                     ,
                                           ------------------------------------
                                           A
                                             -----------------------------------
                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------

                                    EXHIBIT G

                        Memorandum or Short Form of Lease

AFTER RECORDING RETURN TO


Ms. Arlene M. Phillips
Guaranty Abstract Company
320 S. Boulder
Tulsa, Oklahoma  74103-3400
                                 (This space reserved for recording information)


                           MEMORANDUM OF MASTER LEASE

                  THIS MEMORANDUM OF MASTER LEASE, is entered into this 11th day of September, 2001, by and among WILLIAMS HEADQUARTERS BUILDING COMPANY, a Delaware corporation ("Lessor"), WILLIAMS TECHNOLOGY CENTER, LLC, a Delaware limited liability company ("Lessee"), and WILLIAMS COMMUNICATIONS, LLC, a Delaware limited liability company ("Guarantor").

                                   WITNESSETH:

                  For and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Lessor hereby demises, leases and lets to the Lessee, and Lessee hereby takes, leases and lets from Lessor, certain real property more particularly described on Exhibit "A" attached hereto and made a part hereof, together with the improvements located thereon and various items of personal property and fixtures connected therewith, in the City of Tulsa, County of Tulsa, State of Oklahoma (all of which are more particularly described in the Master Lease hereinafter referenced), together with all the hereditaments, privileges and appurtenances thereto belonging (hereinafter collectively called the "Leased Properties").

                  TO HAVE AND TO HOLD the Leased Properties for a term of ten
(10) years, commencing on September 11, 2001, and terminating at 12:00 P.M. on September 10, 2011 (the "Term"), with the option (i) in Lessee to purchase the Leased Properties by written notice to Lessor ,and (ii) in Lessor to require the Lessee to purchase the Leased Properties, all as provided under the terms of a certain Master Lease Agreement dated effective as of September 11, 2001, entered into by and among Lessor, Lessee and Guarantor (hereinafter called the "Master Lease"), at the rentals and subject to the terms, covenants and conditions appearing in the Master Lease. The Master Lease also contains the guaranty by Guarantor, of all of the duties and obligations of Lessee set forth therein as well as certain other duties and obligations.

         1. MORTGAGE. Subject to the terms and conditions of the Master Lease, and in addition to all other rights and remedies of Lessor as contained herein or under applicable law, the Lessee does hereby mortgage, pledge, grant, bargain, sell, convey, assign, warrant, transfer and set over to the Lessor, WITH POWER OF SALE, to the extent permitted by applicable law: (i) all of the Lessee's right, title and interest, if any, in the Leased Properties, and (ii) all of the Lessee's right, title and interest in and to all proceeds of the conversion, whether voluntary or involuntary, of any of the Leased Properties into cash or other liquid claims, including, without limitation, all awards, payments or proceeds, including interest thereon, and the right to receive the same, which may be made as a result of casualty, any exercise of the right of eminent domain or deed in lieu thereof, the alteration of the grade of any street and any injury to or decrease in the value thereof, the foregoing collectively being referred to hereinafter as the "Security Property".

TO HAVE AND TO HOLD the foregoing rights, interests and properties, and all rights, estates, powers and privileges appurtenant thereto, unto the Lessor, its successors and assigns, forever, for the uses and purposes herein expressed, but not otherwise.

         2. SECURITY INTEREST. Subject to the terms and conditions of the Master Lease, the Lessee hereby grants to the Lessor a security interest in the Lessee's interest, if any, in that portion of the Security Property (the "UCC Property") subject to the Uniform Commercial Code of the State of Oklahoma (the "UCC"). The Master Lease shall also be deemed to be a security agreement and a financing statement filed as a fixture filing pursuant to 12A O.S. Section 9-402(6) and shall support any financing statement showing the Lessor's interest as a secured party with respect to any portion of the UCC Property described in such financing statement. The Lessee agrees, at its sole cost and expense, to execute, deliver and file from time to time such further instruments as may be requested by the Lessor to confirm and perfect the lien of the security interest in the collateral described in the Master Lease.

         3. ASSIGNMENT OF LEASES AND RENTS. The Lessee hereby irrevocably assigns, conveys, transfers and sets over unto the Lessor (subject, however, to the Master Lease and the rights of the Lessee thereunder and hereunder) all and every part of the rents, issues and profits that may from time to time become due and payable on account of any and all subleases or other occupancy agreements now existing, or that may hereafter come into existence with respect to the Leased Properties or any part thereof, including any guaranties of such subleases or other occupancy agreements. Upon request of the Lessor, the Lessee shall execute and cause to be recorded, at its expense, supplemental or additional assignments of any subleases or other occupancy agreements, of the Leased Properties. Upon the occurrence and continuance of a Event of Default, the Lessor is hereby fully authorized and empowered in its discretion (in addition to all other powers and rights herein granted), to apply for and collect and receive all such rents, issues and profits and to enforce any guaranty or guaranties, and all money so received under and by virtue of this assignment shall be held and applied as further security for the payment of the indebtedness secured hereby and to assure the performance by the Lessee of its covenants, agreements and obligations under the Master Lease.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW THE LESSOR TO TAKE THE SECURITY PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT BY THE LESSEE.

         4. INCORPORATION OF TERMS. The terms, covenants and conditions of the Master Lease are incorporated herein by reference with the same force and effect as though fully set forth herein. Capitalized terms not specifically defined herein shall have the meanings as set forth in the Master Lease.

         5. EFFECT OF MEMORANDUM. The purpose of this Memorandum of Master Lease is to give notice of the existence of such Master Lease, and it is understood that this Memorandum of Master Lease shall not modify or amend the Master Lease in any respect. In the event there are any conflicts between the Master Lease and this Memorandum of Master Lease, the Master Lease shall control in all cases.

                  IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.

LESSOR                                     WILLIAMS HEADQUARTERS BUILDING
                                           COMPANY, A Delaware Corporation


                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------



LESSEE                                     WILLIAMS TECHNOLOGY CENTER, LLC,
                                           A Delaware Limited Liability Company


                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------



GUARANTOR                                  WILLIAMS COMMUNICATIONS, LLC,
                                           A Delaware Limited Liability Company


                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------

STATE OF OKLAHOMA       )
                        )       Section
COUNTY OF TULSA         )

                  The foregoing instrument was acknowledged before me on September _____, 2001, by Mark W. Husband, as Assistant Treasurer of WILLIAMS HEADQUARTERS BUILDING COMPANY, a Delaware corporation.


                                                  ------------------------------
                                                  Notary Public
My Commission Expires:

------------------------
(SEAL)




STATE OF OKLAHOMA       )
                        )       Section
COUNTY OF TULSA         )

                  The foregoing instrument was acknowledged before me on September ____, 2001, by __________________________, as Vice President of
WILLIAMS TECHNOLOGY CENTER, LLC, a Delaware limited liability company.


                                                  ------------------------------
                                                  Notary Public
My Commission Expires:

------------------------
(SEAL)

STATE OF OKLAHOMA       )
                        )       Section
COUNTY OF TULSA         )

                  The foregoing instrument was acknowledged before me on September ______, 2001, by __________________________________, as Vice President
of WILLIAMS COMMUNICATIONS, LLC, a Delaware limited liability company.


                                                  ------------------------------
                                                  Notary Public
My Commission Expires:

------------------------
(SEAL)

                                    EXHIBIT H

                                    GUARANTY


TO:      WILLIAMS HEADQUARTERS BUILDING COMPANY ("Lessor")
         One Williams Center, Suite 2200
         Tulsa, Oklahoma  74172

                  Lessor is hereby requested by the undersigned (the "Guarantor"), to extend credit to Williams Technology Center, LLC, a Delaware limited liability company (hereinafter called the "Lessee") in the principal amount of TWO HUNDRED FORTY-FIVE MILLION AND NO/100 DOLLARS ($245,000,000.00) evidenced by that certain Master Lease of even date herewith, and executed among Lessee, Lessor and Guarantor (the "Master Lease"), as further described in that certain Agreement of Purchase and Sale of even date herewith, between Lessee and Lessor (the "Purchase Agreement").

                  To induce Lessor to extend such credit, in consideration thereof, and in consideration of the benefits to accrue to the undersigned therefrom, the undersigned hereby guarantees to Lessor the prompt payment at maturity, and at all times thereafter, of such indebtedness, including interest thereon and all costs, reasonable attorney's fees, and expenses which may be suffered by Lessor by reason of the Lessee's default in the payment of such indebtedness or the default of the Guarantor hereunder. Guarantor further guarantees to Lessor the full, punctual and faithful performance of each and every covenant, term, condition or obligation to be performed by the Lessee in respect to the Master Lease and/or the terms of any other instrument executed in connection with or as security for the payment of the indebtedness, including without limitation, the Purchase Agreement.

                  This is an absolute and continuing guarantee of payment in any event and shall not terminate until Lessor has been paid in full the total amount of such indebtedness and the Lessee has performed all obligations as prescribed in the Master Lease.

                  Guarantor agrees that the liability under this Guaranty shall not be released, diminished, impaired, reduced or affected by:

                  a. The taking or accepting of any other security or guaranty for any or all of such indebtedness or obligation;

                  b. Any release, surrender, exchange, subordination or loss of any security at any time existing in connection with any or all of such indebtedness;

                  c. Any partial release of the liability of the undersigned hereunder or under any other instrument executed in connection with or as security for such indebtedness;

                  d. The insolvency, bankruptcy, disability or lack of entity power of Lessee,

Guarantor, or any party at any time liable for the payment of any or all of such indebtedness whether now existing or hereafter occurring;

                  e. Any renewal, extension and/or rearrangement of the Master Lease or the payment of any or all of the indebtedness or the performance of any covenants contained in any instrument executed in connection with such indebtedness, either with or without notice to or consent of Guarantor, or any adjustment, indulgence, forbearance or compromise that may be granted or given by Lessor to any party;

                  f. Any neglect, delay, omission, failure or refusal of Lessor to take or prosecute any action for the collection of any of such indebtedness or to foreclose or take or prosecute any action in connection with the Master Lease or as security for any of such indebtedness; or

                  g. Any failure of Lessor to notify Guarantor of any renewal, extension or assignment of the indebtedness guaranteed hereby, or any part thereof, or the release of any security or of any other action taken or refrained from being taken by Lessor against Lessee or any new agreement between Lessor and Lessee, it being understood that Lessor shall not be required to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the indebtedness hereby guaranteed.

                  In the event of default in payment or performance by Lessee, Guarantor agrees that after the expiration of any applicable cure period set forth in the Master Lease, Lessor may first proceed against this Guaranty and against any security given by Guarantor in connection herewith to satisfy such indebtedness, without first having (i) to proceed against the Lessee, or (ii) to proceed against or give credit for any security which may have been given to Lessor by the Lessee or any other party.

                  Guarantor hereby waives notice of acceptance hereof and the presentment, demand, protest and notice of nonpayment or nonperformance, or protest in connection with the Master Lease, and Guarantor waives all set-offs and counterclaims. Payment and performance by Guarantor hereunder shall not entitle Guarantor, by subrogation or otherwise, to any payment by Lessee except after Lessor has received full payment and performance of all amounts and obligations to be paid and performed by the Lessee contingently, absolutely or otherwise, by reason of the instruments described herein.

                  Guarantor hereby waives and relinquishes any right of reimbursement, subrogation, indemnification or other recourse or claim, whether contingent or matured, which Guarantor may have against Lessee. It is the express intent of Guarantor to eliminate any debtor/creditor relationship between Guarantor and Lessee. Guarantor hereby expressly releases and waives any and all present and future rights as a creditor of Lessee in all respects. Guarantor further waives and relinquishes all rights, remedies, defenses and claims and/or rights of counterclaim, recoupment, offset or setoff, including, but not limited to, all offsets, setoffs, rights, remedies or defenses which may be afforded Guarantor by any of Title 12, OKLA. STAT. Section 686 and/or Title 15, OKLA. STAT. Sections 334, 337, 338 and 344, as any of such statutes may be amended from time to time.

                  This Guaranty shall be binding on Guarantor, its successors and assigns, and shall inure to the benefit of Lessor and its successors and assigns. All of Lessor's rights hereunder shall be cumulative and not alternative.

                  This instrument is executed and delivered as an incident to a lending transaction negotiated and consummated in Tulsa, Oklahoma, and shall be construed according to the laws of the State of Oklahoma.

                  If any provision of this Guaranty shall be held to be void or unenforceable for any reason, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such void or unenforceable provision while still remaining valid and enforceable, and the remaining terms or provisions hereof shall not be affected thereby.

                  EXECUTED this 11th day of September, 2001.


                                           WILLIAMS COMMUNICATIONS, LLC,
                                           A Delaware Limited Liability Company


                                           By:
                                               ---------------------------------
                                           Name:
                                                 -------------------------------
                                           Title:
                                                  ------------------------------

                                    EXHIBIT I

                            Interest Rate Calculation


The following definitions shall apply to this EXHIBIT I:

         "ABR", when used herein, refers to interest at a rate determined by reference to the Alternate Base Rate.

         "Applicable Margin" means, for any day, (i) the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the Guarantor's Bank Facility Rating set by S&P and Moody's, respectively, applicable on such date plus (ii) the applicable rate per annum set forth below under the caption "Leverage Premium", unless the Total Leverage Ratio, as determined by reference to the financial statements delivered to the Lessor in respect of the most recently ended fiscal quarter of WCG, is less than 6:00 to 1:00.

         "Eurodollar", when used herein, refers to interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Facilities" means the Term Facility, the Revolving Facility, the Incremental Facility and each Additional Incremental Facility, all as defined in the Credit Agreement.

         "LIBO Rate" means, with respect to any Eurodollar Rate, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lessor from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two
(2) Business Days prior to the first day of each calendar month, as the rate for dollar deposits with a maturity of thirty (30) days. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity of thirty (30) days are offered by the principal London office of the CitiBank, N.A., in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of each calendar month. In either case, the applicable LIBO Rate shall be effective for the calendar month next succeeding the date of such determination.

         "Moody's" means Moody's Investors Service, Inc.

         "S&P" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies.


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

At Lessee's option, ABR plus Applicable Margin or LIBO Rate plus Applicable Margin (the "Rate") as determined from time to time by S&P or by Moody's based on Guarantor's Facilities Rating in accordance with the grid below:

                                   Facilities Rating of                                 EURODOLLAR       Leverage
                                        Guarantor                      ABR Spread         SPREAD          Premium
                                   --------------------                ----------       ----------       --------
       Level I                   BBB- and Baa3 or higher                 0.50%            1. 50%           .25%
       Level II                        BB+ and Ba1                      0.875%            1.875%           .25%
      Level III                         BB and Ba2                       1.25%             2.25%           .25%
       Level IV                        BB- and Ba3                       1.50%             2.50%           .25%
       Level V               Lower than BB- or lower than Ba3            1.75%             2.75%           .25%

         For purposes of the foregoing (i) if neither S&P nor Moody's or any replacement or successor facility of similar size shall have in effect a rating for the Facilities, then the Applicable Margin shall be the rate set forth in Level V, (ii) if either S&P or Moody's, but not both S&P and Moody's, shall have in effect a rating for the Facilities, then the Applicable Margin shall be based on such rating, (iii) if the ratings established by S&P and Moody's for the Facilities shall fall within different Levels, then the Applicable Margin shall be based on the lower of the two ratings, (iv) if the ratings established by S&P and Moody's for the Facilities shall fall within the same Level, then the Applicable Margin shall be based on that Level and (v) if the ratings established by S&P and Moody's for the Facilities shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

                                    EXHIBIT J

                          Realty Base Rent Computation


Monthly Realty Base Rent to be an amount as would be necessary to amortize $168,892,596 (the "Realty Base Rent Principal") on a straight-line basis over a period of four hundred and eighty (480) months plus interest (the "Realty Base Rent Interest") calculated at the Rate for the first thirty-six (36) months after the Commencement Date and on a straight-line basis over a period of two hundred and four (204) months plus interest calculated at the Rate for the remaining balance thereafter, subject however to the adjustments made with respect to levels two (2) and three (3) of the Center as set forth in Section
3.1. On the Realty Expiration Date, a final payment of Realty Base Rent in the amount computed by taking what would be the remaining Realty Base Rent Principal as amortized pursuant to this EXHIBIT J, as of the Realty Expiration Date.

                                    EXHIBIT K

             Category 1 FF&E Tangible Personal Property Description

                                                        AFE                             AMOUNT
                                                        ---                             ------
        Furniture                                            #10001052               $17,878,000
        Design Fees & Expenses                               #10001285               $ 2,345,477
        Voice Systems                                       IT-VS-2001               $ 5,465,827
        Flooring (initial order)                  #10000723 & 10001038               $ 1,677,487
        Contingent Costs                                                             $ 1,189,689
                                                                                     -----------
        SUBTOTAL                                                                     $28,556,480

The Lessor and Lessee agree to reconcile the exact Category 1 FF&E within forty-five (45) days of the Substantial Completion Date as defined in the Construction Completion Agreement.

                                    EXHIBIT L

                      Category 1 FF&E Base Rent Computation


CATEGORY 1 FF&E BASE RENT. Monthly Category 1 FF&E Base Rent to be an amount as would be necessary to amortize $28,556,480 on a straight-line basis over a period of sixty (60) months plus interest calculated at the Rate.

                                    EXHIBIT M

             Category 2 FF&E Tangible Personal Property Description

                                                                AFE                     AMOUNT
                                                                ---                     ------
        Desktop                                             IT-DT-2001               $ 7,608,570
        Audio Visual                                         #10001221               $19,996,330
        Data Network                                        IT-DN-2001               $13,800,779
        Servers                                             IT-SA-2001               $ 5,867,282
        Contingent Costs                                                             $   277,963
                                                                                     -----------
        SUBTOTAL                                                                     $47,550,924


   The Lessor and Lessee agree to reconcile the exact Category 2 FF&E within forty-five (45) days of the Substantial Completion Date as defined in the Construction Completion Agreement.

                                    EXHIBIT N

                      Category 2 FF&E Base Rent Computation


CATEGORY 2 FF&E BASE RENT. Monthly Category 2 FF&E Base Rent to be an amount as would be necessary to amortize $47,550,924 on a straight-line basis over a period of thirty-six (36) months plus interest calculated at the Rate.

                                    EXHIBIT O


         1. OPTION TO PURCHASE/ PUT OPTION TERMS

                  1.1 SALE AGREEMENT. Upon the exercise by Lessee of its option to purchase or by Lessor of its option to require the Lessee to purchase (either being described herein as an "Exercise of Option"), both as set forth in Article XLII, the Lessor agrees to sell to the Lessee and the Lessee agrees to purchase from the Lessor the Realty for the Repurchase Price, on the terms hereinafter stated.

                  1.2 TITLE. Lessor shall transfer title to the Realty subject only to outstanding mineral interests of record, if any, the Permitted Exceptions and such other easements, restrictions of record.

                  1.3 LESSOR'S DELIVERIES BEFORE CLOSING. Within twenty (20) days after the Exercise Date, Lessor will deliver to Lessee the following:

                           1.3.1 Leases and Contracts. Access to all leases and
                  contracts affecting the ownership, operation or maintenance of the Realty.

                           1.3.2 Survey. Any existing surveys of the Realty, in
                  Lessor's possession or
                  control.

                  1.4 SELLER'S DELIVERIES AT CLOSING. At Closing, Lessor shall deliver to Lessee the following:

                           1.4.1 Deed. A duly-executed and acknowledged Special
                  Warranty Deed the form of which is attached hereto as Exhibit I conveying to the Lessee marketable fee simple title to all of the Realty free of all liens and Encumbrances and defects in title except as set forth in to Paragraph 1.2 hereinabove.

                           1.4.2 Evidence of Authority. Reasonable evidence of
                  the Lessor's authority to consummate the transactions contemplated hereby.

                           1.4.3 Leases and Contracts. The originals of the
                  items listed in Paragraph 1.3.1 hereinabove.

                           1.4.4 Lien Affidavit. Affidavit executed by Lessor in
                  form acceptable to the title company to the effect that the Realty is free from claims for mechanics', materialmen's and laborers' liens except as arising from the acts of Lessee.


                           1.4.6 Bill of Sale. If the Closing Date occurs on or
                  prior to either the Category 1 FF&E Expiration Date at the Category 2 FF&E Expiration Date, a

                  Special Warranty Bill of Sale covering the Category 1 FF&E and/or the Category 2 FF&E, as applicable.

                  1.5 LESSEE'S DELIVERIES AT CLOSING. At Closing, Lessee shall deliver to Lessor the following:

                           1.5.1 Consideration. The Repurchase Price.

                  1.6 CLOSING COSTS. All of the closing costs of or related to this transaction of whatever character or nature, and regardless of which party may have incurred the same shall be payable in full, by the Lessee.

                  1.7 CLOSING DATE. In the event of the Exercise Option, the closing (the "Closing Date") of the purchase and sale of the Realty shall be the earlier to occur of (i) the Realty Expiration Date, or
         (ii) ninety (90) days after the Exercise Date, with the exact date of Closing Date to be set by Lessor upon at least ten (10) days prior written notice to Lessee.

         2. PURCHASE AND SALE TERMS FOR LEASED PERSONAL PROPERTY.

         TRANSFER UPON PAYMENT. Upon the payment in full in each case of (i) the Category 1 FF&E Base Rent and (ii) the Category 2 FF&E Base Rent, the Lessor agrees to sell to Lessee and Lessee agrees to purchase from Lessor for no additional consideration, the Category 1 FF&E and Category 2 FF&E respectively. In the event of either of the foregoing,
         (i) within twenty (20) days after the Category 2 FF&E Expiration Date the Lessor shall provide to Lessee a Special Warranty Bill of Sale covering $47,550,924 of original cost of Category 2 FF&E, and (ii) within twenty (20) days after the Category 1 FF&E Expiration Date shall provide to Lessee a Special Warranty Bill of Sale covering $28,556,481 of original cost of Category 1 FF&E.

         3. DEFAULT AND REMEDIES. In the event either party defaults in the performance of any obligations under this EXHIBIT O, the non-defaulting party shall give written notice of such default to the defaulting party. The defaulting party (i) shall have thirty (30) days from receipt of such notice in which to cure such default, or (ii) in the event such default involves performance other than the payment of money, and cannot be reasonably cured within such thirty (30) day period notwithstanding the diligent efforts of the defaulting party, shall have such additional period as may be necessary to cure such default so long as the defaulting party has commenced such cure within such thirty (30) day period and thereafter diligently and continuously pursues a cure of such default. In the event any such default is not cured within such period, the non-defaulting party shall be entitled either (i) to waive such default in writing, or (ii) to pursue any and all of its rights and remedies under applicable law, including, without limitation, specific performance.

                                    EXHIBIT P

                                 UCC INFORMATION


                                  AS TO LESSEE:

Jurisdiction of Organization:  Delaware

Type of Organization:  Limited Liability Company

Federal Employer Identification Number:  Applied For

State Organization Number:  Delaware 3352656

Principal Place of Business and Mailing Address:  One Technology Center
                                                  Tulsa, Oklahoma 74103



                                AS TO GUARANTOR:

Jurisdiction of Organization:  Delaware

Type of Organization:  Limited Liability Company

Federal Employer Identification Number:  73-1349451

State Organization Number:  Delaware 2206783

Principal Place of Business and Mailing Address:  One Technology Center
                                                  Tulsa, Oklahoma 74103

                                  SCHEDULE 22.2

                                Sublease Parties

                                      None